Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AMONG

AUXILIUM PHARMACEUTICALS, INC.

AND

ENDO INTERNATIONAL PLC

AND

ENDO U.S. INC.

AND

AVALON MERGER SUB INC.

October 8, 2014

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1

1.1	Definitions	1
1.2	Currency	20
1.3	Interpretation Not Affected by Headings	20
1.4	Knowledge and Disclosure	20
1.5	Extended Meanings, Etc.	20
1.6	Date of Any Action	21
1.7	Schedules	21

ARTICLE 2 THE MERGER		21

2.1	The Merger	21
2.2	The Closing	30
2.3	Preparation of Proxy Statement and Registration Statements	30
2.4	Stockholder Meeting	32

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		33

3.1	Representations and Warranties of Auxilium	33
3.2	Representations and Warranties of Endo	52
3.3	Survival of Representations and Warranties	62

ARTICLE 4 COVENANTS REGARDING THE CONDUCT OF BUSINESS		62

4.1	Covenants of Auxilium	62
4.2	Covenants of Endo	65

ARTICLE 5 ADDITIONAL COVENANTS		66

5.1	Access to Information; Cooperation	66
5.2	Consents and Approvals	71
5.3	Covenants of Endo Regarding the Merger	73
5.4	Covenants of Auxilium Regarding the Merger	73
5.5	Indemnification and Insurance	74
5.6	Rule 16b-3 Actions	75
5.7	Stock Exchange Listing	75
5.8	Rights; Takeover Statutes	76
5.9	Treatment of Auxilium Convertible Notes	76
5.10	Treatment of the Actient Warrants	77
5.11	Employee Matters	77
5.12	Insurance	79

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ARTICLE 6 ACQUISITION PROPOSALS		80

6.1	Auxilium Non-Solicitation	80
6.2	Auxilium Change of Recommendation; Endo Right to Match	82

ARTICLE 7 TERMINATION		85

7.1	Termination	85
7.2	Termination Fee	87
7.3	Effect of Termination	88

ARTICLE 8 CONDITIONS PRECEDENT		88

8.1	Mutual Conditions Precedent	88
8.2	Additional Conditions Precedent to the Obligations of Endo	89
8.3	Additional Conditions Precedent to the Obligations of Auxilium	90
8.4	Notice Provisions	91

ARTICLE 9 GENERAL		91

9.1	Notices	91
9.2	Expenses	92
9.3	No Assignment	93
9.4	Benefit of Agreement	93
9.5	Public Announcements	93
9.6	Governing Law; Attornment; Service of Process; Waiver of Jury	94
9.7	Entire Agreement	95
9.8	Third Party Beneficiaries	95
9.9	Amendment	95
9.10	Waiver and Modifications	95
9.11	Severability	96
9.12	Further Assurances	96
9.13	Injunctive Relief	96
9.14	No Recourse	96
9.15	Counterparts	97
9.16	Endo Guarantee	97

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT is made as of October 8, 2014 among Auxilium Pharmaceuticals, Inc., a corporation incorporated under the laws of the State of Delaware (“Auxilium”), Endo International plc, a public limited company incorporated under the laws of Ireland (“Endo”), Endo U.S. Inc., a corporation incorporated under the laws of the State of Delaware (“HoldCo”), and Avalon Merger Sub Inc., a corporation incorporated under the laws of the State of Delaware (“AcquireCo”).

WHEREAS, the Parties intend that AcquireCo be merged with and into Auxilium, with Auxilium surviving such merger on the terms and conditions of this Agreement (the “Merger”).

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1                               Definitions

In this Agreement, unless otherwise defined or expressly stated herein or something in the subject matter or the context is clearly inconsistent therewith:

“1933 Securities Act” means the United States Securities Act of 1933.

“1934 Exchange Act” means the United States Securities Exchange Act of 1934.

“AcquireCo” shall have the meaning ascribed to it in the Preamble.

“Actient Warrants” means any outstanding warrants to purchase Auxilium Shares issued by Auxilium pursuant to the terms of the Agreement and Plan of Merger, dated as of April 26, 2013, among Auxilium, Actient Holdings LLC and the other parties thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.

“Affiliate” shall have the meaning ascribed to it in Rule 405 promulgated under the 1933 Securities Act.

“Aggregate Cash Consideration” means the aggregate cash payable in respect of Auxilium Shares pursuant to Section 2.1(f), excluding any cash payable in lieu of fractional shares pursuant to Section 2.1(i).

“Aggregate Stock Consideration” means the aggregate number of Endo Shares deliverable in respect of Auxilium Shares pursuant to Section 2.1(f).

“Agreement” means this agreement and plan of merger (including the Schedules attached hereto), as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Assumed Employees” shall have the meaning ascribed to it in Section 5.11(a).

“Auxilium” shall have the meaning ascribed to it in the Preamble.

“Auxilium Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement, arrangement or undertaking, in all cases constituting or related to, or that would reasonably be expected to lead to, an Auxilium Acquisition Proposal; provided that a confidentiality agreement entered into in accordance with the terms of Section 6.1(e)(ii)(A) shall not be deemed an Auxilium Acquisition Agreement hereunder.

“Auxilium Acquisition Proposal” means, at any time, whether or not in writing, any proposal or offer with respect to:

(a)                                 the acquisition or purchase by any Person or group of Persons acting jointly or in concert of any capital stock or other voting securities, or securities convertible into or exercisable or exchangeable for any Auxilium Shares or other voting securities of Auxilium or any of its Subsidiaries, representing 20% or more of the outstanding voting securities of Auxilium or such Subsidiary; or

(b)                                 the acquisition or purchase by any Person or group of Persons acting jointly or in concert of any assets of Auxilium and/or one or more of its Subsidiaries (including equity interests of any Subsidiary of Auxilium), which assets individually or in the aggregate contribute 20% or more of the consolidated revenue or represent 20% or more of the total asset value of Auxilium and its Subsidiaries taken as a whole (in each case based on the consolidated financial statements of Auxilium most recently filed prior to such time as part of the Auxilium Public Disclosure Record) (or any lease, license, royalty, long-term supply agreement or other arrangement having a similar economic effect); or

(c)                                  a merger, consolidation, recapitalization, reorganization, or other business combination (including by way of plan of arrangement) involving Auxilium or any of its Subsidiaries, whether in a single transaction or a series of related transactions, in each case excluding the Merger and the other transactions contemplated by this Agreement and excluding any transaction between only Auxilium and/or one or more of its Subsidiaries.

“Auxilium Annual Financial Statements” means the audited consolidated financial statements of Auxilium as of and for the years ending December 31, 2013, 2012 and 2011, together with the notes thereto.

“Auxilium Board of Directors” means the board of directors of Auxilium.

“Auxilium Call Options” means any outstanding call options purchased by Auxilium from Goldman, Sachs & Co., JP Morgan Chase Bank, National Association, Royal Bank of Canada and Deutsche Bank AG, London Branch to purchase Auxilium Shares.

“Auxilium Change of Recommendation” means any of the following:

(a)                                 the Auxilium Board of Directors withholds, withdraws, modifies, changes or qualifies in a manner adverse to Endo the Auxilium Recommendation;

(b)                                 the Auxilium Board of Directors approves, endorses or recommends any Auxilium Acquisition Proposal;

(c)                                  Auxilium enters into an Auxilium Acquisition Agreement; or

(d)                                 Auxilium or the Auxilium Board of Directors publicly proposes or announces its intention to do any of the foregoing.

“Auxilium Change of Recommendation Notice” means a written notice provided by Auxilium to Endo delivered promptly (and in any event, within twenty-four (24) hours) after the determination by the Auxilium Board of Directors that (a) an Auxilium Intervening Event has occurred, advising Endo that the Auxilium Board of Directors has determined that an Auxilium Intervening Event has occurred and, as a result thereof, the Auxilium Board of Directors intends to effect an Auxilium Change of Recommendation, which written notice shall set forth in the reasonable detail the facts and circumstances related to such Auxilium Intervening Event, or (b) an Auxilium Superior Proposal exists, advising Endo that Auxilium has received an Auxilium Superior Proposal and including written notice of the determination of the Auxilium Board of Directors that such Auxilium Acquisition Proposal constitutes an Auxilium Superior Proposal.

“Auxilium Closing Price” means the closing price of Auxilium Shares quoted on the NASDAQ on the trading day immediately prior to the Closing Date.

“Auxilium Convertible Notes” means the 1.50% Convertible Senior Notes due 2018 of Auxilium issued pursuant to the base and supplemental indentures, each dated January 30, 2013, between Auxilium and Wells Fargo Bank, National Association.

“Auxilium Credit Agreement” means the credit agreement, dated April 26, 2013, between Auxilium and Morgan Stanley Senior Fund, Inc., as administrative and collateral agent, and various term lenders, as amended on June 3, 2013, June 7, 2013, and the incremental assumption agreements, dated September 19, 2013 and September 22, 2014, in each case as may be amended.

“Auxilium Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been delivered by Auxilium to Endo prior to the execution of this Agreement.

“Auxilium Fairness Opinions” means (i) the opinion of Deutsche Bank Securities Inc. to the effect that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, as of the date of such opinion, the Merger Consideration was fair, from a financial point of view, to the Auxilium Stockholders (excluding Endo and its Affiliates) and (ii) the opinion of Morgan Stanley & Co. LLC to the effect that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, as of the date of such opinion, the Merger Consideration was fair, from a financial point of view, to the Auxilium Stockholders (excluding Endo and its Affiliates).

“Auxilium Financial Statements” means the Auxilium Annual Financial Statements and the Auxilium Interim Financial Statements.

“Auxilium Intellectual Property” shall have the meaning ascribed to it in Section 3.1(r)(i).

“Auxilium Interim Financial Statements” means the unaudited consolidated financial statements of Auxilium as of and for the six (6) months ended June 30, 2014, together with the notes thereto.

“Auxilium Intervening Event” means a material change, effect, development, circumstance, condition, state of facts, event or occurrence occurring or arising after the date of this Agreement (a) that was not known to the Auxilium Board of Directors or the individuals listed in Section 1.1(a) of the Auxilium Disclosure Letter, or the material consequences of which (based on facts known to the Auxilium Board of Directors or the individuals listed in Section 1.1(a) of the Auxilium Disclosure Letter, as of the date of this Agreement) were not reasonably foreseeable, as of the date of this Agreement and (b) that does not relate to or involve any Auxilium Acquisition Proposal.

“Auxilium Material Contract” has the meaning ascribed to it in Section 3.1(n)(i).

“Auxilium Meeting” means the special meeting of Auxilium Stockholders, including any adjournment or postponement thereof, to be called and held in accordance with this Agreement for the purpose of obtaining the Auxilium Stockholder Approval.

“Auxilium Option” means an option issued by Auxilium to purchase Auxilium Shares, other than the Auxilium Call Options.

“Auxilium Plan” means each employee benefit and compensation plan, agreement, program or arrangement, whether written or unwritten, including, without limitation, any option, restricted share unit, deferred share unit, stock purchase, or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan or health and welfare plan, or Employment Agreement, for any current or former employee or director, to the extent the potential liability remains outstanding, of, or other service provider to, Auxilium or any of its Subsidiaries participates in, is a party or contributes to, or with respect to which Auxilium or any of its Subsidiaries could reasonably be expected to have any liability.

“Auxilium Product” shall have the meaning ascribed to it in Section 3.1(s)(viii).

“Auxilium Public Disclosure Record” means all documents filed by or on behalf of Auxilium on the Electronic Data-Gathering, Analysis and Retrieval (EDGAR) system in the period from December 31, 2011 to the date hereof; provided that, for the purposes of the representations and warranties contained in Section 3.1(g)(v) and 3.1(g)(vi), “Auxilium Public Disclosure Record” shall mean all documents filed by or on behalf of Auxilium on EDGAR since December 31, 2011.

“Auxilium Recommendation” means the unanimous recommendation of the Auxilium Board of Directors that Auxilium Stockholders adopt this Agreement.

“Auxilium Senior Management” means the individuals set forth in Section 1.4 of the Auxilium Disclosure Letter.

“Auxilium Severance Plan” shall have the meaning ascribed to it in Section 5.11(e).

“Auxilium Share” means a share of common stock, par value $0.01 per share, of Auxilium, including any associated Rights.

“Auxilium Share Awards” shall have the meaning ascribed to it in Section 2.1(l)(iii).

“Auxilium Share Plan” means the 2004 Equity Compensation Plan of Auxilium, as amended and restated.

“Auxilium Stockholder” means a holder of one or more Auxilium Shares.

“Auxilium Stockholder Approval” means adoption of this Agreement by affirmative vote or consent of Auxilium Stockholders holding a majority of the outstanding Auxilium Shares.

“Auxilium Subsidiary” means a Subsidiary of Auxilium.

“Auxilium Superior Proposal” means an unsolicited bona fide written Auxilium Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to “20%” in the definition of “Auxilium Acquisition Proposal” as it relates to securities of Auxilium shall be changed to “50%” and references to “20%,” as regards the assets of Auxilium, shall be changed to “50%”) made by a Person or Persons acting jointly or in concert (other than Endo, HoldCo, AcquireCo and any of their respective Affiliates) and which, or in respect of which:

(a)                                 the Auxilium Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel:

(i)                                     would, if consummated, taking into account all of the terms and conditions of such Auxilium Acquisition Proposal (but not assuming any risk of non-completion), result in a transaction which is more favorable to Auxilium Stockholders from a financial point of view than the Merger (including any adjustment to the terms and conditions of this Agreement and the Merger proposed by Endo pursuant to Section 6.2);

(ii)                                  is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Auxilium Acquisition Proposal and the Person or Persons making such Auxilium Acquisition Proposal; and

(iii)                               that funds, securities or other consideration necessary for the Auxilium Acquisition Proposal are or are reasonably likely to be available; and

(b)                                 in the case of an Auxilium Acquisition Proposal involving Auxilium Shares, is made available to all of the Auxilium Stockholders on the same terms and conditions.

“Auxilium Termination Fee” shall have the meaning ascribed to it in Section 7.2(a).

“Auxilium Termination Fee Event” shall have the meaning ascribed to it in Section 7.2(b).

“Auxilium Warrants” means any outstanding warrants to purchase Auxilium Shares issued by Auxilium to Goldman, Sachs & Co., JP Morgan Chase Bank, National Association, Royal Bank of Canada and Deutsche Bank AG, London Branch.

“Business Day” means a day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in Dublin, Ireland or New York, New York are closed for business; provided, however, that, for purposes of the definition of “Marketing Period,” the term “Business Day” means a day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in New York, New York are closed for business.

“Canadian Securities Laws” means the Securities Act and all other applicable Canadian provincial securities Laws and, in each case, the rules, regulations and published policies made thereunder.

“Cash Amount” means $16.625, without interest.

“Cash Election” shall have the meaning ascribed to it in Section 2.1(g)(iii)(A).

“Cash Election Consideration” shall have the meaning ascribed to it in Section 2.1(g)(iii)(A).

“Cash Fraction” shall have the meaning ascribed to it in Section 2.1(g)(iii)(D).

“CBI” means the Central Bank of Ireland.

“Certificate” shall have the meaning ascribed to it in Section 2.1(f)(iii).

“Certificate of Merger” means the certificate of merger relating to the Merger.

“CFDA” shall have the meaning ascribed to it in Section 3.1(s)(i).

“Chancery Court” shall have the meaning ascribed to it in Section 9.6(a).

“Closing” shall have the meaning ascribed to it in Section 2.2.

“Closing Date” shall have the meaning ascribed to it in Section 2.2.

“Code” means the United States Internal Revenue Code of 1986.

“Compliant” means, with respect to the Required Information that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained in such Required Information, in the light of the circumstances under which they were made, not misleading and (ii) the financial statements contained in the Required Information are sufficiently current for the delivery of a customary comfort letter under AU Sections 634 and 722 (including customary negative assurance) by Auxilium’s independent accounts with respect to financial information regarding Auxilium and the Auxilium Subsidiaries; provided, however, that this clause (ii) shall only apply in the event Endo has made a Senior Notes Election (as defined in the Financing Commitment Letter) at or prior to the date that Auxilium has delivered to Endo written notice to the effect that the Required Information has been delivered to Endo in accordance with the definition of “Marketing Period.”

“Contract” means, with respect to any Person, any legally binding contract, agreement, indenture, note, instrument, license, franchise, lease, arrangement, commitment, understanding or other right or obligation (whether written or oral) to which such Person or any of its Subsidiaries is a party or by which such Person or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject.

“Convertible Notes Indenture” shall have the meaning ascribed to it in Section 2.1(o).

“Convertible Notes Trustee” shall have the meaning ascribed to it in Section 2.1(o).

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Financing, including (a) all credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes, intercreditor agreements and security documents pursuant to which the Financing will be governed or contemplated by the Financing Commitment Letter; (b) officer, secretary, solvency and perfection certificates, legal opinions, corporate organizational documents, good standing certificates, Lien searches, and resolutions contemplated by the Financing Commitment Letter or requested by the Financing Sources; (c) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and (d) agreements, documents or certificates that facilitate the creation, perfection or enforcement of Liens securing the Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are requested by the Financing Sources.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Stockholders” shall have the meaning ascribed to it in Section 2.1(f)(iii).

“EDGAR” shall have the meaning ascribed to it under “Auxilium Public Disclosure Record” in this Section 1.1.

“Election” shall have the meaning ascribed to it in Section 2.1(g)(iii).

“Election Deadline” means 5:00 p.m., New York City time, on the twenty-fifth (25th) day following the Election Form Mailing Date or such other date and time as determined and publicly announced by Endo in Endo’s reasonable discretion.

“Election Form” shall have the meaning ascribed to it in Section 2.1(g)(ii).

“Election Form Mailing Date” shall have the meaning ascribed to it in Section 2.1(g)(ii).

“Election Form Record Date” shall have the meaning ascribed to it in Section 2.1(g)(ii).

“Employment Agreement” shall have the meaning ascribed to it in Section 3.1(p)(i).

“Endo” shall have the meaning ascribed to it in the Preamble.

“Endo Annual Financial Statements” means the audited consolidated financial statements of Endo as of and for the years ending December 31, 2013, 2012 and 2011, together with the notes thereto.

“Endo Average Closing Price” means the average of the closing prices of Endo Shares quoted on the NASDAQ on each of the last five (5) trading days ending on the day which is the second (2nd) trading day immediately preceding the Merger Effective Time.

“Endo Board of Directors” means the board of directors of Endo.

“Endo Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been delivered by Endo to Auxilium concurrently with the execution of this Agreement.

“Endo Financial Statements” means the Endo Annual Financial Statements and the Endo Interim Financial Statements.

“Endo Interim Financial Statements” means the unaudited interim consolidated financial statements of Endo for the six (6) months ended June 30, 2014, together with the notes thereto.

“Endo Material Contract” shall have the meaning ascribed to it in Section 3.2(m)(i).

“Endo Material Subsidiary” means each Endo Subsidiary set forth in Section 1.1 of the Endo Disclosure Letter.

“Endo Parties” means, collectively, Endo, HoldCo and AcquireCo and “Endo Party” means either one of them.

“Endo Product” shall have the meaning ascribed to it in Section 3.2(o)(iv).

“Endo Public Disclosure Record” means all documents filed by or on behalf of Endo and Endo Health Solutions, Inc. on SEDAR or EDGAR in the period from December 31, 2011 (or, in the case of Endo in respect of SEDAR, March 4, 2014) to the date hereof; provided that, for the purposes of the representations and warranties contained in Section 3.2(g)(v) and 3.2(g)(vi), “Endo Public Disclosure Record” shall mean all documents filed by or on behalf of Endo on SEDAR or EDGAR since December 31, 2011 (or, in the case of Endo in respect of SEDAR, March 4, 2014).

“Endo Senior Management” means the individuals set forth in Section 1.4 of the Endo Disclosure Letter.

“Endo Shares” means the ordinary shares of $0.0001 each of Endo.

“Endo Subsidiary” means a Subsidiary of Endo.

“Endo Termination Fee” shall have the meaning ascribed to that term in Section 7.2(a).

“Endo Termination Fee Event” shall have the meaning ascribed to that term in Section 7.2(c).

“Environment” means the natural or man-made environment (including soil, land surface or subsurface strata, surface water, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter, living organisms and any other environmental-related medium or resource, natural or otherwise).

“Environmental Claims” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (written or oral) by any person or entity alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory costs, clean-up costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) the presence, or Release or threatened Release into the Environment, of, or exposure to, any Hazardous Substances at any location, whether or not owned or operated by Auxilium or any of its Subsidiaries, now or in the past, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means any Laws governing or relating to pollution or protection of human health or safety or the Environment, including, without limitation, Laws relating to (a) emissions, discharges, Releases or threatened Releases of, or exposure to, Hazardous Substances, (b) the manufacture, processing, distribution, use, treatment, generation, control, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Substances, (c) recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Substances, (d) endangered or threatened species of fish, wildlife and plants and the management or use of natural resources, (e) reclamation or restoration of property, or the preservation of the environment or mitigation of adverse effects on or to human health or the Environment, or (f) emissions or control of greenhouse gases.

“ESPP” shall have the meaning ascribed to it in Section 2.1(n).

“Exchange Agent” shall have the meaning ascribed to it in Section 2.1(g)(i).

“Exchange Ratio” means 0.2440.

“Excluded Shares” shall have the meaning ascribed to it in Section 2.1(f)(iii).

“FDA” means the United States Food and Drug Administration or any successor entity.

“FDCA” shall have the meaning ascribed to it in Section 3.1(s)(i).

“Financing” means the debt financing incurred or intended to be incurred pursuant to the Financing Commitment Letter, including the offering or private placement of debt securities contemplated by the Financing Commitment Letter and any related engagement letter.

“Financing Commitment Letter” means the Commitment Letter, dated as of the date hereof, by and among Endo and Citigroup Global Markets Inc.

“Financing Conditions” means the conditions precedent set forth in Section 5 of the Financing Commitment Letter and Exhibit C thereto.

“Financing Source” means Citigroup Global Markets Inc., as well as any other financial institution that becomes party to the Financing Commitment Letter or any related engagement letter, together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such person, and the heirs, executors, successors and assigns of any of the foregoing.

“Form S-4” shall have the meaning ascribed to it in Section 2.3(a).

“Governmental Authority” means any international, multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any ministry, department, division, bureau, agent, official, agency, commission, board or authority of any government, governmental body, quasi-governmental or private body (including the TSX, NASDAQ or any other stock exchange), domestic or foreign, exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel, arbitrator or arbitral body acting under the authority of any of the foregoing.

“Hazardous Substances” means any chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials or wastes, petroleum and petroleum derivatives or products, or synthetic or alternate substitutes therefor, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, hydrogen sulfide, arsenic, cadmium, mercury, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins, urea-formaldehyde or other substances that may have an adverse effect on human health or the environment, and including any other substance that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, corrosive, explosive, infectious, carcinogenic, mutation or toxic or a pollutant or a contaminant under or pursuant to, or that could result in liability under, any Law relating to pollution, waste, human health or the Environment, or may impair the Environment, the health of any Person, property or plant or animal life.

“HIPAA” shall have the meaning ascribed to it in Section 3.1(s)(i).

“HoldCo” shall have the meaning ascribed to it in the Recitals.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Party” and “Indemnified Parties” have the meanings ascribed thereto in Section 5.5(a).

“Intellectual Property” means all intellectual property and industrial property rights and rights in confidential information of every kind and description throughout the world, including all United States, Canadian and foreign (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (“Patents”), (b) registered or unregistered trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (c) copyrights and copyrightable subject matter (“Copyrights”), (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (e) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies, (f) rights of publicity, privacy, and rights to personal information, (g) moral rights and rights of attribution and integrity, (h) all rights in the foregoing and in other similar intangible assets and (i) all applications and registrations for the foregoing.

“Irish Prospectus” means the prospectus and any supplementary prospectus to be published, if required by Irish Prospectus Law or other applicable Laws, by Endo in relation to the Endo Shares to be issued pursuant to the terms of this Agreement, together with the documents and information incorporated by reference therein.

“Irish Prospectus Law” means Part 5 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 Act of Ireland (the “2005 Act”), the Prospectus (Directive 2003/71/EC) Regulations 2005 (S.I. No. 324 of 2005) of Ireland and the Prospectus Rules issued by the CBI pursuant to Section 51 of the 2005 Act.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership, contractual or other legal form, in which Endo or Auxilium or any of their respective Subsidiaries holds voting shares, equity interests or other rights of participation, but which is not a Subsidiary of Endo or Auxilium, and any Subsidiary or downstream Affiliate of any such entity.

“Laws” means any and all laws, statutes, codes, ordinances (including zoning), approvals, rules, regulations, instruments, by-laws, notices, policies, protocols, guidelines, guidance, manuals, treaties or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity.

“Letter of Transmittal” shall have the meaning ascribed to it in Section 2.1(g)(iv).

“Liens” means any pledge, lien, charge, option, hypothecation, mortgage, security interest, adverse right, prior assignment, license, sublicense or any other encumbrance of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing.

“Marketing Period” means the first period of 15 consecutive Business Days, commencing on or after the date hereof, throughout which and on the first and last day of which (a) Endo shall have the Required Information and such Required Information is and remains Compliant (without giving effect to any amendments or supplements during such 15 Business Day period), (b) the definitive Proxy Statement shall have been cleared by the SEC and the Registration Statement on Form S-4 shall have been declared effective and mailed to the Auxilium Stockholders, and (c) the conditions set forth in Sections 8.1 and 8.2 shall have been satisfied or waived (other than (i) the condition set forth in Sections 8.1(a) and 8.1(c), and (ii) those conditions that, by their terms, cannot be satisfied until the Closing Date); provided that, for purposes of determining the Marketing Period, (A) the days from, and including, November 26, 2014 to, and including, November 28, 2014 shall not be considered “Business Days,” and (B) if such consecutive 15 Business Day period has not ended prior to December 19, 2014, then it will not commence until January 5, 2015; provided, further, that, if Auxilium shall in good faith reasonably believe that the Required Information has been delivered to Endo, it may deliver to Endo a written notice to that effect (stating that it believes that such delivery has been completed), in which case the Required Information shall be deemed to have been provided (and, if the other conditions set forth in this definition have been met, the Marketing Period commenced) on the date that notice is deemed to have been received pursuant to Section 9.1, unless Endo in good faith reasonably believes the delivery of the Required Information has not been completed and, within three (3) Business Days of the delivery of such notice by Auxilium, delivers a written notice to Auxilium to that effect (stating with specificity which Required Information that Endo reasonably believes has not been delivered). Notwithstanding the foregoing, the Marketing Period (if it has not already ended) shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such 15 consecutive Business Day period, (i) Auxilium’s independent registered accounting firm shall have withdrawn or qualified its authorization letter or audit opinion with respect to any audited financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence until the time at which a new authorization letter or unqualified audit opinion is issued with respect to such financial statements by Auxilium’s independent registered accounting firm or another independent registered accounting firm reasonably acceptable to Endo or (ii) Auxilium has announced that it intends to restate any financial statements or material financial information included in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or Auxilium has announced that it has concluded that no restatement shall be required. If the Required Information is not Compliant throughout and on the first and the last day of such period, then a new 15 consecutive Business Day period shall commence upon Endo receiving updated Required Information that is Compliant and the other conditions set forth in this definition having been met.  Notwithstanding the foregoing, the Marketing Period will end on any date on which the full amount of the Financing (or alternative financing to such Financing) is obtained.

“Material Adverse Effect,” when used in connection with Auxilium or Endo, means any result, fact, change, effect, event, circumstance, occurrence or development that, individually or in the aggregate with all other adverse results, facts, changes, effects, events, circumstances, occurrences or developments, has or would reasonably be expected to have, a material and adverse effect on (i) the business, operations, results of operations or condition (financial or otherwise) of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of Auxilium, Endo or either Party’s Subsidiaries to perform their covenants or obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that, subject to the immediately succeeding proviso, any result, fact, change, effect, event, circumstance, occurrence or development shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Effect to the extent that such result, fact, change, effect, event, circumstance, occurrence or development arises out of or results from:

(a)                                 changes, developments or conditions in or relating to general international, political, economic or financial or capital market conditions or political, economic or financial or capital market conditions in any jurisdiction in which such Party or any of its Subsidiaries operates or carries on business;

(b)                                 changes, developments or conditions resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war;

(c)                                  any natural disaster;

(d)                                 changes or developments in or relating to currency exchange or interest rates;

(e)                                  changes or developments affecting the pharmaceutical industry in general;

(f)                                   any adoption, implementation, promulgation, repeal, modification, reinterpretation, proposal or other change after the date of this Agreement in applicable United States or foreign, federal, state or local Law (other than Orders against a Party or a Subsidiary thereof) or U.S. GAAP or interpretations thereof, including (x) the rules, regulations and administrative policies of the FDA or interpretations thereof and (y) any health reform statutes, rules or regulations or interpretations thereof;

(g)                                  except for purposes of Sections 3.1(c), 3.1(d), 3.2(c) and 3.2(d), changes resulting from compliance with the terms and conditions of this Agreement or from the announcement or pendency of the transactions contemplated by this Agreement;

(h)                                 any actions taken (or omitted to be taken) by an Endo Party or Auxilium upon the express written request of the other;

(i)                                     (A) any changes in the share price or trading volume of Auxilium Shares or Endo Shares, as applicable, or the credit rating or in any analyst’s recommendation with respect to Auxilium or Endo, as applicable, or (B) any failure of Auxilium or Endo, as applicable, to meet projections, guidance, milestones, forecasts or published financial or operating predictions or measures (it being agreed that the facts and circumstances giving rise to any of the foregoing events or failures, unless expressly excluded by another clause of this definition, may constitute and/or may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur);

(j)                                    any litigation arising from or relating to the Merger or the other transactions contemplated by this Agreement; or

(k)                                 with respect to Auxilium, to the extent described on Section 1.1(b) of the Auxilium Disclosure Letter;

provided, however, that the effect of the changes or developments described in clauses (a) through (f) above shall not be excluded to the extent that any of the changes or developments referred to therein disproportionately adversely affect such Party and its Subsidiaries, taken as a whole, in comparison to other Persons who operate in the same industry as such Party and its Subsidiaries.

“Maximum Cash Consideration” means $845,000,000, plus an amount in cash equal to (a) $16.625 multiplied by (b) the aggregate number of Auxilium Shares issued by Auxilium in accordance with this Agreement or that cease to be subject to vesting or other lapse restrictions pursuant to the Auxilium Share Plan, in each case after the date of this Agreement and prior to the Merger Effective Time.

“Maximum Stock Consideration” means 18,610,000 Endo Shares.

“Merger” shall have the meaning ascribed to it in the Recitals.

“Merger Consideration” means, as applicable, the Standard Election Consideration, the Cash Election Consideration or the Stock Election Consideration, subject to proration in accordance with Section 2.1(g)(iii).

“Merger Effective Time” means the time at which the Merger becomes effective in accordance with Section 2.1(c) and the DGCL.

“Merger Supplemental Indenture” shall have the meaning ascribed to it in Section 5.9(b).

“NASDAQ” means the NASDAQ Global Market.

“Non-Disclosure Agreement” means the non-disclosure agreement dated as of September 25, 2014 between Endo and Auxilium, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, decrees or similar actions taken by, or applied by, any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“ordinary course of business,” or any similar reference, means, with respect to an action taken or to be taken by any Person, that such action is consistent with the past practices of such Person (including with respect to amount and frequency) and is taken in the ordinary course of the normal day-to-day business and operations of such Person.

“Other Auxilium Share-Based Awards” shall have the meaning ascribed to it in Section 2.1(l)(iii).

“Outside Date” means April 10, 2015 or such later date as may be agreed to in writing by the Parties, as it may be extended in accordance with Section 7.1(b)(i).

“Owned Real Property” shall have the meaning ascribed to it in Section 3.1(m).

“Parties” means the parties to this Agreement and “Party” means any one of them.

“Permit” means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Authority.

“Permitted Liens” means, for any Person or any of its Subsidiaries, as the context requires: (a) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in conformity with U.S. GAAP, as applicable; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens; (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (d) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto; (e) statutory landlords’ Liens and Liens granted to landlords under any lease, (f) licenses of non-material Intellectual Property in the ordinary course of business; (g) any purchase money security interests, equipment leases or similar financing arrangements; (h) any Liens which are disclosed on the most recent consolidated balance sheet of such Person or the notes thereto; (i) any Liens incurred in the ordinary course of business permitted pursuant to the Auxilium Credit Agreement and that shall have been released as of the Merger Effective Time and any Liens permitted pursuant to Endo’s existing credit facilities; and (j) any Liens incurred in the ordinary course of business (and not in connection with the incurrence with indebtedness) that are not material to such Person, its Subsidiaries and their businesses, taken as a whole.

“Person” includes an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural person in his or her capacity as trustee, executor, administrator or other legal representative, a government or Governmental Authority or other entity, whether or not having legal status.

“PMPRB” shall have the meaning ascribed to it in Section 3.1(s)(i).

“Proceeding” means a court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute settlement procedure, investigation or inquiry before or by any Governmental Authority or any action, suit, demand, arbitration, charge, indictment, hearing or other similar civil, quasi-criminal or criminal, administrative or investigative matter or proceeding.

“Proxy Statement” shall have the meaning ascribed to it in Section 2.3(a).

“QLT Merger Agreement” means the Agreement and Plan of Merger, dated June 28, 2014, by and among Auxilium, QLT, Inc., QLT Holding Corp. and QLT Acquisition Corp.

“QLT Termination Fee” means the required termination fee paid in accordance with the terms of the QLT Merger Agreement.

“Real Property Leases” shall have the meaning ascribed to it in Section 3.1(m).

“Regulatory Authority” means the FDA, Health Canada and any other federal, state, provincial, local or foreign Governmental Authority with jurisdiction over the authorization, approval, marketing, advertising, sale, pricing, storage, distribution, use, handling and control, safety, efficacy, reliability or manufacturing of pharmaceutical products, including, but not limited to, human drugs, biologics and drug combination products.

“Regulatory Authorization” means any registration, authorization, approval, clearance, license, permit, certificate or exemption issued by any Regulatory Authority or Governmental Authority (including new drug applications, new drug submissions, investigational new drug applications, clinical trial applications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent) that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the products of Auxilium and its Subsidiaries.

“Regulatory Guidelines” means applicable rules, guidance, manuals, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgments, awards or requirements, in each case, of any Regulatory Authority, to the extent that the foregoing do not have the force of law.

“Release” means any release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, or sudden, intermittent, inadvertent or gradual, into, onto, through, above or under the Environment.

“Relevant Laws” shall have the meaning ascribed to it in Section 5.2(b).

“Replacement Financing” shall have the meaning ascribed to it in Section 5.1(e).

“Replacement Financing Documents” shall have the meaning ascribed to it in Section 5.1(e).

“Representatives” means, collectively, with respect to a Person, any officers, directors, employees, consultants, advisors, agents or other representatives (including legal counsel, accountants, investment bankers and financial advisors) of that Person or any Subsidiary of that Person.

“Required Information” means (a) audited consolidated financial statements for Auxilium for the three fiscal years most recently ended at least 60 days prior to the Closing Date, (b) quarterly interim unaudited consolidated financial statements for Auxilium for each fiscal quarter (subsequent to the audited consolidated financial statements for Auxilium for the most recently ended fiscal year) ended at least 40 days prior to the Closing Date, in the case of clauses (a) and (b), with comparative financial information for the equivalent period of the prior year, (c) the pro forma financial statements to be included in the definitive Proxy Statement and Registration Statement on Form S-4 that is mailed to Auxilium Shareholders, provided that if any financial statements are required to be delivered pursuant to clauses (a) or (b) for periods subsequent to the financial statements included in such Proxy Statement and Registration Statement on Form S-4, the Required Information shall include information regarding Auxilium and its Subsidiaries required for Endo to prepare pro forma financial statements for such subsequent periods and the twelve-month period ending on the last day of the most recent such period and (d) information regarding Auxilium that is both (i) customarily included regarding an acquired company in information memoranda and other syndication materials for senior secured term loan facilities, and (ii) required to have been provided in Auxilium’s annual, quarterly or current reports filed pursuant to the terms of the 1934 Exchange Act; provided, however, that, notwithstanding the foregoing, Required Information shall not include quarterly interim unaudited financial statements for Auxilium for the fiscal quarter ending December 31, 2014.

“Required Regulatory Approvals” means those certificates, no-action letters, notices, sanctions, rulings, consents, orders, exemptions, permits, licenses, waivers, early termination authorizations, clearances, written confirmations of no intention to initiate legal proceedings and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities as set forth in Schedule I hereto.

“Restraint” shall have the meaning ascribed to it in Section 5.2(e).

“Restricted Auxilium Share” shall have the meaning ascribed to it in Section 2.1(l)(ii).

“Returns” means all reports, forms, elections, designations, schedules, statements, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed with any Governmental Authority in connection with, any income or franchise Taxes.

“Right to Match Period” shall have the meaning ascribed to it in Section 6.2(a)(iv).

“Rights” means the preferred share purchase rights that have been issued pursuant to the Rights Agreement.

“Rights Agreement” means the Rights Agreement, dated as of September 17, 2014, between Auxilium and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“SEC” means the United States Securities and Exchange Commission or any successor entity.

“Securities Act” means the Securities Act (Ontario).

“SEDAR” means the System for Electronic Document Analysis Retrieval.

“Standard Election” shall have the meaning ascribed to it in Section 2.1(g)(iii)(A).

“Standard Election Consideration” shall have the meaning ascribed to it in Section 2.1(g)(iii)(A).

“Stock Election” shall have the meaning ascribed to it in Section 2.1(g)(iii)(A).

“Stock Election Consideration” shall have the meaning ascribed to it in Section 2.1(g)(iii)(A).

“Stock Fraction” shall have the meaning ascribed to it in Section 2.1(g)(iii)(D).

“Subsidiary” means, with respect to a specified entity, any:

(a)                                 corporation of which issued and outstanding voting securities of such corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are at all times owned by such specified entity;

(b)                                 partnership, unlimited liability company, joint venture or other similar entity in which such specified entity has more than 50% of the equity interests and the power to direct the policies, management and affairs thereof; and

(c)                                  Subsidiary (as defined in clauses (a) and (b) above) of any Subsidiary (as so defined) of such specified entity.

“Surviving Company” shall have the meaning ascribed to it in Section 2.1(b).

“Tax” or “Taxes” means all taxes, dues, duties, rates, imposts, fees, levies, other assessments, tariffs, charges or obligations of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including (a) all income taxes, including any tax on or based on net income, gross income, income as specifically defined, earnings, gross receipts, capital, capital gains, profits, business royalty or selected items of income, earnings or profits, and specifically including any federal, provincial, state, territorial, county, municipal, local or foreign taxes, state profit share taxes, windfall or excess profit taxes, capital taxes, royalty taxes, production taxes, payroll taxes, health taxes, employment taxes, withholding taxes (including all withholdings on amounts paid to or by the relevant Person), sales taxes, use taxes, goods and services taxes, custom duties, value added taxes, ad valorem taxes, excise taxes, alternative or add-on minimum taxes, franchise taxes, gross receipts taxes, license taxes, occupation taxes, real and personal property taxes, land transfer taxes, severance taxes, capital stock taxes, stamp taxes, anti-dumping taxes, countervailing taxes, occupation taxes, environment taxes, transfer taxes, and employment or unemployment insurance premiums, social insurance premiums and worker’s compensation premiums and pension (including Canada Pension Plan) payments, surtaxes, harmonized sales tax, abandoned or unclaimed property liabilities (escheat) and other taxes, fees, imposts, assessments or charges of any kind whatsoever; (b) any tax imposed, assessed, collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee; and (c) any liability for any of the foregoing of a transferee, successor, guarantor, or by contract, or by operation of law, and in each of clauses (a)-(c), together with any interest, penalties, additional taxes, fines and other charges and additions that may become payable in respect thereof.

“Termination Fee” means the Auxilium Termination Fee or the Endo Termination Fee, as applicable.

“TSX” means the Toronto Stock Exchange.

“Un-prorated Cash Election Amount” means $33.25, without interest.

“Un-prorated Stock Election Ratio” means 0.4880.

“U.S. GAAP” means accounting principles generally accepted in the United States, consistently applied.

“U.S. Securities Laws” means the 1933 Securities Act, the 1934 Exchange Act and all other state and federal securities Laws and the rules, regulations and published policies made thereunder.

“Warrant Merger Consideration” means the cash and Endo Shares as would have been payable or deliverable in the Merger (if the holder had exercised its Actient Warrant immediately prior to the Merger Effective Time, assuming such holder would receive the Weighted Average Merger Consideration or, at Endo’s option, the Cash Election Consideration) with respect to or in exchange for the net Auxilium Shares immediately theretofore deliverable upon exercise of such holder’s Actient Warrant had the Merger not taken place.

“Weighted Average Merger Consideration” means, for (a) each Auxilium Share into which the Auxilium Convertible Notes would otherwise be convertible in connection with the Merger or (b) each Auxilium Share for which the Actient Warrant would otherwise be exercisable immediately prior to the Merger Effective Time, as the case may be, the weighted average of the cash and Endo Shares received by the holders of Auxilium Shares that affirmatively make an Election and attributable to one Auxilium Share.

1.2                               Currency

Except where otherwise specified, all references to currency herein are to lawful money of the United States of America and “$” refers to U.S. dollars.

1.3                               Interpretation Not Affected by Headings

The division of this Agreement into Articles and sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “this Agreement,” “hereof,” “herein,” “hereunder” and similar expressions refer to this Agreement, including the Schedules hereto, and not to any particular Article, section or other portion hereof. Unless something in the subject matter or context is clearly inconsistent therewith, references herein to an Article, section or schedule by number or letter or both are to that Article, section or schedule in this Agreement.

1.4                               Knowledge and Disclosure

Any reference in this Agreement to the “knowledge” or the “awareness” of Endo means to the best of the actual knowledge, information and belief of the Endo Senior Management, in their capacities as officers or directors of Endo and not in their personal capacities or in any other capacity, after making reasonable inquiry regarding the relevant matter, and does not include any knowledge or awareness of any other individual. Any reference in this Agreement to the “knowledge” or the “awareness” of Auxilium means to the best of the actual knowledge, information and belief of Auxilium Senior Management, in their capacities as officers or directors of Auxilium and not in their personal capacities or in any other capacity, after making reasonable inquiry regarding the relevant matter, and does not include any knowledge or awareness of any other individual.

1.5                               Extended Meanings, Etc.

Unless the context otherwise requires, words implying only the singular number also include the plural and vice versa; words importing any gender include all genders. The terms “including” or “includes” and similar terms of inclusion, unless expressly modified by the words “only” or “solely,” mean “including without limiting the generality of the foregoing” and “includes without limiting the generality of the foregoing.” Unless something in the subject matter or context is clearly inconsistent therewith, any Contract, instrument, Law or Order defined or referred to herein means such Contract, instrument, Law or Order as from time to time amended, restated, supplemented or otherwise modified, including, in the case of Contracts or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws, and all attachments thereto and instruments incorporated therein and, in the case of statutory Laws, all rules and regulations made thereunder.

1.6                               Date of Any Action

If the date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action will be required to be taken on the next succeeding day which is a Business Day.

1.7                               Schedules

The following are the Schedules to this Agreement and are hereby incorporated by reference into this Agreement and form an integral part hereof:

Schedule I—Required Regulatory Approvals

ARTICLE 2

THE MERGER

2.1                               The Merger

(a)                                 Endo, HoldCo, AcquireCo and Auxilium agree that the Merger shall be implemented in accordance with and subject to the terms and conditions contained in this Agreement.

(b)                                 On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, on the Closing Date, AcquireCo shall be merged with and into Auxilium. At the Merger Effective Time, the separate corporate existence of AcquireCo shall cease and Auxilium shall continue as the surviving company in the Merger (the “Surviving Company”).

(c)                                  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties to the Merger shall file with the Secretary of State of the State of Delaware the Certificate of Merger, executed and acknowledged in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as HoldCo and Auxilium shall agree and specify in the Certificate of Merger. At and immediately after the Merger Effective Time, the Merger will have the effects set forth in the Certificate of Merger and the DGCL.

(d)                                 At the Merger Effective Time, the certificate of incorporation of Auxilium shall be amended in its entirety to read as set forth in Exhibit A hereto and, as so amended, shall constitute the certificate of incorporation of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law.  The Parties shall take all actions necessary so that the by-laws substantially in the form set forth in Exhibit B hereto shall be the by-laws of the Surviving Company as of the Merger Effective Time, until thereafter changed or amended as provided therein or by applicable Law.

(e)                                  The directors of the Surviving Company upon completion of the Merger shall, until the earlier of their resignation or removal or until their respective successors are duly appointed, elected and qualified, as the case may be, consist of the directors of AcquireCo prior to the Merger Effective Time. The officers of AcquireCo immediately prior to the Merger Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(f)                                   At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders:

(i)                                     Each share of common stock, par value $0.01 per share, of AcquireCo issued and outstanding immediately prior to the Merger Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Company.  Each share of preferred stock, par value $0.01 per share, of AcquireCo issued and outstanding immediately prior to the Merger Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Company.  Each share of Redeemable Class A Common Stock, par value $0.01 per share, of AcquireCo issued and outstanding immediately prior to the Merger Effective Time shall be converted into the right to receive $0.01 per share.

(ii)                                  Each Excluded Share outstanding immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor, subject to any rights the holder thereof may have under Section 2.1(k) and the DGCL.

(iii)                               Subject to Section 2.1(g), each Auxilium Share issued and outstanding immediately prior to the Merger Effective Time (other than (x) Auxilium Shares owned by Endo, AcquireCo or any other direct or indirect wholly owned Subsidiary of Endo and Auxilium Shares owned by Auxilium or any direct or indirect wholly owned Subsidiary of Auxilium, and in each case not held on behalf of third parties (it being acknowledged and agreed by Auxilium that it hereby waives the right to receive the Merger Consideration in respect of Auxilium Shares owned by Auxilium or any direct or indirect wholly owned Subsidiary of Auxilium), and (y) Auxilium Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (the Auxilium Shares referred to in this clause (y) and the preceding clause (x) being referred to herein collectively as “Excluded Shares”) and (z) Restricted Auxilium Shares (which shall be converted pursuant to Section 2.1(l)(ii)) shall be converted, at the election of the holder thereof in accordance with Section 2.1(g)(iii)(A), into the right to receive:

(A)                               for each Auxilium Share with respect to which a Standard Election has been made pursuant to Section 2.1(g)(iii)(A) and remains in effect at the Election Deadline,

(1) an amount in cash equal to the Cash Amount and (2) a fraction of a validly issued, fully paid and non-assessable Endo Share equal to the Exchange Ratio;

(B)                               for each Auxilium Share with respect to which a Cash Election has been made pursuant to Section 2.1(g)(iii)(A) and remains in effect at the Election Deadline, an amount of cash equal to the Un-prorated Cash Election Amount; provided, however, that, if the Aggregate Cash Consideration would be greater than the Maximum Cash Consideration, the consideration to be received in respect of each Auxilium Share covered by Cash Elections shall automatically be adjusted in accordance with Section 2.1(g)(iii)(D); and

(C)                               for each Auxilium Share with respect to which a Stock Election has been made pursuant to Section 2.1(g)(iii)(A) and remains in effect at the Election Deadline, a fraction of a validly issued, fully paid and non-assessable Endo Share equal to the Un-prorated Stock Election Ratio; provided, however, that, if the Aggregate Stock Consideration would be greater than the Maximum Stock Consideration, the consideration to be received in respect of each Auxilium Share covered by Stock Elections shall automatically be adjusted in accordance with Section 2.1(g)(iii)(D).

All such Auxilium Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Merger Effective Time represented any such Auxilium Share (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, including the right to receive, pursuant to Section 2.1(i), cash in lieu of fractional Endo Shares, if any.  Notwithstanding the foregoing, if, between the date of this Agreement and the Merger Effective Time, the outstanding Endo Shares or Auxilium Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend (including any dividend or distribution of securities convertible into Endo Shares), subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Endo Shares or Auxilium Shares, as the case may be, will be appropriately adjusted to provide to Auxilium and the holders of Auxilium Shares the same economic effect as contemplated by this Agreement prior to such event.

(g)                                  The exchange of Certificates shall be effected as follows:

(i)                                     Prior to the Election Form Mailing Date, HoldCo shall appoint a bank or trust company reasonably acceptable to Auxilium to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration. At or prior to the Merger Effective Time, Endo shall issue, fully paid, the Endo Shares to be delivered as Merger Consideration and deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this ARTICLE II through the Exchange Agent, the aggregate cash consideration and certificates representing the Endo Shares to be delivered as Merger Consideration (or, if uncertificated Endo Shares will be delivered, Endo shall make appropriate alternative arrangements).

(ii)                                  An election form in such form as HoldCo shall reasonably specify and as shall be reasonably acceptable to Auxilium (the “Election Form”) shall be mailed on a date to be mutually agreed by HoldCo and Auxilium that is not more than forty-five (45) days nor less than thirty (30) days prior to the anticipated Closing Date or on such other date as HoldCo and Auxilium shall mutually agree (the “Election Form Mailing Date”) to each holder of record of Auxilium Shares as of the close of business on the fifth (5th) Business Day prior to the Election Form Mailing Date (the “Election Form Record Date”). HoldCo shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Auxilium Shares between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and Auxilium shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(iii)                               Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) of an Auxilium Share, subject to the limitations set forth in this Section 2.1(g)(iii), to submit an election (each, an “Election”) in accordance with the following procedures:

(A)                               Each holder of an Auxilium Share may specify in a request made in accordance with the provisions of this Section 2.1(g)(iii) whether such holder elects to receive with respect to a specified number or all of such holder’s Auxilium Shares (x) the consideration set forth in Section 2.1(f)(iii)(A) (such consideration, the “Standard Election Consideration” and such Election with respect to such number of Auxilium Shares, the “Standard Election”), (y) the consideration set forth in Section 2.1(f)(iii)(B) (such consideration, the “Cash Election Consideration” and such Election with respect to such number of Auxilium Shares, the “Cash Election”), or (z) the consideration set forth in Section 2.1(f)(iii)(C) (such consideration, the “Stock Election Consideration” and such Election with respect to such number of Auxilium Shares, the “Stock Election”).

(B)                               Any holder of an Auxilium Share who does not properly make an Election in accordance with the provisions of this Section 2.1(g)(iii), or whose Election is not received by the Exchange Agent prior to the Election Deadline in the manner provided in Section 2.1(g)(iii)(C), will be deemed to have made the Standard Election.

(C)                               Any Election set forth in this Section 2.1(g)(iii) shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, an Election Form properly completed and signed indicating such Election. Any holder of an Auxilium Share may, at any time prior to the Election Deadline, change or revoke such holder’s Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. HoldCo, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (x) the validity of the Election Form and compliance by any holder of an Auxilium Share with the Election procedures set forth herein and (y) the manner and extent to which Elections are to be taken into account in making the determinations prescribed in Section 2.1(f). If HoldCo shall determine in its reasonable discretion that any Election is not properly made with respect to any Auxilium Share (it being understood that none of the Parties nor the Exchange Agent is under any duty to notify any holder of any such defect), such Election shall be deemed to be not in effect, subject to Section 2.1(g)(iii)(B).

(D)                               Not later than five (5) days after the Election Deadline, HoldCo shall cause the Exchange Agent to effect the following prorations to the Merger Consideration:

(1)                                 for each Auxilium Share with respect to which a Cash Election has been made pursuant to Section 2.1(g)(iii)(A) and remains in effect at the Election Deadline, if the Aggregate Cash Consideration would be greater than the Maximum Cash Consideration, each Auxilium Share covered by a Cash Election shall, instead of being converted into the right to receive the Un-prorated Cash Election Amount, automatically be converted into the right to receive (I) an amount in cash, without interest, equal to the product of (x) the Un-prorated Cash Election Amount multiplied by (y) a fraction, the numerator of which shall be (1) the Maximum Cash Consideration and the denominator of which shall be (2) the Aggregate Cash Consideration (such fraction, the “Cash Fraction”), and (II) a fraction of a validly issued, fully paid and non-assessable Endo Share equal to the product of (x) the Un-prorated Stock Election Ratio multiplied by (y) a fraction equal to one (1) minus the Cash Fraction; and

(2)                                 for each Auxilium Share with respect to which a Stock Election has been made pursuant to Section 2.1(g)(iii)(A) and remains in effect at the Election Deadline, if the Aggregate Stock Consideration would be greater than the Maximum Stock Consideration, each Auxilium Share covered by a Stock Election shall, instead of being converted into the right to receive the Un-prorated Stock Election Ratio, automatically be converted into the right to receive (I) a fraction of a validly issued, fully paid and non-assessable Endo Share equal to the product of (x) the Un-prorated Stock Election Ratio multiplied by (y) a fraction, the numerator of which shall be (1) the Maximum Stock Consideration and the denominator of which shall be (2) the Aggregate Stock Consideration (such fraction, the “Stock Fraction”) and (II) an amount in cash, without interest, equal to (x) the Un-prorated Cash Election Amount multiplied by (y) a fraction equal to one (1) minus the Stock Fraction.

(iv)                              As promptly as reasonably practicable after the Merger Effective Time (and in any event within four (4) Business Days after the Merger Effective Time), HoldCo shall cause the Exchange Agent to mail to each holder of record of Auxilium Shares a form of letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Auxilium may specify acting reasonably, and shall be prepared prior to the Closing, together with instructions thereto.

(v)                                 Upon (A) in the case of Auxilium Shares represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent or (B) in the case of

Auxilium Shares held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Auxilium Shares shall be entitled to receive in exchange therefor the Merger Consideration into which such Auxilium Shares have been converted pursuant to Section 2.1(f) (after taking into account all Auxilium Shares then held by such holder and the Election(s) made with respect to such Auxilium Shares by such holder). In the event of a transfer of ownership of Auxilium Shares that is not registered in the transfer records of Auxilium, the applicable Merger Consideration may be delivered to a transferee, if the Certificate representing such Auxilium Share (or, if such Auxilium Share is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.1(g), each Auxilium Share, and any Certificate with respect thereto, shall be deemed at any time from and after the Merger Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration that the holders of Auxilium Shares are entitled to receive in respect of such shares pursuant to Section 2.1(f) (after taking into account all Auxilium Shares then held by such holder and the Election(s) made with respect to such Auxilium Shares by such holder).

(vi)                              The Merger Consideration delivered and credited as fully paid in accordance with the terms of this ARTICLE II, upon conversion of any Auxilium Shares, shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such Auxilium Shares. From and after the Merger Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of Auxilium Shares that were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, any Certificates formerly representing Auxilium Shares (or Auxilium Shares held in book-entry form) are presented to the Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE II.

(vii)                           Any portion of the Merger Consideration that remains undistributed to the holders of Auxilium Shares for one year after the Merger Effective Time shall be delivered to HoldCo or its designee, and any holder of Auxilium Shares who has not theretofore complied with this ARTICLE II shall thereafter look only to HoldCo for its claim for the Merger Consideration deliverable in respect thereof.

(viii)                        None of Auxilium, Endo, HoldCo, AcquireCo, the Surviving Company or the Exchange Agent or any of their respective Affiliates shall be liable to any Person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h)                                 Each of Endo, HoldCo and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Auxilium Shares pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated as having been paid to the holder of Auxilium Shares in respect of which such deduction or withholding was made.

(i)                                     Notwithstanding any other provision of this Agreement, no fractional Endo Shares will be issued and any holder of Auxilium Shares entitled to receive a fractional Endo Share but for this Section 2.1(i) shall be entitled to receive a cash payment in lieu thereof (rounded to the nearest cent), which payment shall be determined by multiplying (i) the Endo Average Closing Price by (ii) the fraction of an Endo Share (rounded to the nearest thousandth) to which such holder would otherwise be entitled to receive pursuant to Section 2.1(f) (after taking into account all Auxilium Shares then held by such holder and the Election(s) made with respect to such Auxilium Shares by such holder).  The amount of cash, if any, that each Auxilium Stockholder is entitled to receive for the Auxilium Shares held by such Auxilium Stockholder is rounded to the nearest cent (with $0.005 being rounded upward) and computed after aggregating the cash amounts payable for all Auxilium Shares held by such Auxilium Stockholder and any cash amount payable in lieu of fractional shares pursuant to this Section 2.1(i).

(j)                                    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by HoldCo, the posting by such Person of a bond, in such reasonable and customary amount as HoldCo may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, issue the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(k)                                 No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive any Merger Consideration with respect to the Auxilium Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Auxilium Shares owned by such Dissenting Stockholder, except that all Auxilium Shares held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Auxilium Shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Merger Effective Time, the right to receive the same consideration (subject to the same proration) as if such holders had not demanded appraisal rights and had made the Standard Election. Auxilium shall give Endo (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law that are received by Auxilium relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. Auxilium shall not, except with the prior written consent of Endo, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(l)                                     As soon as practicable following the date of this Agreement and, in any event, prior to the Closing Date, the Auxilium Board of Directors or an appropriate committee thereof shall adopt such resolutions or take such other actions, if any, as may be required to effect and/or procure the following treatment:

(i)                                     Each Auxilium Option (that is not an Option granted under the ESPP) that as of immediately prior to the Merger Effective Time is outstanding, whether vested or unvested, shall, as of immediately prior to the Merger Effective Time, be cancelled, and each holder of an Auxilium Option so cancelled pursuant to this Section 2.1(l)(i) shall become entitled to receive an amount in cash equal to the product of (i) the total number of Auxilium Shares subject to such Auxilium Option immediately prior to the Merger Effective Time multiplied by (ii) the positive difference, if any, between (x) the Auxilium Closing Price, and (y) the exercise price per Auxilium Share applicable to such Auxilium Option immediately prior to the Merger Effective Time, less applicable withholding Taxes, if any. For the avoidance of doubt, no holder of an Auxilium Option that has an exercise price per Auxilium Share that is equal to or greater than the Auxilium Closing Price shall be entitled to any payment with respect to such cancelled Auxilium Option before, on or after the Merger Effective Time and all such Auxilium Options shall be automatically cancelled for no consideration as of the Merger Effective Time.

(ii)                                  Each issued and outstanding Auxilium Share subject to vesting or other lapse restrictions pursuant to the Auxilium Share Plan immediately prior to the Merger Effective Time (a “Restricted Auxilium Share”) shall, as of immediately prior to the Merger Effective Time, be cancelled, and each holder of a Restricted Auxilium Share so cancelled pursuant to this Section 2.1(l)(ii) shall become entitled to receive an amount in cash equal to the Auxilium Closing Price, less applicable withholding Taxes, if any.

(iii)                               Each stock-based award (including any restricted stock unit and deferred stock unit awards), other than an Auxilium Option or Restricted Auxilium Share (“Other Auxilium Share-Based Awards” and together with Restricted Auxilium Shares, the “Auxilium Share Awards”), that is outstanding immediately prior to the Merger Effective Time, shall, whether vested or unvested, as of immediately prior to the Merger Effective Time, be cancelled, and each holder of an Other Auxilium Share-Based Award so cancelled pursuant to this Section 2.1(l)(iii) shall become entitled to receive an amount in cash, without interest, equal to the product of (i) the total number of Auxilium Shares subject to such Other Auxilium Share-Based Award multiplied by (ii) the Auxilium Closing Price, less applicable withholding Taxes, if any. For the avoidance of doubt, (i) any Other Auxilium Share-Based Awards subject to performance conditions for which the applicable performance period is not complete as of the Merger Effective Time, shall vest and be earned based on the greater of target or actual performance as of the Merger Effective Time; provided that, the vesting of such Other Auxilium Share-Based Awards shall be subject to Endo’s review and approval (which shall not be unreasonably withheld or delayed) of the calculations supporting Auxilium’s applicable performance determination, which shall be provided to Endo no later than five (5) Business Days prior to the Merger Effective Time and (ii) any payment of cash with respect to an Other Auxilium Share-Based Award that is “deferred compensation” within the meaning of Section 409A of the Code shall vest at the Merger Effective Time and be paid at the earliest time permissible under Section 409A of the Code.

(iv)                              The amounts payable pursuant to this Section 2.1(l) to any current or former employee of Auxilium or any of its Affiliates shall be paid through Auxilium’s (or its applicable Subsidiary’s) payroll on the next regularly scheduled payment date that occurs not less than three (3) Business Days following the Closing Date. The amounts payable pursuant to this Section 2.1(l) to any person, other than a current or former employee of Auxilium or any of its Affiliates, shall be paid by Endo or any affiliate of Endo (including Auxilium and its Subsidiaries) within ten (10) Business Days following the Closing Date.

(m)                             It is the intent of the Parties hereto that the treatment of Auxilium Share Awards and Auxilium Options contemplated herein be in a manner that is consistent with the requirements of Section 409A of the Code, including all guidance and regulations issued thereunder.

(n)                                 As soon as practicable following the date of this Agreement, and in any event prior to the Closing Date, the Auxilium Board of Directors or an appropriate committee thereof shall adopt such resolutions or take such other actions as may be required to provide that, with respect to the Auxilium Employee Stock Purchase Program (the “ESPP”): (i) except for the six (6)-month offering period under the ESPP that commenced on July 1, 2014, no offering period shall be authorized or commenced on or after the date of this Agreement; (ii) if the Closing Date shall occur prior to the end of the offering period in existence under the ESPP on the date of this Agreement, cause the rights of participants in the ESPP with respect to any such offering period then underway under the ESPP to be determined by treating the Closing Date as the last day of such offering period and by making such other pro rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP, in each case, in accordance with the terms of the ESPP in effect on the date hereof; and (iii) the ESPP shall terminate effective as of the Closing Date.

(o)                                 Pursuant to the terms of the base and supplemental indentures, each dated January 30, 2013, between Auxilium and Wells Fargo Bank, National Association (the “Convertible Notes Trustee”), as may be amended (the “Convertible Notes Indenture”), after the Merger Effective Time, each holder of the Auxilium Convertible Notes outstanding immediately prior to the Merger Effective Time will be entitled, subject to the terms and conditions of the Convertible Notes Indenture, as supplemented by the Merger Supplemental Indenture, to (i) convert such holder’s Auxilium Convertible Notes only into the right to receive the Weighted Average Merger Consideration, (ii) require Auxilium to repurchase such holder’s Auxilium Convertible Notes for cash or (iii) subject to such modifications as may be required to comply with Irish or other applicable Law, continue to hold such holder’s Auxilium Convertible Notes.

(p)                                 After the Merger Effective Time, the holder of the Actient Warrant outstanding immediately prior to the Merger Effective Time will be entitled, subject to the terms and conditions of the Actient Warrant, to receive, in lieu of the Auxilium Shares theretofore deliverable upon the exercise of such holder’s Actient Warrant had such Actient Warrant been exercised immediately prior to the Merger Effective Time, the amount and form of consideration specified in the Actient Warrant.

(q)                                 Endo shall procure that no stamp duty shall be payable by the Auxilium Stockholders in connection with the issue to the Auxilium Stockholders of the Endo Shares as part of the Merger Consideration.

2.2                               The Closing

The closing (the “Closing”) of the Merger shall take place at the offices of Sullivan & Cromwell LLP, 1888 Century Park East, 21st Floor, Los Angeles, CA 90067, at 11:00 a.m., New York City time, on the date (the “Closing Date”) which shall be (a) the earlier of: (i) the date that is three (3) Business Days after the satisfaction or waiver (subject to applicable Laws) of the conditions set forth in ARTICLE VIII (other than the satisfaction of those conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions); and (ii) the date that is the day prior to the Outside Date; provided that the conditions set forth in ARTICLE VIII have been satisfied or waived as of such date (other than the satisfaction of those conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions); or (b) such date as mutually agreed in writing by Auxilium and Endo. Subject to the satisfaction or waiver (subject to applicable Laws) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing Date) set forth in ARTICLE VIII, the Merger shall, from and after the Merger Effective Time, have all of the effects provided under applicable Laws.  Notwithstanding the first sentence of this Section 2.2, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing Date), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (a) any Business Day during or before the expiration of the Marketing Period, as may be specified by Endo on no fewer than three (3) Business Days’ prior written notice to Auxilium, and (b) one (1) Business Day after the final day of the Marketing Period, unless another date is agreed to in writing by the Parties.

2.3                               Preparation of Proxy Statement and Registration Statements

(a)                                 As promptly as reasonably practicable following the date hereof, each of the Parties shall cooperate in preparing and shall cause to be filed with the SEC or the CBI (and, if applicable, any other Governmental Authority) (i) a mutually acceptable proxy statement relating to the matters to be submitted to Auxilium Stockholders at the Auxilium Meeting, which will also be used as a prospectus of Endo with respect to the issuance of the Endo Shares in respect of the Merger (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”) and (ii) a registration statement on Form S-4 (the “Form S-4”) and the Irish Prospectus, if required by Irish Prospectus Law or other applicable Laws (and, if applicable, any other required disclosure document), with respect to the issuance of Endo Shares in respect of the Merger.

(b)                                 Each Party will provide legal counsel to the other Party with a reasonable opportunity to review and comment on drafts of the Proxy Statement, Form S-4, any Irish Prospectus and other documents related to the Auxilium Meeting or the issuance of the Endo

Shares in respect of the Merger, prior to filing such documents with applicable Governmental Authorities and mailing such documents to the Auxilium Stockholders. Each Party will include in the Proxy Statement, Form S-4, any Irish Prospectus or such other documents all comments reasonably and promptly proposed by the other Party or its legal counsel; provided, however, that all information relating to Auxilium and its Subsidiaries included in the Proxy Statement, the Form S-4 and/or any Irish Prospectus shall be in form and content satisfactory to Auxilium, acting reasonably, and all information relating to Endo and its Subsidiaries included in the Proxy Statement, the Form S-4 and/or any Irish Prospectus shall be in form and content satisfactory to Endo, acting reasonably.

(c)                                  Each Party shall use all commercially reasonable efforts to have the Proxy Statement cleared by the SEC (and, if applicable, any other Governmental Authority), to have the Form S-4 declared effective by the SEC (and, if applicable, any other Governmental Authority) as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger, and to have the Irish Prospectus, if required by Irish Prospectus Law or other applicable Laws, approved by the CBI as promptly as practicable after such filing. As promptly as practicable after such clearance, Endo and Auxilium shall, unless otherwise agreed to by the Parties, cause the Proxy Statement and other documentation required in connection with the Auxilium Meeting or the issuance of the Endo Shares in respect of the Merger to be published and/or sent to each Auxilium Stockholder, as required by applicable Laws. Each Party shall, as promptly as practicable after receipt thereof, provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Proxy Statement, the Form S-4 or any Irish Prospectus received from the SEC or the CBI (or, if applicable, any other Governmental Authority).

(d)                                 Each Party shall use its commercially reasonable efforts to ensure that the Proxy Statement, the Form S-4 and any Irish Prospectus comply in all material respects with applicable Laws. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement, the Form S-4 or any Irish Prospectus prior to filing such documents with the SEC or the CBI (or, if applicable, any other Governmental Authority).

(e)                                  Subject to Section 5.2(e) and Section 6.2, each Party shall use all commercially reasonable efforts to take any action required to be taken by it under any applicable Laws as may be necessary or desirable in order to complete the Merger, and each Party shall furnish all information concerning it and the holders of its capital stock and options as may be reasonably requested in connection with any such action. Endo shall advise the other Parties, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Endo Shares issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the SEC or the CBI (or, if applicable, any other Governmental Authority) for amendment of the Proxy Statement, the Form S-4 or any Irish Prospectus, or the time when any Irish Prospectus has been approved by the CBI.

(f)                                   If, at any time prior to the Closing, any information relating to any of the Parties, or their respective Affiliates, officers or directors, should be discovered by any Party, and such information should be set forth in an amendment or supplement to the Proxy Statement, the Form

S-4 or any Irish Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed by Endo and Auxilium with the SEC and by Endo with the Canadian securities regulators and the CBI (or, if applicable, any other Governmental Authority) and, to the extent required by Law, disseminated to the Auxilium Stockholders.

(g)                                  The Proxy Statement shall include, unless Auxilium shall have effected an Auxilium Change of Recommendation in accordance with the terms of this Agreement, the Auxilium Recommendation, the Auxilium Fairness Opinions, the rationale for the Auxilium Recommendation and a statement that, to the knowledge of Auxilium, each director and executive officer of Auxilium intends to vote all Auxilium Shares held by him or her in favor of the Auxilium Stockholder Approval at the Auxilium Meeting.

2.4                               Stockholder Meeting

(a)                                 Auxilium shall duly take all lawful action to call, give notice of, convene and hold the Auxilium Meeting in accordance with the constituent documents of Auxilium and applicable Law as promptly as practicable following the date upon which the Form S-4 becomes effective and the Proxy Statement has been cleared by the SEC for the purpose of obtaining Auxilium Stockholder Approval as required by the DGCL and this Agreement.

(b)                                 Subject to the terms of this Agreement, unless Auxilium shall have effected an Auxilium Change of Recommendation in accordance with the terms of this Agreement, Auxilium shall use its commercially reasonable efforts to solicit from Auxilium Stockholders proxies in favor of the Auxilium Stockholder Approval and take all other actions that are reasonably necessary or desirable to obtain the approval of the Merger and the adoption of this Agreement by Auxilium Stockholders, including using the services of proxy solicitation agents, and take all other actions reasonably requested by Endo that are reasonably necessary to obtain Auxilium Stockholder Approval and permit Endo to assist, and consult with Endo and keep Endo apprised, with respect to such solicitation and other actions. Unless this Agreement has been terminated in accordance with ARTICLE VII, subject to Section 2.4(a), this Agreement shall be submitted to Auxilium Stockholders at the Auxilium Meeting for the purpose of obtaining Auxilium Stockholder Approval, and nothing contained herein shall be deemed to relieve Auxilium of such obligation.

(c)                                  Unless there has been an Auxilium Change of Recommendation in accordance with Section 6.2, neither the Auxilium Board of Directors nor any committee thereof shall withdraw (or modify in any manner adverse to Endo), or propose publicly to withdraw (or modify in any manner adverse to Endo), the Auxilium Recommendation.

(d)                                 Auxilium shall, prior to the Auxilium Meeting, keep Endo reasonably informed of the number of proxy votes received in respect of matters to be acted upon at Auxilium Meeting, and in any event shall provide such number promptly upon the request of Endo or its Representatives.

(e)                                  Auxilium shall not adjourn, postpone, delay or cancel (or propose for adjournment, postponement, delay or cancellation) the Auxilium Meeting without Endo’s prior written consent, in each case; provided that (i) Auxilium shall be permitted to adjourn, delay or postpone convening the Auxilium Meeting if in the good faith judgment of the Auxilium Board of Directors (after consultation with its outside legal advisors) the failure to adjourn, delay or postpone the Auxilium Meeting could be reasonably likely to be inconsistent with the fiduciary duties of the Auxilium Board of Directors under applicable Laws or not allow sufficient time under applicable Laws for the distribution of any required or appropriate supplement or amendment to the Proxy Statement or Form S-4, (ii) if Auxilium shall have made a written request as contemplated by Section 7.1(c)(iii) and the twenty (20) Business Day period referenced therein shall not have expired at least three (3) Business Days prior to the scheduled date of the Auxilium Meeting, Auxilium shall be permitted to adjourn, delay or postpone convening the Auxilium Meeting until the third (3rd) Business Day following the expiration of such twenty (20) Business Day period, or (iii) if the Marketing Period shall not have expired prior to the scheduled date of the Auxilium Meeting, Auxilium shall be permitted to adjourn, delay or postpone convening the Auxilium Meeting until the third (3rd) Business Day following the expiration of the Marketing Period.

(f)                                   Auxilium will provide notice to Endo of the Auxilium Meeting, and shall allow Representatives of Endo and its counsel to attend the meeting.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1                               Representations and Warranties of Auxilium

Except as disclosed in the applicable section or subsection of the Auxilium Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Auxilium Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Auxilium Disclosure Letter only to the extent the relevance of such item to such other section or subsection is reasonably apparent on its face) or the Auxilium Public Disclosure Record (other than any disclosure contained under the captions “Risk Factors” or “Forward Looking Statements” or similar captions and any other disclosure contained therein that is predictive, cautionary or forward-looking in nature), Auxilium represents and warrants to and in favor of Endo as follows and acknowledges that Endo is relying upon such representations and warranties in entering into this Agreement:

(a)                                 Organization and Qualification. Auxilium has been duly incorporated, validly exists and is in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on. Each of the Auxilium Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and has the requisite corporate, legal or other power and authority to own its assets as now owned and to carry on its business as it is now being carried on. Auxilium and each of the Auxilium Subsidiaries is duly qualified to carry on business in each jurisdiction in which the nature or character of the respective properties and assets owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to be material to Auxilium and the Auxilium Subsidiaries, taken as a whole. Auxilium has provided to Endo true, complete and correct copies of the constituent documents of each of Auxilium and Auxilium’s Subsidiaries, in each case as amended.

(b)                                 Authority Relative to this Agreement. Auxilium has the requisite corporate power, authority and capacity to enter into this Agreement and (subject to obtaining the Auxilium Stockholder Approval and the Required Regulatory Approvals, all as contemplated in this Agreement) to perform its obligations hereunder and to complete the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the completion by Auxilium of the transactions contemplated by this Agreement have been duly authorized by the Auxilium Board of Directors and no other corporate proceedings on the part of Auxilium are necessary to authorize the execution and delivery by it of this Agreement or, subject to obtaining the Auxilium Stockholder Approval as contemplated in this Agreement, the completion by Auxilium of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Auxilium and constitutes a legal, valid and binding obligation of Auxilium enforceable against Auxilium in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity.

(c)                                  Required Approvals. No authorization, license, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is necessary for the execution and delivery by Auxilium of this Agreement, the performance by Auxilium of its obligations hereunder and the completion by Auxilium of the Merger, other than:

(i)                                     such filings and other actions required under applicable U.S. Securities Laws and the rules and policies of NASDAQ, in each case, as are contemplated by this Agreement;

(ii)                                  the Required Regulatory Approvals; and

(iii)                               any other authorizations, licenses, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect on Auxilium, or could not reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger.

(d)                                 No Violation. Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.1(c) and complying with applicable Laws and Orders, the execution and delivery by Auxilium of this Agreement, the performance by Auxilium of its obligations hereunder and the completion of the Merger do not and will not (nor will they with the giving of notice or the lapse of time or both):

(i)                                     result in a contravention, breach, violation or default under any Law or Order applicable to Auxilium or any of the Auxilium Subsidiaries or any of its or their respective properties or assets;

(ii)                                  result in a contravention, conflict, violation, breach or default under the constituent documents of Auxilium or any of the Auxilium Subsidiaries;

(iii)                               result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, or loss of any benefit under, any Auxilium Material Contract or material Permit to which it or any of the Auxilium Subsidiaries is a party or by which it or any of the Auxilium Subsidiaries is bound or to which any of its or any of the Auxilium Subsidiaries’ properties or assets is subject or give to any Person any interest, benefit or right, including any right of purchase or sale, termination, payment, modification, reimbursement, penalty, cancellation or acceleration, under any such Auxilium Material Contract or material Permit; or

(iv)                              result in the suspension or alteration in the terms of any material Permit held by Auxilium or any of the Auxilium Subsidiaries or in the creation of any Lien upon any of their properties or assets;

except, in the case of each of clauses (i), (iii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect on Auxilium.

(e)                                  Capitalization of Auxilium.  The authorized capital of Auxilium consists of 150,000,000 Auxilium Shares, 3,500,000 shares of preferred stock, par value $0.01 per share, of Auxilium and 1,500,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, of Auxilium. As of the close of business on October 6, 2014, there were (i) 50,846,769 Auxilium Shares issued and outstanding (including 26,580 Restricted Auxilium Shares outstanding under the Auxilium Share Plan providing for the issuance of 26,580 Auxilium Shares upon the settlement thereof), all of which have been duly authorized and validly issued and are fully paid and non-assessable, (ii) 6,796,681 Auxilium Options outstanding under the Auxilium Share Plan providing for the issuance of 6,796,681 Auxilium Shares upon the exercise thereof, (iii) up to 820,809 Other Auxilium Share-Based Awards outstanding under the Auxilium Share Plan providing for the issuance of 820,809 Auxilium Shares upon the settlement thereof and (iv) 71,713 Auxilium Shares reserved for issuance pursuant to the ESPP under which approximately 46,596 Auxilium Shares are to be purchased with outstanding payroll contributions assuming a purchase date of December 31, 2014 and a per share purchase price no higher than $17.30. None of such Auxilium Shares or Auxilium Share Awards is owned by Auxilium or any Subsidiary of Auxilium. As of the close of business on October 6, 2014, there are (A) 15,693,265 Auxilium Shares subject to issuance pursuant to the Auxilium Convertible Notes, based on Auxilium’s closing stock price of $30.04 on October 6, 2014 (19,188,575 being the maximum number of Auxilium Shares issuable at any time upon conversion of the Auxilium Convertible Notes), (B) 1,250,000 Auxilium shares subject to issuance pursuant to the Actient

Warrants, and (C) 1,500,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, of Auxilium reserved for issuance pursuant to the Rights Agreement. Other than the Auxilium Call Options, there is no outstanding contractual obligation of Auxilium or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Auxilium Shares. Except for the Auxilium Options, the Auxilium Share Awards, the Auxilium Warrants, the Rights, the Rights Agreement, the Actient Warrants and the Auxilium Convertible Notes (including the convertible note hedge transactions and warrant transactions in connection therewith), as of the date of this Agreement, Auxilium has no outstanding agreement, subscription, warrant, option, conversion or exchange privilege, right, arrangement or commitment (nor has it granted any right or privilege (contingent or otherwise) capable of becoming an agreement, subscription, warrant, option, conversion or exchange privilege, right, arrangement or commitment) obligating it to issue or sell any Auxilium Shares or other securities of Auxilium, including any security or obligation of any kind convertible into or exchangeable or exercisable for any Auxilium Shares or other security of Auxilium. Except for the Auxilium Options and Auxilium Share Awards, neither Auxilium nor any of Auxilium’s Subsidiaries has outstanding any stock appreciation right, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the book value, Auxilium Share price, income or any other attribute of or related to Auxilium or any of its Subsidiaries. Shares of Auxilium are listed on NASDAQ and, except for such listings, no securities of Auxilium or any of Auxilium’s Subsidiaries are listed on any other stock or securities exchange or market or registered under any securities Laws. Other than the Auxilium Convertible Notes, there are no outstanding bonds, debentures or other evidences of indebtedness of Auxilium or any of Auxilium’s Subsidiaries having the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) with the holders of Auxilium Shares on any matter. Section 3.1(e) of the Auxilium Disclosure Letter sets out a true, complete and correct list of all Auxilium Options (other than Options granted under the ESPP) and Auxilium Share Awards, the names of the holders of such awards, the type of such award, whether each such holder is a current director of Auxilium or current employee of Auxilium or any of its Subsidiaries and the grant date and the exercise price (as applicable). A true, correct and complete copy of the Auxilium Share Plan has been provided or otherwise made available to Endo.

(f)                                   Auxilium Subsidiaries. Section 3.1(f) of the Auxilium Disclosure Letter sets forth a true, complete and correct list of each of the Auxilium Subsidiaries, its jurisdiction and form of organization. Auxilium or an Auxilium Subsidiary is the sole registered and beneficial owner of all of the outstanding shares in the capital of or outstanding shares of capital stock or other ownership, equity or voting interests of the Auxilium Subsidiaries free and clear of any Liens (other than Permitted Liens), all such shares are validly issued, fully paid and non-assessable, and no other Person has any option, right, entitlement, understanding or commitment (contingent or otherwise) regarding the right to acquire any such share or interest in any of the Auxilium Subsidiaries and no Auxilium Subsidiary has any outstanding option, warrant, conversion or exchange privilege or other right, agreement, arrangement or commitment obligating any such entity to issue or sell any share or ownership, equity or voting interest of such entity or security or obligation of any kind convertible into or exchangeable or exercisable for any shares or ownership, equity or voting interests of any such entity. Neither Auxilium nor any of the Auxilium Subsidiaries own any interest or investment (whether equity or debt) in any other

Person, other than an Auxilium Subsidiary, which interest or investment is material to Auxilium and the Auxilium Subsidiaries, taken as a whole.

(g)                                  Securities Laws Matters.

(i)                                     The Auxilium Shares are registered pursuant to Section 12(b) of the 1934 Exchange Act and with NASDAQ. Neither the SEC nor any state regulatory authority has issued any order preventing or suspending trading of any securities of Auxilium, and Auxilium is in compliance in all material respects with applicable U.S. Securities Laws.

(ii)                                  Auxilium is in compliance in all material respects with the requirements of NASDAQ for continued listing of the Auxilium Shares thereon. Except for the transactions contemplated by this Agreement, Auxilium has not taken any action designed to terminate, or likely to have the effect of terminating, the registration of the Auxilium Shares under the 1934 Exchange Act or the listing of such shares on NASDAQ.

(iii)                               Trading in Auxilium Shares on NASDAQ is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of Auxilium is pending or, to the knowledge of Auxilium, threatened. To the knowledge of Auxilium, as of the date of this Agreement, no inquiry, review or investigation (formal or informal) of Auxilium by the SEC or similar regulatory authority or NASDAQ is in effect or ongoing or expected to be implemented or undertaken.

(iv)                              Except as set forth above in this Section 3.1(g), neither Auxilium nor any of its Subsidiaries is subject to continuous disclosure or other public reporting requirements under any securities Laws.

(v)                                 Since December 31, 2011, Auxilium has timely filed all forms, reports, statements and documents, including financial statements and management’s discussion and analysis required to be filed by Auxilium under applicable U.S. Securities Laws and the rules and policies of NASDAQ. The documents in the Auxilium Public Disclosure Record, as at the respective dates filed, were in compliance in all material respects with applicable U.S. Securities Laws and, where applicable, the rules and policies of NASDAQ.

(vi)                              None of the documents in the Auxilium Public Disclosure Record, as of their respective dates (and, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h)                                 Financial Statements.

(i)                                     The Auxilium Financial Statements have been prepared in accordance with U.S. GAAP applied on a basis consistent with those of previous periods and in accordance with applicable Laws, except as otherwise stated in the notes to such statements or in the auditor’s report thereon and subject, in the case of the Auxilium Interim Financial Statements, to normal year-end audit adjustments, which are not material to Auxilium and the Auxilium

Subsidiaries, taken as a whole, individually or in the aggregate, and may omit notes which are not material and are not required by applicable Laws or U.S. GAAP. The Auxilium Financial Statements present fairly, in all material respects, the consolidated balance sheets and consolidated statements of operations, consolidated statements of stockholders’ equity and consolidated statements of cash flows of Auxilium and the Auxilium Subsidiaries as of the respective dates thereof and for the respective periods set forth therein. There are no outstanding loans made by Auxilium or any of the Auxilium Subsidiaries to any director or officer of Auxilium. All of such documents in the Auxilium Public Disclosure Record (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective document in the Auxilium Public Disclosure Record), complied as to form in all material respects with the applicable requirements of the 1933 Securities Act and the 1934 Exchange Act.

(ii)                                  Auxilium has designed such disclosure controls and procedures, or caused them to be designed under the supervision of its Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance that material information relating to Auxilium is made known to its Chief Executive Officer and Chief Financial Officer by others within Auxilium and the Auxilium Subsidiaries.

(iii)                               Auxilium has designed such internal controls over financial reporting, or caused them to be designed under the supervision of the Chief Executive Officer and Chief Financial Officer of Auxilium, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. To the knowledge of Auxilium, since December 31, 2011: (A) except as set forth on Section 3.1(h)(iii) of the Auxilium Disclosure Letter, there have been no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of Auxilium that are reasonably likely to adversely affect Auxilium’s ability to record, process, summarize and report financial information, and (B) there is and has been no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of Auxilium. To the knowledge of Auxilium, since December 31, 2011, Auxilium has received no (x) complaints from any source regarding accounting, internal accounting controls or auditing matters or (y) written reports from employees of Auxilium regarding questionable accounting or auditing matters.

(i)                                     No Undisclosed Liabilities. Auxilium and the Auxilium Subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed on a balance sheet (or the footnotes thereto) prepared in accordance with U.S. GAAP, other than (i) liabilities and obligations disclosed in the Auxilium Public Disclosure Record, (ii) liabilities and obligations incurred in the ordinary course of business (other than those specifically disclosed in the Auxilium Public Disclosure Record) that would not reasonably be expected to be material to Auxilium and its Subsidiaries, taken as a whole (other than those disclosed in the Auxilium Public Disclosure Record), (iii) liabilities under Contracts (other than any such liability resulting from a breach or default thereunder) and (iv) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated by this Agreement. Without limiting anything set forth herein, the Auxilium

Financial Statements reflected and continued to reflect, in each case as of the date filed, appropriate reserves under U.S. GAAP for contingent liabilities relating to pending or anticipated litigation and other contingent obligations of Auxilium and the Auxilium Subsidiaries.

(j)                                    Absence of Certain Changes. From the date of the most recent Auxilium Annual Financial Statements to the date of this Agreement, (i) no result, fact, change, effect, event, circumstance, occurrence or development has occurred or arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Auxilium and (ii) Auxilium and each of the Auxilium Subsidiaries has conducted its business in all material respects in the ordinary course of business.

(k)                                 Compliance with Laws. Since December 31, 2011, the business of Auxilium and of each of the Auxilium Subsidiaries has been and is currently being conducted in material compliance with all applicable Laws, Orders and Regulatory Guidelines and neither Auxilium nor any Auxilium Subsidiary has received any written notice of any alleged material non-compliance or violation of any such Laws, Orders or Regulatory Guidelines. Neither Auxilium nor any of the Auxilium Subsidiaries has taken or committed to take any action which would cause Auxilium or any of the Auxilium Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) or any applicable Laws of similar effect, and, to the knowledge of Auxilium, no such action has been taken by any Person acting on behalf of Auxilium or any of the Auxilium Subsidiaries.

(l)                                     Litigation. There is no Proceeding against or involving Auxilium or any of the Auxilium Subsidiaries (whether in progress, pending or, to the knowledge of Auxilium, threatened) that, if adversely determined, would reasonably be expected to have a Material Adverse Effect on Auxilium or would prevent or significantly impede or materially delay the completion of the Merger and, to the knowledge of Auxilium, no event or circumstance has occurred which would reasonably be expected to give rise to any such Proceeding. Neither Auxilium nor any of the Auxilium Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger or have a Material Adverse Effect on Auxilium.

(m)                             Real Property. Section 3.1(m) of the Auxilium Disclosure Letter contains (a) a list of all leases and subleases pursuant to which Auxilium or any Auxilium Subsidiary currently leases real property as tenant (the “Real Property Leases”) and (b) a list of all real property owned by Auxilium or any Auxilium Subsidiary (“Owned Real Property”).  Each Real Property Lease is a valid leasehold, sublease interest or comparable right, and Auxilium or one of the Auxilium Subsidiaries holds good, valid and marketable beneficial and legal title to the Owned Real Property.  There is no pending or, to the knowledge of Auxilium, threatened condemnation or expropriation proceedings with respect to any Owned Real Property.  There are no outstanding options or rights of first refusal to purchase any Owned Real Property (or any portion thereof or interest therein).  Except for Permitted Liens, there are no Liens registered against any Owned Real Property.

(n)                                 Contracts.

(i)                                     Except as set forth in Section 3.1(n) of the Auxilium Disclosure Letter, as of the date of this Agreement, none of Auxilium or any of the Auxilium Subsidiaries is a party to or bound by any of the following types of Contract (other than an Employment Agreement or an Auxilium Plan) (each of the following types of Contracts, an “Auxilium Material Contract”):

(A)                               any Contract entered into outside of the ordinary course of business which is both (i) reasonably expected to involve the payment or receipt in 2014 or any subsequent year of an amount in excess of $2,500,000, and (ii) not terminable by Auxilium or any of the Auxilium Subsidiaries on three (3) months’ notice or less;

(B)                               any credit agreement, loan agreement, indenture, note, mortgage, security agreement, loan commitment or other Contract relating to the indebtedness of Auxilium or any Auxilium Subsidiary in an amount in excess of $2,500,000;

(C)                               any Contract granting to any Person a right of first refusal or option to purchase or acquire any assets of Auxilium or any Auxilium Subsidiary valued at an amount in excess of $2,500,000;

(D)                               any real property lease, rental or occupancy agreement under which Auxilium or any Auxilium Subsidiary continues to have obligations or rights;

(E)                                any Contract pursuant to which Auxilium or any Auxilium Subsidiary (i) is granted or obtains or agrees to obtain any right or license to use any material Intellectual Property (excluding commercially available software), (ii) is restricted in its right to use or register any material Intellectual Property owned by Auxilium or any of the Auxilium Subsidiaries, or (iii) grants, or agrees to grant, to any other Person any right or license to use, obtain, enforce or register any material Intellectual Property owned by Auxilium or any of the Auxilium Subsidiaries, including any license agreements, option agreements and covenants not to sue;

(F)                                 except for any non-solicit obligations, any Contract that obligates Auxilium or any Auxilium Subsidiary or its Affiliates not to compete with another Person, requires Auxilium or any Auxilium Subsidiary to acquire any product, asset or service exclusively from any other Person, or otherwise contractually restricts Auxilium or any Auxilium Subsidiary or its Affiliates from acquiring any material product, asset or service from any other Person, or providing products, assets or services to any other Person, or developing or distributing any product to any Person or in any geographic location;

(G)                               any Contract entered into since December 31, 2011: (i) relating to the merger, consolidation, reorganization, liquidation, dissolution or any similar extraordinary transaction with respect to Auxilium or any Auxilium Subsidiary, (ii) relating to a material acquisition or disposition by Auxilium or any Auxilium Subsidiary, (iii) relating to the acquisition, issuance or transfer of any securities of Auxilium or any Auxilium Subsidiary, or (iv) relating to any partnership, strategic alliance or joint venture agreement; and

(H)                              except for Contracts entered into in the ordinary course of business with any employee, director or officer of Auxilium or any Auxilium Subsidiary, any Contract with any stockholder of Auxilium or any Auxilium Subsidiary entered into since December 31, 2011.

(ii)                                  True, correct and complete copies of each Auxilium Material Contract in effect on the date hereof that has not been part of the Auxilium Public Disclosure Record have been provided or otherwise made available to Endo.

(iii)                               Except as would not reasonably be expected to have a Material Adverse Effect on Auxilium, none of Auxilium, the Auxilium Subsidiaries or, to the knowledge of Auxilium, any of the other parties thereto is in breach or violation of or in default under, or committed or failed to perform any act which would result in a default under (in each case, with or without notice or lapse of time or both), any Auxilium Material Contract in any material respect, and none of Auxilium or any of the Auxilium Subsidiaries has received or given any notice of default under any Auxilium Material Contract which remains uncured. To the knowledge of Auxilium, there exists no state of facts which, after notice or lapse of time or both, would constitute a default under or breach or violation of any Auxilium Material Contract or the inability of a party to any Auxilium Material Contract to perform its obligations thereunder where, in any such case, such default, breach, violation or non-performance has had or would reasonably be expected to have a Material Adverse Effect on Auxilium. To the knowledge of Auxilium, no Person has challenged in writing the validity or enforceability of any Auxilium Material Contract.

(iv)                              There are no shareholders or stockholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments, other than the Rights Agreement, to which Auxilium or any of the Auxilium Subsidiaries is a party or, to the knowledge of Auxilium, with respect to any shares or other equity interests of Auxilium or any of the Auxilium Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of Auxilium or any of the Auxilium Subsidiaries.

(v)                                 As of the date of this Agreement, neither Auxilium nor any of the Auxilium Subsidiaries has received written notice of the termination of, or intent to terminate or otherwise fail to materially perform, any Auxilium Material Contract.

(o)                                 Taxes.

(i)                                     Auxilium and each of its Subsidiaries has duly and timely made or prepared all Returns required to be made or prepared by it, has duly and timely filed all Returns required to be filed by it with the appropriate Governmental Authority and has completely and correctly reported all income and all other amounts or information required to be reported thereon. Auxilium has provided Endo copies of its U.S. federal income Tax Return and each other material income Tax Return for taxable years ending 2013, 2012, 2011 and 2010. All material Returns provided or otherwise made available to Endo are true, complete and correct copies of such Returns.

(ii)                                  Auxilium and each of the Auxilium Subsidiaries has: (A) duly and timely paid all material Taxes due and payable by it other than those that are being contested in good faith pursuant to applicable Laws and in respect of which adequate reserves have been established in accordance with U.S. GAAP in the Auxilium Interim Financial Statements; (B) duly and timely withheld all material Taxes and other amounts required by applicable Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by applicable Laws to be remitted by it; and (C) duly and timely collected all material amounts on account of sales or transfer taxes, including goods and services, harmonized, sales, value added and federal, provincial, state or territorial sales taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by applicable Laws to be remitted by it.

(iii)                               No audit, action, investigation, deficiency, litigation, proposed adjustment or other Proceeding exists or has been asserted or, to the knowledge of Auxilium, threatened with respect to Taxes or Returns of Auxilium or any of its Subsidiaries, and neither Auxilium nor any of its Subsidiaries is a party to any Proceeding for assessment, reassessment, or collection of Taxes and no such Proceeding has been asserted or, to the knowledge of Auxilium, threatened against Auxilium or any of its Subsidiaries or any of their respective assets, and there are no matters of dispute or matters under discussion with any Governmental Authority relating to Taxes assessed by any Governmental Authority against Auxilium or any of its Subsidiaries or relating to Returns or any other matters which could result in claims for Taxes or additional Taxes.

(iv)                              There are no currently effective or pending material elections, agreements, or waivers extending the limitation period or providing for an extension of time with respect to the assessment or reassessment of any Taxes, the filing of any Return, or the payment of any Taxes by Auxilium or any of its Subsidiaries.

(v)                                 Neither Auxilium nor any of its Subsidiaries has made, prepared and/or filed any elections, designations, or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Returns that has effect for any period ending after the Closing Date.

(vi)                              To the knowledge of Auxilium (including management employees knowledgeable about Tax matters), there are no Liens for Taxes on the property or assets of Auxilium or any of its Subsidiaries, except for Permitted Liens.

(vii)                           All transactions between Auxilium and any of its Subsidiaries, on the one hand, and Auxilium or another such Subsidiary, on the other hand, have been effected at the values and on the terms that would have been agreed by unrelated parties acting at arm’s length.

(viii)                        Section 3.1(o) of the Auxilium Disclosure Letter contains a list of all jurisdictions in which Auxilium or any of its Subsidiaries has filed, or is required to file, a Return. Neither Auxilium nor any of its Subsidiaries is required to file any Return in respect of income taxes in any jurisdiction other than the jurisdiction of its formation.

(ix)                              Neither Auxilium nor any of its Subsidiaries is subject to liability for Taxes of any other Person. Neither Auxilium nor any of its Subsidiaries has acquired property from any Person in circumstances where Auxilium or such Subsidiary did or could become liable for any Taxes of such Person. Neither Auxilium nor any of its Subsidiaries has entered into any agreement with, or provided any undertaking to, any Person pursuant to which it has assumed liability for the payment of income Taxes owing by such person.

(x)                                 No private letter rulings or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to Auxilium or any of the Auxilium Subsidiaries.

(xi)                              The charges, accruals, and reserves for Taxes reflected on the Auxilium Interim Financial Statements (whether or not due and whether or not shown on any Return, but excluding any provision for deferred income taxes) are adequate under U.S. GAAP to cover Taxes with respect to Auxilium and each of its Subsidiaries accruing through the date hereof.

(xii)                           None of Auxilium or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution intended to be governed by Section 355(a)(1) of the Code.

(p)                                 Employment Agreements and Collective Agreements. None of Auxilium or any of the Auxilium Subsidiaries is a party to or bound or governed by (or currently negotiating in connection with entering into), or subject to, or has any liability with respect to:

(i)                                     any employment, retention or change of control agreement with, or any written or oral agreement, commitment, obligation, arrangement, plan or understanding providing for any retention, bonus, severance, change of control, retirement or termination payments to any current or, to the extent remaining outstanding, former director, officer or employee of Auxilium or any of the Auxilium Subsidiaries (each, an “Employment Agreement”) in excess of $250,000;

(ii)                                  any collective bargaining or union agreements or other Contract with a labor union, labor organization or employee association, or any actual or, to the knowledge of Auxilium, threatened application for certification, recognition or bargaining rights in respect of Auxilium or any of the Auxilium Subsidiaries, or any Proceeding seeking to compel Auxilium or any of the Auxilium Subsidiaries to bargain with any labor organization as to wages or conditions of employment;

(iii)                               any organized labor dispute, work stoppage or slowdown, strike or lock-out relating to or involving any employees of Auxilium or any of the Auxilium Subsidiaries; or

(iv)                              any actual or, to the knowledge of Auxilium, threatened grievance, claim or other Proceeding arising out of or in connection with any labor or employment matter by Auxilium or any of the Auxilium Subsidiaries or the termination thereof except as would not be expected to have a Material Adverse Effect on Auxilium.

True, complete and correct copies of the agreements, arrangements, plans and understandings referred to in paragraphs (i) and (ii) of this Section 3.1(p) have been provided or otherwise made available to Auxilium. Except as would not be expected to have a Material Adverse Effect on Auxilium, each of Auxilium and the Auxilium Subsidiaries is in material compliance with all applicable Laws (domestic and foreign), Orders, Contracts and Auxilium material policies relating to employment, employment practices, wages, hours and terms and conditions of employment.

(q)                                 Pension and Employee Benefits.

(i)                                     Section 3.1(q)(i) of the Auxilium Disclosure Letter sets forth a true, complete and correct list of each material Auxilium Plan.

(ii)                                  With respect to each material Auxilium Plan, Auxilium has provided or otherwise made available to Endo (A) a true and complete copy of each Auxilium Plan, including any amendments thereto and all material supporting documents; (B) latest annual report, if any; (C) copies of all material communications received in the last three years with applicable Governmental Authorities; (D) each trust or other funding arrangement; (E) each summary plan description (if applicable); and (F) where applicable, the most recent financial statements and actuarial or other valuation reports prepared with respect thereto.

(iii)                               The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, director, officer, independent contractor or other service provider of Auxilium to termination or severance pay (or a material increase thereof), (B) accelerate the time of funding (through a grantor trust or otherwise), payment or vesting, or increase the amount of compensation or benefit due any such employee, director, officer, independent contractor or other service provider, or (C) cause amounts payable under the Auxilium Plans to fail to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code. No employee or individual consultant or independent contractor has a contractual entitlement to a gross-up or additional payment by reason of the tax required by Section 409A or 4999 of the Code being imposed upon such person (it being understood that a breach of contract claim shall not be considered a contractual entitlement for purposes of this clause (iii)).

(iv)                              Each Auxilium Plan has been established, registered, qualified, funded, invested, operated and administered in all material respects in accordance with its terms and applicable Law (including Section 409A of the Code). There are no pending or, to the knowledge of Auxilium, threatened material actions, suits, disputes or claims by or on behalf of any Auxilium Plan, by any employee or beneficiary covered under any such Auxilium Plan, as applicable, or otherwise involving any such Auxilium Plan (other than routine claims for benefits).

(v)                                 No Auxilium Plan provides welfare or post-retirement benefits, including, without limitation, death or medical benefits (whether or not insured), beyond retirement or termination of service to employees or former employees or to the beneficiaries or dependents of such employees, other than coverage mandated solely by applicable Law or at the expense of the participant or the participant’s beneficiary or for a limited period of time following a termination of employment pursuant to an Employment Agreement.

(vi)                              Neither Auxilium, nor any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group,” with Auxilium, in each case as defined in Section 414(b), (c), (m) or (o) of the Code sponsors, contributes to or has any liability under, or in the past six (6) years sponsored, contributed to or had liability under, a plan subject to Title IV or Section 302 of the U.S. Employee Retirement Income Security Act of 1974, as amended.

(vii)                           Each Auxilium Plan that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and, to the knowledge of Auxilium, there are no existing circumstances or any events that have occurred that would reasonably be expected to affect materially and adversely the qualified status of any such Auxilium Plan.

(viii)                        All contributions, premiums or Taxes required to be made or paid by Auxilium or any of its Subsidiaries, as the case may be, under or in connection with the Auxilium Plans have been made in a timely fashion in accordance with Laws and the terms of the applicable Auxilium Plan.

(r)                                    Intellectual Property.

(i)                                     Section 3.1(r)(i) of the Auxilium Disclosure Letter sets forth a correct and complete list of all (A) issued Patents and Patent applications, (B) Trademark registrations and applications and material unregistered Trademarks, (C) Copyright registrations and applications, and (D) material Software, in each case which is owned by, or exclusively licensed to, Auxilium or any of the Auxilium Subsidiaries in any jurisdiction in the world (collectively, the “Auxilium Intellectual Property”), indicating, for each item of Auxilium Intellectual Property, the owner, registration or application number (as applicable) and the applicable filing jurisdiction. Auxilium or one of the Auxilium Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations (including Patents), record owner or exclusive licensee of the record owner of each item of the Auxilium Intellectual Property set forth in Section 3.1(r)(i) of the Auxilium Disclosure Letter, and, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Auxilium, to the knowledge of Auxilium, all such Intellectual Property is subsisting, valid, and enforceable.

(ii)                                  Auxilium or one of the Auxilium Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property (A) related to the products or product candidates presently sold or under development in the conduct of the business of Auxilium or one of the Auxilium Subsidiaries and (B) used or held for use in, or necessary to conduct, the business and operations of Auxilium and the Auxilium Subsidiaries as presently conducted.

(iii)                               There are no Orders, writs, injunctions or decrees to which Auxilium or any of the Auxilium Subsidiaries is subject with respect to any Intellectual Property material to the conduct of the business of Auxilium and the Auxilium Subsidiaries as presently conducted that is owned by Auxilium or any of the Auxilium Subsidiaries, nor, to the knowledge of Auxilium, any such Orders, writs, injunctions or decrees with respect to such Intellectual Property used or held for use by Auxilium or any of the Auxilium Subsidiaries.

(iv)                              To the knowledge of Auxilium, there is no valid basis for a claim of infringement, misappropriation or other violation of material Intellectual Property rights against Auxilium or any of the Auxilium Subsidiaries in respect of the conduct of their businesses as currently conducted.

(v)                                 To the knowledge of Auxilium, no Person is infringing, misappropriating or otherwise violating any material Intellectual Property owned, used or held for use by Auxilium or any of the Auxilium Subsidiaries in the conduct of the business of Auxilium and the Auxilium Subsidiaries as presently conducted, and no such claims have been asserted or threatened against any Person by Auxilium or the Auxilium Subsidiaries or, to the knowledge of Auxilium, any other Person, in the past six (6) years.

(vi)                              To the knowledge of Auxilium, there has been no claim asserted or threatened, or Proceedings of any kind pending or in progress, challenging the scope, validity or enforceability of any material Auxilium Intellectual Property applications or registrations (including Patents) owned by or licensed to Auxilium or any of the Auxilium Subsidiaries.

(s)                                   Regulatory Matters.

(i)                                     Since December 31, 2011, the businesses of each of Auxilium and the Auxilium Subsidiaries have been and are being conducted in material compliance with all Laws governing the quality, identity, strength, purity, safety, efficacy, investigation, development, record keeping, reporting, testing, development, manufacturing, processing, packaging, labeling, storage, transportation, importation, exportation and distribution of pharmaceutical drugs, including, to the extent applicable, (A) the Federal Food, Drug, and Cosmetic Act of 1938, 21 U.S.C. § 301 et seq. (the “FDCA”); (B) the Public Health Service Act of 1944; (C) Canada’s Food and Drugs Act (the “CFDA”); (D) United States federal Medicare and Medicaid statutes and related state or local statutes or regulations; (E) United States federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b))), Stark Law (42 U.S.C. §1395nn), False Claims Act (31 U.S.C. §3729, et seq.), the Physician Payments Sunshine Act, the Prescription Drug Marketing Act of 1987, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and any comparable state, provincial or local Laws; (F) the Canadian Patent Act (“HIPAA”) and Patented Medicines Regulations and the guidelines of the Patent Medicines Pricing Review Board (the “PMPRB”); (G) the Orphan Drug Act of 1983, 96 Stat. 2049; (H) the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010; (I) state or provincial licensing, disclosure and reporting requirements; (J) all Laws similar to the foregoing in all other jurisdictions; and (K) all binding rules and regulations issued under such Laws.

(ii)                                  Each of Auxilium and the Auxilium Subsidiaries holds all material Regulatory Authorizations necessary for the lawful operation of their businesses and the import, testing, manufacturing, handling, storage, transportation, sale, distribution, marketing, promotion, or export, as applicable, of each of their products. All such material Regulatory Authorizations are valid and in full force and effect or in the process of being obtained in the ordinary course of business. Since December 31, 2011, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Regulatory Authorization, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Auxilium. Auxilium and each of the Auxilium Subsidiaries are in material compliance with the terms of all Regulatory Authorizations, and no event has occurred that, to the knowledge of Auxilium, would reasonably be expected to result in the suspension, revocation, cancellation, non-renewal or adverse modification of any Regulatory Authorization.

(iii)                               All pre-clinical and clinical investigations conducted or sponsored by Auxilium or any of the Auxilium Subsidiaries have been, since December 31, 2011, and are being conducted in compliance in all material respects with all applicable Laws and Regulatory Guidelines administered or issued by the applicable Regulatory Authorities, including where applicable (A) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (B) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, (C) Division 5 of the Food and Drug Regulations regarding Drugs for Clinical Trials Involving Human Subjects, and (D) the federal, state and provincial Laws and Regulatory Guidelines restricting the collection, use and disclosure of individually identifiable health information and personal information. Neither Auxilium nor any of the Auxilium Subsidiaries has received any written notice, correspondence or other communication from any Regulatory Authority, including the FDA and Health Canada, since December 31, 2011, initiating or requiring, and are not aware of any facts which are reasonably likely to cause, the termination, suspension or materially adverse modification of any clinical trial conducted or sponsored by Auxilium or the Auxilium Subsidiaries.

(iv)                              All material reports, documents, claims, permits, applications, accreditations and notices required to be filed, maintained or furnished to the FDA, Health Canada, PMPRB or any other Regulatory Authority by Auxilium and its Subsidiaries have been so filed, maintained or furnished.  All such reports, documents, claims, permits, applications, and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing. Neither Auxilium nor any Auxilium Subsidiary, nor, to the knowledge of Auxilium, any officer, employee, agent or distributor of Auxilium or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA, Health Canada, PMPRB or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA, Health Canada, PMPRB or any other Regulatory Authority, or, to the knowledge of Auxilium, committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for Health Canada or any other Regulatory Authority to invoke any similar policy.

(v)                                 Neither Auxilium nor any of the Auxilium Subsidiaries has received any written information from the FDA, Health Canada or any other Regulatory Authority that would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA, Health Canada or such other Regulatory Authority.

(vi)                              Auxilium and the Auxilium Subsidiaries (A) are not a party to and do not have any obligations under any settlement agreement entered into with any Regulatory Authority and (B) since December 31, 2011, have not been the subject of any Regulatory Authority or medical reimbursement investigation other than routine audits and reviews, in any case that would, individually or in the aggregate, be expected to have a Material Adverse Effect on Auxilium.

(vii)                           Neither Auxilium nor any of the Auxilium Subsidiaries, nor, to the knowledge of Auxilium, any officer, employee, agent or distributor of Auxilium or any of the Auxilium Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither Auxilium nor any of its Subsidiaries, nor, to the knowledge of Auxilium, any officer, employee, agent or distributor of Auxilium or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the United States federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program.

(viii)                        Each product or product candidate currently under development or being sold by Auxilium and which is subject to the CFDA, FDCA or any similar Law or Regulatory Guidelines in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed and/or marketed by or on behalf of Auxilium or any of the Auxilium Subsidiaries (each an “Auxilium Product”) is being or has been developed, imported, tested, manufactured, handled, stored, transported, sold, distributed, marketed, promoted or exported in material compliance with all applicable requirements under the CFDA, FDCA and applicable state, provincial and similar Laws and Regulatory Guidelines, including those relating to investigational use, special access, pre-market clearance or marketing approval, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports and security, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Auxilium. To Auxilium’s knowledge, no employee of Auxilium or an Auxilium Subsidiary responsible for management of the import, testing, manufacturing, handling, storage, transportation, sale, distribution, marketing, promotion or export of the Auxilium Products has been sanctioned by a Governmental Authority for non-compliance with applicable Laws or Regulatory Guidelines.

(ix)                              (A) Neither Auxilium, nor any of the Auxilium Subsidiaries nor, to Auxilium’s knowledge to the extent it relates to any Auxilium Products, any subcontractors, contract manufacturers or other vendors has, since December 31, 2011, received any FDA Form

483, notice of adverse finding, notice of violation, untitled letter, warning letter or other similar correspondence or notice from the FDA, Health Canada, state, provincial or any other Regulatory Authority, and (B) there is no action or proceeding pending or, to the knowledge of Auxilium, threatened, in the case of either (A) or (B): (I) contesting the pre-market clearance or approval of, the uses of, the reimbursement of or the labeling or promotion of any Auxilium Product (II) contesting the compliance with Law or Regulatory Guidelines of any facility where an Auxilium Product is developed, tested, manufactured, handled, stored, distributed or transported or (C) otherwise alleging any violation applicable to any Auxilium Product or manufacturing process of any Law or Regulatory Guidelines by Auxilium or Auxilium’s Subsidiaries.

(x)                                 Since December 31, 2011, Auxilium and Auxilium’s Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notification, field correction, market withdrawal or replacement, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, lack of efficacy, adulteration, misbranding or lack of regulatory compliance of any Auxilium Product. Auxilium and Auxilium’s Subsidiaries are not aware of any facts which are reasonably likely to cause, and neither Auxilium nor any of the Auxilium Subsidiaries has received any written notice that the FDA, Health Canada or any other Regulatory Authority or Governmental Authority has commenced, or threatened to initiate, any action to cause (A) the seizure, recall, market withdrawal or replacement of any Auxilium Product, (B) a change in the marketing classification or a material change in the labeling or advertising of any Auxilium Product, or (C) a termination, suspension or injunction of the manufacture, marketing, storage or distribution of any Auxilium Products. Auxilium and the Auxilium Subsidiaries have complied in all material respects with all recalls, market withdrawals or other corrective actions and have no obligation or liability with respect to any recall, market withdrawal or corrective action.

(t)                                    Books and Records. The corporate records and minute books of Auxilium and the Auxilium Subsidiaries have been maintained in accordance with all applicable Laws in all material respects, and such corporate records and minute books are complete and accurate in all material respects, including, but not limited to, the fact that the minute books contain the minutes of all meetings of the boards of directors, committees of the board and stockholders and all resolutions passed by the boards of directors, committees of the boards and the stockholders, except that minutes of certain recent meetings of the Auxilium Board of Directors or committees thereof have not been finalized as of the date hereof. All such corporate records and minute books of Auxilium and the Auxilium Subsidiaries have been provided or otherwise made available to Auxilium.

(u)                                 Fairness Opinions. The Auxilium Board of Directors has received the Auxilium Fairness Opinions to the effect that, subject to the assumptions, limitations, qualifications and conditions set forth therein, as of the date of each such opinion, the Merger Consideration was fair, from a financial point of view, to the Auxilium Stockholders (excluding Endo and its Affiliates). The true, correct and complete copies of the Auxilium Fairness Opinions will be provided by Auxilium to Endo solely for informational purposes not later than two (2) Business Days after the date hereof.

(v)                                 Board of Directors Approval. The Auxilium Board of Directors has unanimously determined that this Agreement and the Merger are fair to Auxilium Stockholders and are in the best interests of Auxilium, has unanimously approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement and, subject to Section 6.2, has unanimously resolved to recommend that Auxilium Stockholders vote in favor of the adoption of this Agreement. As of the date of this Agreement, each director and executive officer of Auxilium intends, to the knowledge of Auxilium, to vote all of the Auxilium Shares held by him or her in favor of the adoption of this Agreement and has agreed that, unless there has been an Auxilium Change of Recommendation, references to such intention may be made in the Proxy Statement and other documents relating to the Merger.

(w)                               Environmental Matters. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) Auxilium and the Auxilium Subsidiaries are now and have been in compliance with all, and have not violated any, applicable Environmental Laws; (ii) there is no Environmental Claim pending or, to the knowledge of Auxilium, threatened against Auxilium, any of its Subsidiaries or, to the knowledge of Auxilium, against any Person whose liability for such Environmental Claims Auxilium or any of its Subsidiaries has retained or assumed either contractually or by operation of law, and, to the knowledge of Auxilium, there are no actions, activities, circumstances, facts, conditions, events or incidents that would reasonably be expected to give rise to such Environmental Claims; (iii) no property currently or formerly owned, leased or operated by Auxilium and the Auxilium Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location, is contaminated with any Hazardous Substance in a manner that would reasonably be expected to require remedial, investigation or clean-up activities by Auxilium or any of the Auxilium Subsidiaries or by any Person whose liability for such Environmental Claims Auxilium or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law; (iv) neither Auxilium nor any Auxilium Subsidiary is subject to any order, decree, injunction or agreement with any Governmental Authority, or any indemnity or other agreement with any third party, concerning liabilities or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance; (v) each of Auxilium and the Auxilium Subsidiaries has all of the environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such environmental Permits are in good standing; and (vi) Auxilium has delivered or otherwise made available copies of any Phase I or II environmental site assessments (or similar reports), or material documents relating to any alleged or actual non-compliance with applicable Environmental Laws by Auxilium and the Auxilium Subsidiaries, in each case received or commissioned by Auxilium since December 31, 2008.

(x)                                 Insurance. Section 3.1(x) of the Auxilium Disclosure Letter contains an accurate and complete list as of the date of this Agreement of all policies of fire, liability, workmen’s compensation and other forms of insurance owned by Auxilium or any Auxilium Subsidiary. All current insurance policies and contracts of Auxilium and the Auxilium Subsidiaries are in full force and effect and are valid and enforceable, and all premiums due thereunder have been paid. None of Auxilium nor any of the Auxilium Subsidiaries has received notice of cancellation or termination with respect to any material insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) nor, to the knowledge of

Auxilium, have any claims been denied under any current insurance policies, and, to the knowledge of Auxilium, no threat has been made to cancel any insurance policy or contract of Auxilium or any Auxilium Subsidiary as of the date of this Agreement, or to deny any claim under current insurance policies or contract.

(y)                                 Rights Agreement. The Auxilium Board of Directors has taken all necessary action, to the reasonable satisfaction of Endo, to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated hereby.

(z)                                  Stockholder Approval. The only vote of the stockholders of Auxilium required to adopt this Agreement and approve the Merger is the Auxilium Stockholder Approval. No other vote of the stockholders of Auxilium is required by Law, the constituent documents of Auxilium or otherwise to adopt this Agreement and approve the Merger.

(aa)                          Brokers and Finders. Neither Auxilium nor any of its Subsidiaries has used any broker or finder in connection with the transactions contemplated hereby, except that Auxilium has engaged Deutsche Bank Securities Inc. and Morgan Stanley & Co. LLC as its financial advisors, and no other broker, finder or investment banker is entitled to any fee or commission from Auxilium or any of its Subsidiaries in connection with the transactions contemplated hereby, and no other Person is or may become entitled to receive any fee or other amount from Auxilium or any of its Subsidiaries in connection with the transactions contemplated hereby. A true and correct copy of the engagement letter with each of Auxilium’s financial advisors in connection with the transactions contemplated hereby has been provided to Endo and has not been subsequently amended, waived or supplemented.

(bb)                          No Other Representations and Warranties. Except for the representations and warranties made by Auxilium in this Section 3.1, neither Auxilium nor any other Person makes any express or implied representation or warranty with respect to Auxilium or any of its Subsidiaries or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and Auxilium hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Auxilium in this Section 3.1, neither Auxilium nor any other Person makes or has made any representation or warranty to Endo or any of its Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Auxilium, any of the Auxilium Subsidiaries or their respective businesses or operations or (ii) any oral or written information furnished or made available to Endo or any of its Representatives in the course of their due diligence investigation of Auxilium, the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement, including the accuracy, completeness or currency thereof, and neither Auxilium nor any other Person will have any liability to Endo or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud. Notwithstanding anything contained in this Agreement to the contrary, Auxilium acknowledges and agrees that none of Endo or any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly made by Endo in Section 3.2, including any implied representation or warranty as to the accuracy or completeness of any information regarding Endo furnished or made available to Auxilium, or any of its Representatives.

3.2                               Representations and Warranties of Endo

Except as disclosed in the applicable section or subsection of the Endo Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Endo Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Endo Disclosure Letter only to the extent the relevance of such item to such other section or subsection is reasonably apparent on its face)or the Endo Public Disclosure Record (other than any disclosure contained under the captions “Risk Factors” or “Forward Looking Statements” or similar captions and any other disclosure contained therein that is predictive, cautionary or forward-looking in nature), Endo represents and warrants to and in favor of Auxilium as follows and acknowledges that Auxilium is relying upon such representations and warranties in entering into this Agreement:

(a)                                 Organization and Qualification. Endo has been duly incorporated and validly exists under the Laws of its jurisdiction of incorporation and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on. Each of the Endo Material Subsidiaries is a corporation or other entity duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation, organization or formation and has the requisite corporate, legal or other power and authority to own its assets as now owned and to carry on its business as it is now being carried on. Endo and each of the Endo Material Subsidiaries is duly qualified to carry on business in each jurisdiction in which the nature or character of the respective properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to be material to Endo and the Endo Material Subsidiaries, taken as a whole. Endo has provided or otherwise made available to Auxilium true, complete and correct copies of the memorandum and articles of association or other constituent documents of each of Endo, HoldCo and AcquireCo, in each case, as amended.

(b)                                 Authority Relative to this Agreement. Each Endo Party has the requisite corporate power, authority and capacity to enter into this Agreement and (subject to obtaining the Required Regulatory Approvals, all as contemplated in this Agreement) to perform its obligations hereunder and to complete the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the completion by each Endo Party of the transactions contemplated by this Agreement have been duly authorized by its respective board of directors and no other corporate proceedings on the part of any Endo Party are necessary to authorize the execution and delivery by it of this Agreement or the completion by any Endo Party of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each Endo Party and constitutes a legal, valid and binding obligation of each Endo Party enforceable against such Endo Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity.

(c)                                  Required Approvals. No authorization, license, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is necessary for the execution and delivery by the Endo Parties of this Agreement, the performance by any Endo Party of its obligations hereunder and the completion by the Endo Parties of the Merger, other than:

(i)                                     such filings and other actions required under applicable Canadian Securities Laws, U.S. Securities Laws and, if applicable, the Irish Prospectus to be published under Irish Prospectus Law or other applicable Laws, and the rules and policies of the TSX and NASDAQ, in each case, as are contemplated by this Agreement;

(ii)                                  the Required Regulatory Approvals; and

(iii)                               any other authorizations, licenses, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect on Endo, or could not reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger.

(d)                                 No Violation. Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.2(c) and complying with applicable Laws and Orders, the execution and delivery by each Endo Party of this Agreement, the performance by such Endo Party of its obligations hereunder and the completion of the Merger do not and will not (nor will they with the giving of notice or the lapse of time or both):

(i)                                     result in a contravention, breach, violation or default under any Law or Order applicable to Endo or any of the Endo Material Subsidiaries or any of its or their respective properties or assets;

(ii)                                  result in a contravention, conflict, violation, breach or default under the memorandum and articles of association or other constituent documents of Endo or any of the Endo Material Subsidiaries;

(iii)                               result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, or loss of any benefit under, any Endo Material Contract or material Permit to which it or any of the Endo Material Subsidiaries is a party or by which it or any of the Endo Subsidiaries is bound or to which any of its or any of the Endo Subsidiaries’ properties or assets is subject or give to any Person any interest, benefit or right, including any right of purchase or sale, termination, payment, modification, reimbursement, penalty, cancellation or acceleration, under any such Endo Material Contract or material Permit; or

(iv)                              result in the suspension or alteration in the terms of any material Permit held by Endo or any of the Endo Material Subsidiaries or in the creation of any Lien upon any of their properties or assets;

except, in the case of each of clauses (i), (iii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect on Endo.

(e)                                  Capitalization of Endo. As of the date of this Agreement, the authorized capital of Endo consists of 1,000,000,000 ordinary shares of $0.0001 each, of which 153,676,641 shares are issued and outstanding as of the close of business on October 6, 2014, and 4,000,000 euro deferred shares of €0.01 each, of which 4,000,000 are issued and outstanding. All of the issued and outstanding ordinary shares of Endo have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in the Endo Public Disclosure Record, as of the date of this Agreement, there are no outstanding agreements, subscriptions, warrants, options, rights or commitments (nor has Endo granted any other right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating Endo to issue or sell any ordinary shares or other securities of Endo, including any security or obligation of any kind convertible into or exchangeable or exercisable for any ordinary shares or other security of Endo. All Endo Shares issuable upon exercise of the Actient Warrants, if applicable, or upon conversion of Auxilium Convertible Notes will, on or prior to the Closing Date, be duly authorized and reserved for issuance and will, upon exercise of such securities or issue of underlying Endo Shares, as applicable, in accordance with their respective terms, be validly issued as fully paid and non-assessable and will not be subject to any pre-emptive rights and the issue of the relevant Endo Shares will not give rise to any stamp duty.

(f)                                   Endo Material Subsidiaries. Endo or an Endo Material Subsidiary is the sole registered and beneficial owner of all of the outstanding shares in the capital of or outstanding shares of capital stock or other ownership, equity or voting interests of Endo Subsidiaries free and clear of any Liens (other than Permitted Liens), and no other Person has any option, right, entitlement, understanding or commitment (contingent or otherwise) regarding the right to acquire any such share or interest in any of the Endo Subsidiaries and no outstanding option, warrant, conversion or exchange privilege or other right, agreement, arrangement or commitment obligating any such entity to issue or sell any share or ownership, equity or voting interest of such entity or security or obligation of any kind convertible into or exchangeable or exercisable for any shares or ownership, equity or voting interests of any such entity. Neither Endo nor any of the Endo Material Subsidiaries own any interest or investment (whether equity or debt) in any other Person, other than an Endo Material Subsidiary, which interest or investment is material to Endo and its Subsidiaries, taken as a whole.

(g)                                  Securities Laws Matters.

(i)                                     The Endo Shares are registered pursuant to Section 12(b) of the 1934 Exchange Act and Endo is, since March 4, 2014, a “reporting issuer” in each Province of Canada within the meaning of applicable Canadian Securities Laws and is not on the list of reporting issuers in default under applicable Canadian Securities Laws, and no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of Endo, and Endo is in compliance in all material respects with applicable Canadian Securities Laws and U.S. Securities Laws.

(ii)                                  Endo is in compliance in all material respects with the requirements of the TSX and NASDAQ for continued listing of the Endo Shares thereon. Endo has not taken any action designed to terminate, or likely to have the effect of terminating, the registration of the Endo Shares under the 1934 Exchange Act or the listing of such shares on the TSX or NASDAQ.

(iii)                               Trading in Endo Shares on the TSX and NASDAQ is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of Endo is pending or, to the knowledge of Endo, threatened. To the knowledge of Endo, as of the date of this Agreement, no inquiry, review or investigation (formal or informal) of Endo by any securities commission or similar regulatory authority under applicable U.S. Securities Laws, Canadian Securities Laws, the TSX or NASDAQ is in effect or ongoing or expected to be implemented or undertaken.

(iv)                              Except as set forth above in this Section 3.2(g), neither Endo nor any of its Subsidiaries is subject to continuous disclosure or other public reporting requirements under any securities Laws.

(v)                                 Since December 31, 2011 (or, in Canada, since March 4, 2014), Endo has timely filed all forms, reports, statements and documents, including financial statements and management’s discussion and analysis required to be filed by Endo under applicable Canadian Securities Laws and U.S. Securities Laws and the rules and policies of the TSX and NASDAQ. The documents in the Endo Public Disclosure Record, as at the respective dates filed, were in compliance in all material respects with applicable Canadian Securities Laws and U.S. Securities Laws and, where applicable, the rules and policies of the TSX and NASDAQ.

(vi)                              None of the documents in the Endo Public Disclosure Record, as of their respective dates (and, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h)                                 Financial Statements.

(i)                                     The Endo Financial Statements have been prepared in accordance with U.S. GAAP applied on a basis consistent with those of previous periods and in accordance with applicable Laws except as otherwise stated in the notes to such statements or in the auditor’s report thereon and subject, in the case of the Endo Interim Financial Statements, to year-end audit adjustments, which are not material individually or in the aggregate, and may omit notes which are not material and are not required by applicable Laws or U.S. GAAP. The Endo Annual Financial Statements present fairly, in all material respects, the consolidated balance sheets and consolidated statements of operations, consolidated statements of comprehensive income (loss) and consolidated statements of cash flows of Endo and the Endo Subsidiaries as of the respective dates thereof and for the respective periods set forth therein. All of such documents in the Endo Public Disclosure Record (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective document in the Endo Public Disclosure Record), complied as to form in all material respects with the applicable requirements of the 1933 Securities Act and the 1934 Exchange Act.

(ii)                                  Endo has designed such disclosure controls and procedures, or caused them to be designed under the supervision of its Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance that material information relating to Endo is made known to the Chief Executive Officer and Chief Financial Officer by others within Endo and the Endo Material Subsidiaries.

(iii)                               Endo has designed such internal controls over financial reporting, or caused them to be designed under the supervision of the Chief Executive Officer and Chief Financial Officer of Endo, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. To the knowledge of Endo, since December 31, 2011: (i) except as set forth on Section 3.2(h)(iii) of the Endo Disclosure Letter, there have been no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of Endo that are reasonably likely to adversely affect Endo’s ability to record, process, summarize and report financial information and (ii) there is and has been no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of Endo. To the knowledge of Endo, since December 31, 2011, Endo has received no (x) complaints from any source regarding accounting, internal accounting controls or auditing matters or (y) written reports from employees of Endo regarding questionable accounting or auditing matters.

(i)                                     No Undisclosed Liabilities. Endo and the Endo Subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed on a balance sheet (or the footnotes thereto) prepared in accordance with U.S. GAAP, other than (i) liabilities and obligations disclosed in the Endo Public Disclosure Record, (ii) liabilities and obligations incurred in the ordinary course of business (other than those specifically disclosed in the Endo Public Disclosure Record) that would not reasonably be expected to be material to Endo and its Subsidiaries, taken as a whole (other than those disclosed in the Endo Public Disclosure Record), (iii) liabilities under Contracts (other than any such liability resulting from a breach or default thereunder) and (iv) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated by this Agreement.  Without limiting anything set forth herein, the Endo Financial Statements reflected and continued to reflect, in each case as of the date filed, appropriate reserves under U.S. GAAP for contingent liabilities relating to pending or anticipated litigation and other contingent obligations of Endo and the Endo Subsidiaries.

(j)                                    Absence of Certain Changes. From the date of the most recent Endo Annual Financial Statements to the date of this Agreement, (i) no result, fact, change, effect, event, circumstance, occurrence or development has occurred or arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Endo and (ii) Endo and each of the Endo Material Subsidiaries has conducted its business in all material respects in the ordinary course of business.

(k)                                 Compliance with Laws. Since December 31, 2011, the business of Endo and of each of the Endo Material Subsidiaries and, to the knowledge of Endo, each other Endo Subsidiary, has been and is currently being conducted in material compliance with all applicable Laws, Orders and Regulatory Guidelines and neither Endo nor any Endo Material Subsidiary nor, to the knowledge of Endo, any other Endo Subsidiary, has received any written notice of any alleged material non-compliance or violation of any such Laws, Orders or Regulatory Guidelines, except where any failure of compliance would not reasonably be expected to have a Material Adverse Effect on Endo.

(l)                                     Litigation. There is no Proceeding against or involving Endo or any of the Endo Material Subsidiaries (whether in progress, pending or, to the knowledge of Endo, threatened) that, if adversely determined, would have a Material Adverse Effect on Endo or would prevent or significantly impede or materially delay the completion of the Merger and, to the knowledge of Endo, no event or circumstance has occurred which would reasonably be expected to give rise to any such Proceeding. Neither Endo nor any of the Endo Material Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order that would reasonably be expected to (i) prevent or significantly impede or materially delay the completion of the Merger or (ii) have a Material Adverse Effect on Endo.

(m)                             Contracts.

(i)                                     Except as set forth in Section 3.2(m)(i) of the Endo Disclosure Letter or in the Endo Public Disclosure Record, as of the date of this Agreement, none of Endo or any of the Endo Material Subsidiaries is a party to or bound by any “material contract,” as such term is defined in Item 601(b) (10) of Regulation S-K promulgated by the SEC (an “Endo Material Contract”).

(ii)                                  True, correct and complete copies of each Endo Material Contract in effect on the date hereof that has not been part of the Endo Public Disclosure Record has been provided or otherwise made available to Auxilium.

(iii)                               Except as would not reasonably be expected to have a Material Adverse Effect on Endo, none of Endo, the Endo Material Subsidiaries or, to the knowledge of Endo, any of the other parties thereto, is in breach or violation of or in default under any Endo Material Contract in any material respect.

(n)                                 Intellectual Property.

(i)                                     To the knowledge of Endo, Endo or one of the Endo Material Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property (A) related to the products presently sold in the conduct of the business of Endo or one of the Endo Material Subsidiaries and (B) used or held for use in, or necessary to conduct, the business and operations of Endo and the Endo Material Subsidiaries as presently conducted.

(ii)                                  There are no Orders, writs, injunctions or decrees to which Endo or any of the Endo Material Subsidiaries is subject with respect to any Intellectual Property material to the conduct of the business of Endo and the Endo Material Subsidiaries as presently conducted that is owned by Endo or any of the Endo Material Subsidiaries, nor, to the knowledge of Endo, any such Orders, writs, injunctions or decrees with respect to such Intellectual Property used or held for use by Endo or any of the Endo Material Subsidiaries.

(iii)                               To the knowledge of Endo, there is no valid basis for a claim of infringement, misappropriation or other violation of material Intellectual Property rights against Endo or any of the Endo Material Subsidiaries in respect of the conduct of their businesses as currently conducted.

(iv)                              To the knowledge of Endo, there has been no claim asserted or threatened, or Proceedings of any kind pending or in progress, challenging the scope, validity or enforceability of any material Intellectual Property applications or registrations (including Patents) owned by or licensed to Endo or any of the Endo Material Subsidiaries.

(o)                                 Regulatory Matters.

(i)                                     Since December 31, 2011, the businesses of each of Endo and the Endo Material Subsidiaries have been and are being conducted in compliance with all Laws governing the quality, identity, strength, purity, safety, efficacy, investigation, development, record keeping, reporting, testing, development, manufacturing, processing, packaging, labeling, storage, transportation, importation, exportation and distribution of pharmaceutical drugs, including, to the extent applicable (A) FDCA; (B) the PHSA; (C) the CFDA; (D) United States federal Medicare and Medicaid statutes and related state or local statutes or regulations; (E) United States federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b))), Stark Law (42 U.S.C. §1395nn), False Claims Act (31 U.S.C. §3729, et seq.), the Physician Payments Sunshine Act, the Prescription Drug Marketing Act of 1987, HIPAA, and any comparable state, provincial or local Laws; (F) the PMPRB; (G) the Orphan Act; (H) state or provincial licensing, disclosure and reporting requirements; (I) all Laws similar to the foregoing in all other jurisdictions; and (J) all binding rules and regulations issued under such Laws, except where the failure to be compliant would not reasonably be expected to have a Material Adverse Effect on Endo.

(ii)                                  Each of Endo and the Endo Material Subsidiaries holds all material Regulatory Authorizations necessary for the lawful operating of their businesses and the import, testing, manufacturing, handling, storage, transportation, sale, distribution, marketing, promotion, or export, as applicable, of each of their products. All such material Regulatory Authorizations are valid and in full force and effect or in the process of being obtained in the ordinary course of business. Since December 31, 2011, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Regulatory Authorization, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Endo. Endo and each of the Endo Material Subsidiaries are in compliance with the terms of all Regulatory Authorizations except where the failure to be compliant would not reasonably be expected to have a Material Adverse Effect on Endo, and no event has occurred that, to the knowledge of Endo, would reasonably be expected to result in the suspension, revocation, cancellation, non-renewal or material adverse modification of any material Regulatory Authorization.

(iii)                               Neither Endo nor any of the Endo Material Subsidiaries (A) is party to or has any obligations under any settlement agreement entered into with any Regulatory Authority or (B) since December 31, 2011, has been the subject of any Regulatory Authority or medical reimbursement investigation other than routine audits and reviews, in each case that would be expected to have a Material Adverse Effect on Endo.

(iv)                              To the knowledge of Endo, each product or product candidate currently under development or being sold by any Endo Material Subsidiary and which is subject to the CFDA, FDCA, or any similar Law or Regulatory Guidelines in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed and/or marketed by or on behalf of Endo or any of the Endo Material Subsidiaries (each an “Endo Product”) is being or has been developed, imported, tested, manufactured, handled, stored, transported, sold, distributed, marketed, promoted, or exported in material compliance with all applicable requirements under the CFDA, FDCA, and applicable state, provincial and similar Laws and Regulatory Guidelines, including those relating to investigational use, special access, pre-market clearance or marketing approval, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports and security except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Endo. To Endo’s knowledge, since December 31, 2011, no employee of Endo or an Endo Material Subsidiary responsible for management of the import, testing, manufacturing, handling, storage, transportation, sale, distribution, marketing, promotion, or export of Endo Products has been sanctioned by a Governmental Authority for non-compliance with applicable Laws or Regulatory Guidelines.

(v)                                 Neither Endo nor any Endo Material Subsidiary has, since December 31, 2011 received any FDA Form 483, notice of adverse finding, notice of violation, untitled letter, warning letter or other similar correspondence or notice from the FDA, Health Canada, state, provincial or any other Regulatory Authority except as would not reasonably be expected to have a Material Adverse Effect on Endo, and there is no action or proceeding pending or, to the knowledge of Endo, threatened (A) contesting the pre-market clearance or approval of, the uses of, the reimbursement of, or the labeling or promotion of any Endo Product, (B) contesting the compliance with Law or Regulatory Guidelines of any facility where an Endo Product is developed, tested, manufactured, handled, stored, distributed or transported or (C) otherwise alleging any violation applicable to any Endo Product or manufacturing process of any Law or Regulatory Guidelines by Endo or Endo Material Subsidiaries except for such actions and proceedings as would not reasonably be expected to have a Material Adverse Effect on Endo.

(vi)                              Since December 31, 2011, Endo and the Endo Material Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notification, field correction, market withdrawal or replacement, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, lack of efficacy, adulteration, misbranding or lack of regulatory compliance of any Endo Product, except as would not reasonably be expected to have a Material Adverse Effect on Endo. Endo is not aware of any facts which are reasonably likely to cause, and neither Endo nor any of the Endo Material Subsidiaries has received any written notice that the FDA, Health Canada, or any other Regulatory Authority or Governmental Authority has commenced, or threatened to initiate, any action to cause (A) the seizure, recall, market withdrawal or replacement of any Endo Product, (B) a change in the marketing classification or a material change in the labeling or advertising of any Endo Products, or (C) a termination, suspension, or injunction of the manufacture, marketing, storage or distribution of any Endo Products except as would not reasonably be expected to have a Material Adverse Effect on Endo. Endo and the Endo Material Subsidiaries have complied with all recalls, market withdrawals or other corrective action and have no obligation or liability with respect to any recall, market withdrawal or corrective action, except as has not had and would not reasonably be expected to have a Material Adverse Effect on Endo.

(p)                                 Board of Directors Approval. The Endo Board of Directors has unanimously determined that the Merger is in the best interests of Endo, and has unanimously approved the execution and delivery of this Agreement and the entering into of the transactions contemplated by this Agreement.

(q)                                 Financing.

(i)                                     Endo has delivered to Auxilium a true and complete copy of the executed Financing Commitment Letter as in effect on the date hereof and any related fee letters as in effect on the date hereof (redacted as to numerical fees and other commercially sensitive numbers specified therein (which shall include any price caps, securities demand “price caps” and economic flex terms)). The Financing Commitment Letter has not been amended or modified in any manner prior to the date of this Agreement. Neither Endo nor any of its affiliates has entered into any agreement, side letter or other arrangement relating to the financing of the transactions contemplated by this Agreement, other than as set forth in the Financing Commitment Letter and the fee letters related thereto that could adversely affect the availability of the Financing on the Closing Date. As of the date hereof, the commitments contained in the Financing Commitment Letter have not been withdrawn or rescinded in any respect. As of the date hereof, the Financing Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of Endo and, to the knowledge of Endo, each other party thereto, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws of general application relating to or affecting creditors’ rights generally and to general principles of equity.

(ii)                                  Endo has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Financing. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably constitute a breach or default on the part of Endo or, to the knowledge of Endo, any other party thereto under the Financing Commitment Letter and Endo has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Financing Commitment Letter. There are no conditions precedent related to the funding of the full amount of the Financing, other than the Financing Conditions. Assuming the accuracy in all material respects of the representations and warranties of Auxilium contained in this Agreement and assuming the performance in all material respects by Auxilium and each of the Auxilium Subsidiaries of their respective obligations hereunder, as of the date hereof, Endo has no reason to believe that (A) any of the Financing Conditions required to be satisfied by Endo will not be satisfied or (B) the Financing will not be made available to Endo on the Closing Date.

(iii)                               Assuming the accuracy in all material respects of the representations and warranties of Auxilium contained in this Agreement and assuming the performance in all material respects by Auxilium and each of the Auxilium Subsidiaries of their respective obligations hereunder, the aggregate proceeds contemplated by the Financing Commitment Letter, when added together with available cash of Endo and Auxilium, will be sufficient for Endo and the Surviving Company to fund the Merger Consideration on the Closing Date, to refinance the Auxilium Credit Agreement, to fund the payments required in accordance with Section 2.1(l), to fund payments required under the Actient Warrants and Auxilium Warrants and in connection with the Auxilium Convertible Notes and to pay related fees and expenses payable by AcquireCo or the Surviving Company in connection with the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary contained herein, in no event shall the receipt or availability of any funds or financing by Endo or any of its Affiliates be a condition to any of Endo’s or AcquireCo’s obligations hereunder.

(r)                                    Required Vote. The only vote of Endo required to adopt this Agreement and approve the Merger is the approval of the Endo Board of Directors. No other vote of the stockholders of Endo is required by Law, the constituent documents of Endo or otherwise to adopt this Agreement and approve the Merger.

(s)                                   Brokers and Finders. Neither Endo nor any of its Subsidiaries has used any broker or finder in connection with the transactions contemplated hereby, except that Endo has engaged Citigroup Global Markets Inc. and Lazard Frères & Co. LLC as its financial advisors, and no other broker, finder or investment banker is entitled to any fee or commission from Endo or any of its Subsidiaries in connection with the transactions contemplated hereby, and no other Person is or may become entitled to receive any fee or other amount from Endo or any of its Subsidiaries in connection with the transactions contemplated hereby.

(t)                                    No Other Representations and Warranties. Except for the representations and warranties made by Endo in this Section 3.2, neither Endo nor any other Person makes any express or implied representation or warranty with respect to Endo or any Endo Material Subsidiary or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and Endo hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Endo in this Section 3.2, neither Endo nor any other Person makes or has made any representation or warranty to Auxilium or any of its Representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Endo, any Endo Material Subsidiary or their respective businesses or operations or (ii) any oral or written information furnished or made available to Auxilium or any of its Representatives in the course of their due diligence investigation of Endo, the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement, including the accuracy, completeness or currency thereof, and neither Endo nor any other Person will have any liability to Auxilium or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud. Notwithstanding anything contained in this Agreement to the contrary, Endo acknowledges and agrees that none of Auxilium or any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly made by Auxilium in Section 3.1, including any implied representation or warranty as to the accuracy or completeness of any information regarding Auxilium furnished or made available to Endo, or any of its Representatives.

3.3                               Survival of Representations and Warranties

The representations and warranties of the Parties contained in this Agreement will not survive the completion of the Merger and will expire and be terminated on the earlier of the Merger Effective Time and, subject to the obligation to make any payment hereunder pursuant to Section 7.2, the date on which this Agreement is terminated in accordance with its terms. This Section 3.3 will not limit any covenant or agreement of any of the Parties, which, by its terms, contemplates performance after the Closing or the date on which this Agreement is terminated, as the case may be.

ARTICLE 4

COVENANTS REGARDING THE CONDUCT OF BUSINESS

4.1                               Covenants of Auxilium

Except as disclosed in Section 4.1 of the Auxilium Disclosure Letter, Auxilium covenants and agrees that, until the earlier of the Closing and the time that this Agreement is terminated in accordance with its terms, unless Endo otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent shall not be unreasonably withheld, conditioned or delayed (except in the case of clauses (c)(i) and (xix) below, for which Endo’s consent may be withheld, conditioned or delayed in its sole discretion), or expressly permitted or specifically contemplated by this Agreement or as is required by applicable Law or Order:

(a)                                 the respective businesses of Auxilium and its Subsidiaries will be conducted, their respective facilities will be maintained and Auxilium and its Subsidiaries will continue to operate their respective businesses only in the ordinary course of business;

(b)                                 Auxilium will use its commercially reasonable efforts to maintain and preserve intact its and its Subsidiaries’ respective business organizations, taken as a whole, material assets, material Permits, material properties, material rights, goodwill and material business relationships and keep available the services of its and its Subsidiaries’ respective officers and employees as a group;

(c)                                  Auxilium will not, and will cause its Subsidiaries not to, directly or indirectly:

(i)                                     alter or amend its charter, by-laws or other constituent documents;

(ii)                                  declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Auxilium Shares (whether in cash or property);

(iii)                               split, divide, consolidate, combine or reclassify the Auxilium Shares or any other securities of Auxilium;

(iv)                              issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Auxilium Shares or other securities of Auxilium or its Subsidiaries (including options or any equity-based or equity-linked awards such as restricted or deferred share units or phantom share plans) which are convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Auxilium Shares, other than the issuance or sale of Auxilium Shares pursuant to (A) the exercise of Auxilium Options outstanding on the date hereof, (B) the terms of employee or director equity awards, including any awards issued under the Auxilium Share Plan and outstanding on the date hereof, (C) the exercise of the Actient Warrants, (D) the exercise of any conversion right in respect of the Auxilium Convertible Notes, (E) the exercise of the Auxilium Warrants, or (F) the terms of the Rights Agreement;

(v)                                 except as contemplated by this Agreement or as required by applicable Law or the terms of any Auxilium Plan in effect as of the date hereof (A) grant any increases in the compensation or benefits of any of its directors, individual independent contractors, executive officers, employees or consultants, except for increases in the compensation of employees in the ordinary course of business whose annual base salary is less than $250,000; or (B) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, individual independent contractor, officer or employee, (C) promote any employee who is an officer to a position more senior than such employee’s position as of the date of this Agreement, or promote a non-officer employee to an officer position, (D) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, any compensation (including bonuses) or benefits under any Auxilium Plan; (E) enter into, terminate or materially amend any Auxilium Plan (or, except as provided in Section 2.1(l)), any plan, program, agreement, or arrangement that would constitute an Auxilium Plan if in effect on the date hereof); (F) hire any person to be employed by or a consultant of Auxilium or any of its Subsidiaries other than the hiring of employees or consultants in the ordinary course of business, where such employee or consultant has total annual compensation (base salary and target cash incentive opportunity) not in excess of $250,000; (G) terminate any person in connection with any mass reduction, reduction in force or corporate restructuring and (H) loan or advance any money to any employee, director or individual independent contractor of Auxilium or any of its Subsidiaries (other than advances in the ordinary course of business) or forgive any loans to any such employee, director or individual independent contractor;

(vi)                              redeem, purchase or otherwise acquire any outstanding Auxilium Shares or other securities convertible into or exchangeable or exercisable for Auxilium Shares, other than (A) in transactions between two or more Auxilium wholly owned Subsidiaries or between Auxilium and an Auxilium wholly owned Subsidiary, (B) pursuant to the terms of employee or director equity awards, including any awards issued under the Auxilium Share Plan, or (C) upon conversion of Auxilium Convertible Notes or exercise of Auxilium Call Options, Auxilium Warrants or Actient Warrants in accordance with their respective terms;

(vii)                           amend the terms of any securities of Auxilium or its Subsidiaries;

(viii)                        adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Auxilium or any of its Subsidiaries;

(ix)                              subject to the terms of Section 6.1 and Section 6.2, reorganize, consolidate or merge with any other Person;

(x)                                 make any changes to any of its material accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as required by applicable Laws or U.S. GAAP;

(xi)                              except for sales, leases or licenses entered into in the ordinary course of business or as contemplated hereby or in connection with any transactions contemplated hereby, and except for Permitted Liens, sell, lease or license, voluntarily pledge or otherwise dispose of any assets or properties of Auxilium (including the shares or other equity securities of any Subsidiary of Auxilium) or of any of its Subsidiaries having a value greater than $500,000 in the aggregate;

(xii)                           abandon, allow to lapse or fail to maintain any Intellectual Property that is owned by or exclusively licensed to Auxilium or any Auxilium Subsidiary and that is material to Auxilium and its Subsidiaries taken as a whole;

(xiii)                        (A) acquire (by merger, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset constituting a business (but excluding properties or assets acquired in the ordinary course of business), or (B) make any investment in any Person that is not Auxilium or an Auxilium Subsidiary, by the purchase of securities or contribution of capital or otherwise, that has a value (in the case of clauses (A) and (B)) greater than $2,500,000 in the aggregate;

(xiv)                       incur any indebtedness for borrowed money in excess of $5,000,000 in the aggregate;

(xv)                          enter into any hedging, derivative or swap transaction or Contract in respect thereof, except for any such transaction or Contract entered into in the ordinary course of business and not for speculative purposes;

(xvi)                       assume, guarantee, endorse or otherwise as an accommodation become responsible for the indebtedness for borrowed money of any other Person (other than Auxilium or any Auxilium Subsidiary);

(xvii)                    make any loans or advances to any other Person (other than Auxilium or any Auxilium Subsidiary), except for extensions of credit in the ordinary course of business;

(xviii)                 voluntarily waive, release, assign, settle or compromise any material claim or Proceeding where such waivers, releases, assignments, settlements or compromises exceed $500,000 individually or in any case would entail the imposition of any material non-monetary damages against Auxilium or any Auxilium Subsidiary;

(xix)                       negotiate or enter into any collective bargaining agreement, collective agreement or other contract with any labor organization or union or other employee association;

(xx)                          settle or compromise any action, claim or other Proceeding brought by any present, former or purported holder of its securities in connection with the Merger or the other transactions contemplated by this Agreement;

(xxi)                       enter into any material new line of business, enterprise or other activity, which excludes, for the avoidance of doubt, the development or acquisition (subject to the terms hereof) of pharmaceutical or similar products or product candidates (including the expansion of the usage or potential usage of any existing pharmaceutical or similar products or product candidates);

(xxii)                    expend or commit to expend any amounts that would constitute capital expenditures pursuant to U.S. GAAP as applied by Auxilium, where such expenditures or commitments exceed $500,000 in the aggregate;

(xxiii)                 other than in the ordinary course of business, (A) enter into any Contract that would, if entered into prior to the date hereof, be an Auxilium Material Contract, or (B) materially modify, materially amend or terminate any Auxilium Material Contract or waive, release or assign any material rights or claims thereunder;

(xxiv)                except as required by applicable Law or U.S. GAAP, make, change, revoke or rescind any material election relating to Taxes; make or change any material method of Tax accounting; make any material amendment with respect to any Return; or settle or otherwise finally resolve any controversy relating to a material amount of Taxes;

(xxv)                   agree to do any of the foregoing; and

(d)                                 Auxilium will promptly notify Endo in writing of the occurrence of any event which would have a Material Adverse Effect with respect to Auxilium.

Nothing in this Section 4.1 shall give Endo or any Endo Subsidiary the right to control, directly or indirectly, the operations or the business of Auxilium or any of its Subsidiaries at any time prior to the Closing.

4.2                               Covenants of Endo

Endo covenants and agrees that, until the earlier of the Closing and the time that this Agreement is terminated in accordance with its terms, unless Auxilium otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent shall not be unreasonably withheld, conditioned or delayed, or as is otherwise disclosed in Section 4.2 of the Endo Disclosure Letter, or expressly permitted or specifically contemplated by this Agreement or as is otherwise required by applicable Law or Order:

(a)                                 the respective businesses of Endo and the Endo Material Subsidiaries will be conducted, their respective facilities will be maintained and Endo and the Endo Material

Subsidiaries will continue to operate their respective businesses only in the ordinary course of business;

(b)                                 Endo will use its commercially reasonable efforts to maintain and preserve intact its and its Subsidiaries’ respective business organizations, taken as a whole, material assets, material Permits, material properties, material rights, goodwill and material business relationships and keep available the services of its and its Subsidiaries’ respective officers and material employees as a group;

(c)                                  Endo will not and will not permit the Endo Material Subsidiaries to, directly or indirectly:

(i)                                     alter or amend its memorandum and articles of association or other constituent documents in a manner adverse to the Auxilium Stockholders or inconsistent with this Agreement;

(ii)                                  declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of any of its equity securities, except, in the case of Endo’s wholly owned Subsidiaries, for dividends payable to Endo or among wholly owned Subsidiaries of Endo;

(iii)                               split, divide, consolidate, combine or reclassify the Endo Shares;

(iv)                              amend the material terms of any equity securities of Endo;

(v)                                 adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Endo; or

(vi)                              agree to do any of the foregoing; and

(d)                                 Endo will promptly notify Auxilium in writing of the occurrence of any event which would have a Material Adverse Effect with respect to Endo.

Nothing in this Section 4.2 shall give Auxilium or any Auxilium Subsidiary the right to control, directly or indirectly, the operations or the business of Endo or any of its Subsidiaries at any time prior to the Closing.

ARTICLE 5

ADDITIONAL COVENANTS

5.1                               Access to Information; Cooperation

(a)                                 Subject to compliance with applicable Laws and Orders and the terms of any existing Contracts, each Party shall, and shall cause its respective wholly owned Subsidiaries to, afford to the other Parties and their respective Representatives, until the earlier of the Closing or the termination of this Agreement in accordance with its terms, continuing access to the other parties’ virtual data rooms, and reasonable access, during normal business hours and upon reasonable notice, to its businesses, properties, books and records and such other data and information as a Party may reasonably request, as well as to the other Party’s and its Subsidiaries’ personnel, subject, however, to such access not unreasonably interfering with the ordinary conduct of its businesses. Notwithstanding the foregoing, if the terms of any Law, Order or Contract shall limit a Party’s right to access the information pursuant to this Section 5.1, the other Party shall use its commercially reasonable efforts to (i) obtain any consents from a third party to provide such access or information or (ii) develop an alternative to providing such access or information to a Party so as to address such lack of access or information in a manner reasonably acceptable to the receiving Party. Notwithstanding anything herein to the contrary, the foregoing shall not require any disclosure that would reasonably be expected, as a result of such disclosure, to have the effect of causing the waiver of any privilege (including the attorney-client and work product privileges). Without limiting the generality of the provisions of the Non-Disclosure Agreement, each of the Parties acknowledges that all information provided to it under this Section 5.1, or otherwise pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, is subject to the Non-Disclosure Agreement, which will remain in full force and effect notwithstanding any other provision of this Agreement or any termination of this Agreement. If any provision of this Agreement otherwise conflicts or is inconsistent with any provision of the Non-Disclosure Agreement, the provisions of this Agreement will supersede those of the Non-Disclosure Agreement but only to the extent of the conflict or inconsistency and all other provisions of the Non-Disclosure Agreement will remain in full force and effect.

(b)                                 Prior to Closing, Auxilium shall provide reasonable cooperation and shall cause its respective wholly owned Subsidiaries and its and their representatives, including management, officers, employees, directors, legal, non-legal and accounting advisors and auditors to provide reasonable cooperation to Endo in obtaining the Financing or any Replacement Financing, including:

(i)                                     promptly furnishing Endo and the Financing Sources with the Required Information and with such other information and documentation required under applicable “know your customer” and anti-money laundering rules and regulations;

(ii)                                  promptly furnishing Endo with financial and other pertinent information regarding Auxilium and its Subsidiaries as may be reasonably requested in writing by Endo and that is reasonably available to Auxilium, including all financial statements and financial and other data of the type required by Regulation S-X and Regulation S-K under the 1933 Securities Act for registered offerings of debt securities, and of the type and form customarily included in offering documents used in private placements under Rule 144A of the 1933 Securities Act (including pro forma financial information), and other documents required to satisfy any customary negative assurance opinion to consummate the Financing or any Replacement Financing at Closing, including all information and data necessary to satisfy any conditions set forth in the Financing Commitment Letter or any related engagement letter, the Debt Financing Documents, any commitment letter in respect of a Replacement Financing or Replacement Financing Documents;

(iii)                               participating in a reasonable number of meetings (including one-on-one meetings or conference calls with parties acting as agents or arrangers for, and prospective lenders of, the Financing or any Replacement Financing for the transactions contemplated by this Agreement), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and reasonably cooperating with marketing or solicitation efforts of Endo, in each case in connection with the arrangement of the Financing or any Replacement Financing, including by consenting to the use of Auxilium’s and its Subsidiaries’ logos in connection therewith; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Auxilium or any of its Subsidiaries;

(iv)                              reasonably assisting with the timely preparation of materials for rating agency and lender presentations, offering documents, bank information memoranda, private placement memoranda, prospectuses and similar documents required in connection with the Financing or Replacement Financing;

(v)                                 using reasonable best efforts to obtain accountants’ comfort letters and legal opinions at the expense of and as reasonably requested by Endo;

(vi)                              reasonably cooperating with Endo’s legal counsel in connection with any legal opinion that such legal counsel may be required to deliver in connection with the Financing or any Replacement Financing; and

(vii)                           taking all corporate or other actions, subject to the occurrence of the Closing, reasonably necessary to permit the consummation of the Financing or any Replacement Financing and to permit the proceeds thereof to be made available to Endo, including assisting in the preparation of and executing one or more credit agreements (or amendments thereto), pledge and security documents (or amendments thereto), guarantees, indentures, purchase agreements, currency or interest hedging agreements and other definitive documentation, certificates, representation letters, authorization letters and related deliverables relating to the Financing or any Replacement Financing, arranging for payoff letters and lien and guarantee releases with respect to existing indebtedness and reasonably facilitating the provision of guarantees, the grant (and perfection) of a security interest in collateral and the provision of related lender protections.

Notwithstanding the foregoing, no obligation of Auxilium or its Subsidiaries under any such financing arrangements or other arrangements required to be undertaken by Auxilium or its Subsidiaries pursuant to this Section 5.1(b) shall be effective until the Closing. None of Auxilium, its Subsidiaries or their respective Affiliates shall be required to bear any cost or expense or to pay any commitment or other similar fee or incur any other liability in connection with the Financing or any Replacement Financing prior to the Closing. Endo shall upon request by Auxilium advance all material, reasonable out-of-pocket expenses incurred by Auxilium or any Auxilium Subsidiary in connection with any actions taken by Auxilium or an Auxilium Subsidiary or, promptly upon request by Auxilium, reimburse Auxilium or the Auxilium Subsidiaries for all reasonable fees and expenses (including any professional fees and expenses) and Taxes incurred by Auxilium and the Auxilium Subsidiaries in connection with the Financing or any Replacement Financing. Endo shall indemnify Auxilium and the Auxilium Subsidiaries and their respective Representatives for any and all Taxes, liabilities, losses, damages, claims, costs, expenses, interest awards, judgments and penalties suffered or incurred by any of them in connection with or as a result of their co-operation or assistance with or participation in any matter under this Section 5.1(b). No director, officer, employee or agent of Auxilium or any Auxilium Subsidiary shall be required, in connection with any such matter, to take any action in any capacity other than as a director, officer, employee or agent of Auxilium or the Auxilium Subsidiaries, as the case may be. The covenants contained in this Section 5.1(b) are intended to be for the irrevocable benefit of, and shall be enforceable by, each of the Representatives and their respective heirs, executors, administrators and other legal representatives and shall not be deemed exclusive of any other rights which a Representative has under Law, Contract or otherwise, and shall be binding on Endo and its successors and assigns.

(c)                                  Notwithstanding the provisions of Section 5.1(b), none of Auxilium, the Auxilium Subsidiaries or their respective Representatives shall be required to take any action which would, in the opinion of Auxilium, acting reasonably:

(i)                                     create enforceable obligations of any of Auxilium or its Subsidiaries under any financing arrangements, or other arrangements required to be undertaken by Auxilium or its Subsidiaries pursuant to Section 5.1(b), prior to the Closing;

(ii)                                  require Auxilium to obtain the approval of the Auxilium Stockholders;

(iii)                               unreasonably interfere in the operations of Auxilium or any of its Subsidiaries prior to the Merger Effective Time; or

(iv)                              require Auxilium or any Auxilium Subsidiary to contravene any applicable Laws or their respective organizational documents or breach any Contract of Auxilium or its Subsidiaries, and no such action taken at Endo’s request will be considered in determining whether a representation, warranty or covenant of Auxilium hereunder has been breached or whether a condition precedent to the Merger has been satisfied, it being acknowledged by Endo that any such actions could require the consent of third parties under applicable Contracts of Auxilium or its Subsidiaries.

(d)                                 Endo shall, and shall cause its Subsidiaries to, use its and their respective reasonable best efforts to obtain the Financing on or prior to the Closing Date on the terms and conditions set forth in the Financing Commitment Letter, including: (i) maintaining in effect and enforcing the Financing Commitment Letter and complying with its obligations thereunder; (ii) satisfying on a timely basis all Financing Conditions applicable to Endo that are within Endo’s control (other than, for the avoidance of doubt, any condition where the failure to be so satisfied is a direct result of Auxilium’s failure to furnish information required to be delivered under this Section 5.1 or otherwise comply with its obligations hereunder); (iii) negotiating, executing and delivering Debt Financing Documents that reflect the terms contained in the Financing Commitment Letter (including any “market flex” provisions related thereto); and (iv) drawing the full amount of the Financing, in the event that the conditions set forth in Section 8.1 and Section 8.2 and the Financing Conditions have been satisfied or, upon funding, would be satisfied. Endo shall give Auxilium prompt notice of any material breach or threatened breach of the Financing Commitment Letter by any party to the Financing Commitment Letter of which Endo becomes aware. Without limiting Endo’s other obligations under this Section 5.1, if all or any portion of the Financing becomes unavailable, Endo shall use its reasonable best efforts to obtain alternative financing from alternative Financing Sources on terms (including conditionality) not materially less beneficial in the aggregate to Endo than the terms contained in the Financing Commitment Letter as of the date hereof, with lenders reasonably satisfactory to Endo, in an amount sufficient, when added to the available cash and marketable securities of Endo and Auxilium and any portion of the Financing that is available, to pay the Merger Consideration on the Closing Date, to refinance the Auxilium Credit Agreement, to fund the payments required in accordance with Section 2.1(l), to fund payments required under the Actient Warrants and Auxilium Warrants and in connection with the Auxilium Convertible Notes and to pay related fees and expenses payable by AcquireCo or the Surviving Company in connection with the transactions contemplated by this Agreement, and, if and when obtained, provide Auxilium with a copy of any new financing commitment that provides for such alternative financing. Endo shall not, without Auxilium’s prior written consent, agree to any of the following amendments or modifications to, or any of the following waivers of any provision or remedy under, the Financing Commitment Letter or any Debt Financing Document: (I) any amendment, modification or waiver that could reasonably be expected to (x) materially adversely affect the ability of Endo or AcquireCo to timely consummate the transactions contemplated by this Agreement or (y) make the timely funding of the Financing or the satisfaction of the conditions to obtaining the Financing less likely to occur, (II) any amendment, modification or waiver to the Financing Conditions, unless such amendment, modification or waiver results in conditions that are in the aggregate substantially equivalent (or that are more favorable to Endo) when compared to those set forth in the Financing Commitment Letter as of the date hereof, (III) any amendment, modification or waiver that reduces the amount of the Financing or (IV) any amendment, modification or waiver that materially adversely affects the ability of Endo or its Affiliates to enforce their rights against the other parties to the Financing Commitment Letter or such Debt Financing Documents. Notwithstanding the foregoing, Endo and AcquireCo may replace or amend the Financing Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Financing Commitment Letter as of the date hereof. Endo shall keep Auxilium reasonably informed on a reasonably current basis of the status of its efforts to obtain the Financing.

(e)                                  Endo shall have the right to substitute commitments in respect of other debt financing for all or any portion of the Financing from the same and/or alternative bona fide third-party financing sources so long as (i) all conditions precedent to effectiveness of definitive documentation for such debt financing have been satisfied and the conditions precedent to funding of such debt financing are in the aggregate, in respect of certainty of funding, substantially equivalent to the Financing Conditions and (ii) prior to funding of any loans thereunder, the commitments in respect of such debt financing are subject to restrictions on assignment that are in the aggregate substantially equivalent to or more favorable to Endo than the corresponding restrictions set forth in the Financing Commitment Letter (any such debt or equity financing which satisfies the foregoing clauses (i) and (ii), the “Replacement Financing”; the definitive documentation for any such Replacement Financing, the “Replacement Financing Documents”). The representations, warranties, covenants and other restrictions of Endo and AcquireCo contained in this Agreement with respect to the Financing and the Financing Commitment Letter shall apply equally to any Replacement Financing and Replacement Financing Documents.

5.2                               Consents and Approvals

(a)                                 Subject to the terms and conditions of this Agreement (including Section 5.2(e)), each Party shall, and shall cause its wholly owned Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things required or reasonably necessary to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including:

(i)                                     as promptly as practicable, obtain from any Governmental Authority all waivers, consents, clearances and approvals, including the Required Regulatory Approvals, required or reasonably necessary to consummate the transactions contemplated by this Agreement;

(ii)                                  as promptly as practicable, make all filings and submissions that are required or reasonably necessary to consummate the transactions contemplated by this Agreement and thereafter make any other required or appropriate submissions including, without limiting the foregoing, all filings and submissions required in connection with the Required Regulatory Approvals; and

(iii)                               as promptly as practicable, take reasonable actions to provide notice to any third party, or obtain from any third party any waivers, consents and approvals, required or reasonably necessary to consummate the transactions contemplated by this Agreement; provided, however, that, notwithstanding anything in this Agreement to the contrary, in no event shall Endo and Auxilium or any of their respective Subsidiaries be required to pay, prior to the Closing, any fee, penalty or other consideration to any third party for any waiver, consent or approval required in connection with the consummation of the transactions contemplated by this Agreement. In no event shall the receipt of any such third party waiver, consent or approval (other than the Required Regulatory Approvals) be a condition to any Party’s obligations hereunder.

(b)                                 Subject to the terms and conditions hereof, including Section 5.2(e), each of the Parties agrees, and shall cause each of their respective Subsidiaries, to cooperate and to use commercially reasonable efforts to (i) provide such notices and obtain such waivers, consents, clearances and approvals as are required or reasonably necessary to consummate the transactions contemplated by this Agreement under the HSR Act and any other federal, provincial, state or foreign Law designed to prohibit, restrict or regulate actions relating to monopolization or restraint of trade or foreign investment (collectively, “Relevant Laws”), and (ii) respond to any requests of any Governmental Authority for information or documentary material under any Relevant Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement under any Relevant Law. The Parties shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Relevant Law prior to their submission.

(c)                                  Each of Endo and Auxilium shall, other than in respect of routine correspondence and dealings with the TSX and NASDAQ regarding the transactions contemplated by this Agreement: (i) promptly advise each other of any written or oral substantive communication (including substantive communications received by their respective Subsidiaries) from any Governmental Authority or third party from whom a waiver, consent or approval is required or reasonably necessary to consummate the transactions contemplated by this Agreement; (ii) not participate in any meeting or substantive discussion with any Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement, unless it consults with the other Party in advance and, unless prohibited by such Governmental Authority, gives the other Party the opportunity to attend; and (iii) promptly furnish the other Party with copies of all substantive correspondence, filings and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Authority or its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except that materials may be redacted as necessary to address reasonable privilege, competitively sensitive information or confidentiality concerns.

(d)                                 Each Party will provide as promptly as practicable such information and documentary material as may be requested by a Governmental Authority following any such filing or notification.

(e)                                  In furtherance and not in limitation of the other covenants contained in this Section 5.2, but subject to the last sentence of this Section 5.2(e), each of Endo and Auxilium agrees to take, or cause to be taken (including by its Subsidiaries), any and all steps and to make, or cause to be made (including by its Subsidiaries), any and all undertakings necessary to resolve any objections that a Governmental Authority may assert under any Relevant Law with respect to the Merger, and to avoid or eliminate each and every impediment under any Relevant Law that may be asserted by any Governmental Authority with respect to the Merger, so as to enable the Merger Effective Time to occur as promptly as practicable and in any event no later than the Outside Date, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of Endo or Auxilium (or any of their respective Subsidiaries) or any equity interest in any Joint Venture held by Endo or Auxilium (or any of their respective Subsidiaries), (ii) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of Endo or Auxilium or their respective Subsidiaries and (iii) otherwise taking or committing to take any action that would limit Auxilium’s or Endo’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Endo or Auxilium (including any of their respective Subsidiaries), in each case as may be required in order to obtain all waivers, consents, clearances or approvals required directly or indirectly under any Relevant

Law or to avoid the commencement of any action by a Governmental Authority to prohibit the Merger under any Relevant Law, or to avoid the entry of, or to effect the dissolution of, any Order in any Proceeding seeking to prohibit the Merger or delay the Merger Effective Time beyond the Outside Date. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be deemed to require, Endo or Auxilium (or any of their Subsidiaries) to take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or their Subsidiaries) business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on either Endo or Auxilium (any such action that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, a “Restraint”).

5.3                               Covenants of Endo Regarding the Merger

Subject to the terms and conditions of this Agreement (including Section 5.2), Endo shall, and shall cause each of its Subsidiaries to, perform all obligations required to be performed by Endo under this Agreement, cooperate with Auxilium in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the transactions contemplated by this Agreement including:

(a)                                 subject to Section 9.5, publicly announcing the entering into of this Agreement and the support of the Endo Board of Directors of the Merger;

(b)                                 using commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other Proceedings against Endo or its Subsidiaries challenging or affecting this Agreement or the completion of the Merger; and

(c)                                  taking all necessary actions and causing AcquireCo to take all necessary actions to give effect to the Merger, including providing the Exchange Agent with sufficient Merger Consideration to complete the Merger as provided herein.

5.4                               Covenants of Auxilium Regarding the Merger

Subject to the terms and conditions of this Agreement (including Section 5.2), Auxilium shall and shall cause each of its Subsidiaries to, perform all obligations required to be performed by it under this Agreement, cooperate with Endo in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the transactions contemplated by this Agreement including:

(a)                                 subject to Section 9.5 and the terms of Section 6.2, publicly announcing the entering into of this Agreement, the support of the Auxilium Board of Directors of the Merger and the Auxilium Recommendation;

(b)                                 using commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other Proceedings against or relating to Auxilium or its Subsidiaries challenging or affecting this Agreement or the completion of the Merger; and

(c)                                  subject to Section 6.2, taking all necessary actions to give effect to the Merger.

5.5                               Indemnification and Insurance

(a)                                 Endo agrees that all rights to indemnification or exculpation now existing in favor of the present and former directors and officers of Auxilium or of any of its Subsidiaries (each such present or former director or officer of Auxilium being referred to as an “Indemnified Party” and such Persons collectively being referred to as the “Indemnified Parties”) as provided in the constituent documents of Auxilium or any of its Subsidiaries or any Contract by which Auxilium or any of its Subsidiaries is bound and which is in effect as of the date hereof, will survive the completion of the Merger and continue in full force and effect and without modification, with respect to actions or omissions of the Indemnified Parties occurring prior to the Closing.

(b)                                 Without limiting the foregoing, from and after the Merger Effective Time for not less than six (6) years from the Closing Date, each of Endo and the Surviving Company shall, jointly and severally, to the fullest extent permitted under applicable Law, indemnify, defend and hold harmless each Indemnified Party against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law, subject to the indemnifying or advancing party’s receipt of an unsecured undertaking by or on behalf of the Indemnified Party to repay such funds if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification hereunder), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Proceeding arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred on or prior to the Closing Date, whether asserted or claimed before or after the Merger Effective Time, in connection with or as a result of such Indemnified Party serving as an officer or director of Auxilium or any Subsidiary thereof.

(c)                                  Endo shall, or shall cause the Surviving Company to, maintain in effect, without any reduction in scope or coverage for six (6) years from the Closing Date, customary policies of directors’ and officers’ liability insurance providing protection no less favorable to the protection provided by the policies maintained by Auxilium and its Subsidiaries that are in effect immediately prior to the Closing Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Closing Date; provided, however, that Endo may, prior to the Closing Date, purchase pre-paid non-cancellable run-off directors’ and officers’ liability insurance on terms substantially similar to the directors’ and officers’ liability policies currently maintained by Auxilium, but providing coverage for a period of six (6)  years from the Closing Date with respect to claims arising from or related to facts or events which occurred on or prior to the Closing Date; provided, further, however, that in no event shall Endo be required to spend premiums for any of the insurance referenced in this Section 5.5(c) to the extent it would exceed 300% of Auxilium’s current annual premium for directors’ and officers’ liability insurance, in which case Endo shall purchase the maximum amount of insurance available up to the foregoing premium limit.

(d)                                 If Endo or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, Endo shall ensure that any such successor or assign assumes all of the obligations set forth in this Section 5.5.

(e)                                  The obligations of Endo and the Surviving Company under this Section 5.5 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.5 applies, without the written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.5 applies and their respective heirs, executors, administrators and other legal representatives shall be third party beneficiaries of this Section 5.5, each of whom may enforce the provisions of this Section 5.5). Endo shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in connection with their enforcement of their rights provided in this Section 5.5; provided that such Indemnified Party prevails in such enforcement action.

(f)                                   The provisions of this Section 5.5 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Auxilium by law, charter, statute, by-law or agreement.

5.6                               Rule 16b-3 Actions

Prior to the Closing, Endo and Auxilium shall take all such steps as may be required to cause (a) any dispositions of Auxilium Shares (including derivative securities with respect to Auxilium Shares) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the 1934 Exchange Act with respect to Auxilium immediately prior to the Merger Effective Time to be exempt under Rule 16b-3 promulgated under the 1934 Exchange Act and (b) any acquisitions of Endo Shares (including derivative securities with respect to Endo Shares) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the 1934 Exchange Act with respect to Endo, to be exempt under Rule 16b-3 promulgated under the 1934 Exchange Act.

5.7                               Stock Exchange Listing

(a)                                 Endo shall use all commercially reasonable efforts to cause the Endo Shares (i) issued as Merger Consideration, (ii) issuable upon exercise of the Actient Warrants and (iii) issuable upon conversion of Auxilium Convertible Notes to be approved for listing on NASDAQ, subject only to official notice of issuance, prior to the Closing.

(b)                                 Each of the Parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Auxilium Shares from NASDAQ and terminate the registration of Auxilium Shares under the 1934 Exchange Act; provided that, in each case, such delisting or termination shall not be effective until after the Merger Effective Time.

5.8                               Rights; Takeover Statutes

(a)                                 Prior to the Merger Effective Time, the Auxilium Board of Directors shall take all necessary action to cause the Rights to cease to be outstanding as of the Merger Effective Time and to terminate the Rights Agreement, effective immediately as of the Merger Effective Time, without payment of any consideration in respect thereof.

(b)                                 If any anti-takeover statute or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the Parties and its respective Affiliates shall (i) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and (ii) otherwise act to eliminate or minimize the effects of any such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

5.9                               Treatment of Auxilium Convertible Notes.

(a)                                 Promptly following the execution and delivery of this Agreement, Auxilium shall take all actions required by the terms of the Convertible Notes Indenture as a result of the execution and delivery of this Agreement, including without limitation the giving of any notices that may be required in connection with the convertibility of Auxilium Convertible Notes.

(b)                                 Prior to the Merger Effective Time, as contemplated by the Convertible Notes Indenture, each of Auxilium and Endo shall execute and deliver to the Convertible Notes Trustee a supplemental indenture (the “Merger Supplemental Indenture”), which will provide that, effective at the Merger Effective Time, each outstanding Auxilium Convertible Note shall no longer be convertible into Auxilium Shares and shall be convertible solely into the Weighted Average Merger Consideration and any other payments under this Agreement that the holders of such Auxilium Convertible Notes are entitled to receive pursuant to the Merger upon conversion in accordance with the Convertible Notes Indenture, and each shall deliver to the Convertible Notes Trustee (with copies to each Party hereto) any legal opinions, officers’ certificates or other documents or instruments required by the Convertible Notes Trustee in connection therewith.

(c)                                  Prior to the Merger Effective Time, Auxilium shall take all actions required in accordance with the terms of the Convertible Notes Indenture to permit the Merger, including the delivery to the Convertible Notes Trustee of the legal opinion, officers’ certificates and any other documents or instruments required under the terms of the Convertible Notes Indenture in connection with the consummation of the Merger.  Upon the request of Auxilium, Endo shall cooperate with Auxilium in good faith and use commercially reasonable efforts in connection with Auxilium’s compliance with this Section 5.9(c).

(d)                                 Subsequent to the Merger Effective Time, Endo shall cause Auxilium to take all actions required by the terms of the Convertible Notes Indenture, as supplemented by the Merger Supplemental Indenture, as a result of the Merger and the other transactions contemplated by this Agreement, including, without limitation, those required as a result of the Merger constituting a

“Fundamental Change” and/or a “Make-Whole Fundamental Change,” as such terms are defined in the Convertible Notes Indenture.

(e)                                  Upon the request of Endo, Auxilium shall execute and deliver, or cause to be executed and delivered, at the Closing, any other supplemental indentures, legal opinions, officers certificates or other documents or instruments (in form and substance reasonably acceptable to Auxilium) required for the due assumption of Auxilium’s outstanding debt, guarantees, securities and other agreements, or the satisfaction and discharge thereof, in each case to the extent required by Irish or other applicable Law and/or the terms of such debt, guarantees, securities or other agreements.

(f)                                   Upon the request of Endo, Auxilium shall cooperate with Endo in good faith and use commercially reasonable efforts to procure that (i) Endo accedes to the Convertible Notes Indenture as guarantor or co-obligor to Auxilium immediately prior to the Merger, effective as of the Merger Effective Time and (ii) each Auxilium Call Option and Auxilium Warrant issued and outstanding immediately prior to the Merger is terminated and cancelled as of the Merger Effective Time in accordance with the terms and conditions of such Auxilium Call Option or Auxilium Warrant, as applicable, it being understood that calculation and settlement of any amounts payable thereunder shall be subject to Endo’s prior review and reasonable approval.

5.10                        Treatment of the Actient Warrants

Promptly following the execution and delivery of this Agreement, Auxilium shall take all actions required to ensure compliance with the obligations of Auxilium under the Actient Warrants in accordance with the terms thereof, including the giving of any notice required thereunder.  Upon the reasonable request of Endo, Auxilium shall cooperate with Endo in good faith with respect to any communications with the holder of the Actient Warrants and shall use commercially reasonable efforts to ensure that the Actient Warrants outstanding immediately prior to the Merger Effective Time shall no longer be exercisable for Auxilium Shares and shall instead be exercisable solely for the Warrant Merger Consideration, including by exercising any applicable elections under the Actient Warrant.

5.11                        Employee Matters

(a)                                 For a period of twelve (12) months following the Merger Effective Time, Endo shall provide or shall cause the Surviving Company to provide, to all individuals who are employees of Auxilium and each Auxilium Subsidiary at the Merger Effective Time (the “Assumed Employees”) with (i) base salary or hourly wage (as applicable) no less favorable than the base salary and hourly wage (as applicable) to those in effect immediately prior to the Merger Effective Time, (ii) commission, cash annual bonus, equity-based and other long-term incentive compensation opportunities (as applicable) that are no less favorable in the aggregate to those of similarly situated employees of Endo or its Subsidiaries, (iii) terms and conditions of employment (other than those benefits covered by (i) and (ii)) that are no less favorable in the aggregate to those of similarly situated employees of Endo or its Subsidiaries, (iv) vacation and other paid time off policies that are no less favorable in the aggregate to those of similarly situated employees of Endo or its Subsidiaries, and (v) subject to the other terms of this Section

5.11, employee benefits (other than those benefits covered by (i), (ii), (iii) and (iv)), that are no less favorable in the aggregate to those of similarly situated employees of Endo or its Subsidiaries.

(b)                                 Following the Merger Effective Time, each Assumed Employee shall receive service credit for purposes of eligibility to participate and vesting (but not for benefit accrual purposes) for employment, compensation, and employee benefit plan purposes with Auxilium or any Auxilium Subsidiary prior to the Merger Effective Time. Each Assumed Employee shall also receive service credit for purposes of calculating the level of benefits with respect to severance, vacation, and other paid time off, and any other welfare-type benefits where length of service is a factor in calculating benefits. Endo shall use commercially reasonable efforts to provide Assumed Employees with full credit under Endo’s health and welfare plans applicable to each Assumed Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Closing in the same plan year as the Closing, and for any lifetime maximums, as if there had been a single continuous employer. Subject to the approval of any insurance carrier or third party provider, Endo shall use commercially reasonable efforts to waive all limitations as to pre-existing conditions exclusions (or actively at work or similar limitations), evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Assumed Employees and their eligible dependents under any health and welfare plan that such employees may be eligible to participate in after the Closing Date.

(c)                                  To the extent not yet paid, Endo shall pay, or cause the Surviving Company to pay, to all Assumed Employees any commissions due under the applicable Auxilium commission plans but not yet paid prior to the Closing Date.  Except as otherwise provided on Section 5.11(c) of the Auxilium Disclosure Letter, such commissions shall be paid at target level, in an aggregate amount not to exceed the amount accrued for such commissions on the Auxilium Financial Statements or that would have been accrued (based on the accounting policies and methodology utilized by Auxilium and its Subsidiaries as of the Closing Date) as of immediately prior to the payment thereof.

(d)                                 Auxilium intends to pay bonuses and other incentive compensation attributable to the 2014 calendar year (other than commissions as set forth in Section 5.11(c)) at target level not later than December 31, 2014.  However, if any bonus or other incentive compensation attributable to the 2014 calendar year (other than commissions as set forth in Section 5.11(c)) is not paid to any Assumed Employee prior to the Closing Date, Endo shall pay, or cause the Surviving Company or the applicable Subsidiary thereof to pay, such bonus or other incentive compensation (other than commissions as set forth in Section 5.11(c)) to such Assumed Employee at target level, in an aggregate amount not to exceed the amount accrued for such bonuses on the Auxilium Financial Statements or that would have been accrued (based on the accounting policies and methodology utilized by Auxilium and its Subsidiaries as of the Closing Date) as of immediately prior to the payment thereof, which payment shall occur not later than March 15, 2015, regardless of whether the Assumed Employee is employed by the Surviving Company as of the payment date.

(e)                                  Endo shall, or shall cause the Surviving Company to, maintain the Auxilium Pharmaceuticals, Inc. Severance Plan (“Auxilium Severance Plan”) for the benefit of the Assumed Employees for at least twelve (12) months following the Merger Effective Time. In the event that an Assumed Employee’s employment is terminated after the Merger Effective Time, the Assumed Employee shall be entitled to the severance benefits under the Auxilium Severance Plan or pursuant to the Endo severance guidelines, whichever provides the greatest severance benefits to the Assumed Employee; provided, however, that Endo shall, in its discretion, be permitted to pay, or shall cause the Surviving Company to pay, any such severance benefits due to an Assumed Employee under this Section 5.11(e) in a manner administratively consistent with its payment of benefits pursuant to the Endo severance guidelines, so long as doing so does not materially and adversely affect any such Assumed Employee.  Notwithstanding the foregoing, any Assumed Employee terminated on the Closing Date shall only be entitled to receive severance benefits under the Auxilium Severance Plan and shall not be eligible for severance benefits pursuant to the Endo severance guidelines.

(f)                                   Notwithstanding any of the foregoing to the contrary, no provision of this Agreement (including this Section 5.11) shall operate to (i) duplicate any benefit provided to any Assumed Employee, (ii) be construed as in any way modifying or amending the provisions of any Auxilium Plan or any employee benefit plan of Endo, (iii) subject to the express terms of this Section 5.11, require Endo to continue any Auxilium Plan or limit Endo from terminating or modifying any employee benefit plan that Endo may establish or maintain, (iv) confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns or (v) create any agreement of employment with any Person or to otherwise create any third party beneficiary hereto. Endo and its Subsidiaries, including the Surviving Company, reserve the right to terminate any Assumed Employee, subject to compliance with the terms set forth in this Section 5.11.

5.12                        Insurance

From the date hereof until the Closing Date, Auxilium shall use commercially reasonable efforts to procure that any renewal of the current insurance policies and contracts of Auxilium and its Subsidiaries in effect on the date hereof shall permit cancellation thereof at any time without penalty, including by requesting its insurers to include such a provision in any such renewed policies and contracts.  At Endo’s request, Auxilium shall reasonably cooperate with Endo in good faith and take such actions as Endo may reasonably request to purchase, at Endo’s cost and expense and effective as of the Closing, “tail” insurance coverage to the product liabilities insurance of Auxilium and its Subsidiaries, for the period specified by Endo and on such other terms and conditions as Endo may direct.  Notwithstanding anything contained herein to the contrary, the binding or otherwise obtaining of any such “tail” insurance coverage shall not be a condition to Closing.

ARTICLE 6

ACQUISITION PROPOSALS

6.1                               Auxilium Non-Solicitation

(a)                                 Subject to Section 6.2, until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, Auxilium shall not, and Auxilium shall cause its Subsidiaries and direct each of its and their respective Representatives not to, directly or indirectly through any other Person:

(i)                                     initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing or affording access to information), or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making of any proposal or offer with respect to an Auxilium Acquisition Proposal or potential Auxilium Acquisition Proposal;

(ii)                                  participate or engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise knowingly facilitate, any effort or attempt by any other Person (other than Endo and its Affiliates) to make or complete an Auxilium Acquisition Proposal;

(iii)                               effect any Auxilium Change of Recommendation; or

(iv)                              accept or enter into, or publicly propose to accept or enter into, any Auxilium Acquisition Agreement.

(b)                                 Auxilium shall, and shall cause its Subsidiaries and each of its and their respective Representatives to, immediately upon execution of this Agreement cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Endo and its Affiliates) conducted heretofore by Auxilium or its Subsidiaries, or any of its or their respective Representatives, with respect to any Auxilium Acquisition Proposal or which could reasonably be expected to lead to an Auxilium Acquisition Proposal and, in connection therewith, Auxilium will immediately discontinue access by any Person (other than Endo and its Affiliates) to any data room (virtual or otherwise) established by Auxilium or its Representatives for such purpose.  Except to the extent that the Auxilium Board of Directors determines, after consultation with its outside legal counsel, that the failure to release the relevant third party would be reasonably likely to be inconsistent with the fiduciary duties of the Auxilium Board of Directors under applicable Law, Auxilium agrees not to release any third party (other than Endo and its Affiliates) from any “standstill” agreement to which it is a party (it being acknowledged and agreed that the automatic termination of any “standstill” or similar provision of any agreement as the result of the entering into and announcement of this Agreement pursuant to the express terms of any such agreement shall not itself be a violation of this Section 6.1(b)). Within ten (10) Business Days from the date hereof, Auxilium shall request the return or destruction of all confidential non-public information provided to any third parties who have entered into a confidentiality agreement with Auxilium since September 1, 2013 relating to any potential Auxilium Acquisition Proposal and shall use commercially reasonable efforts to ensure that such requests are honored in accordance with the terms of such confidentiality agreements.

(c)                                  Auxilium shall promptly (and in any event within 24 hours of receipt) notify Endo, at first orally and then in writing, of any proposal, inquiry, offer or request relating to or constituting an Auxilium Acquisition Proposal, or which could reasonably be expected to lead to an Auxilium Acquisition Proposal, in each case, received on or after the date hereof, of which Auxilium, any of its Subsidiaries or any of their respective Representatives is or becomes aware, or any request received by Auxilium or any of its Subsidiaries or any of their respective Representatives for non-public information relating to Auxilium or any of its Subsidiaries in connection with a potential or actual Auxilium Acquisition Proposal or for access to the properties, books and records or a list of securityholders of Auxilium or any of its Subsidiaries in connection with a potential or actual Auxilium Acquisition Proposal. Such notice shall include the identity of the Person making such Auxilium Acquisition Proposal or proposal, inquiry, offer or request and a description of the material terms and conditions of such Auxilium Acquisition Proposal or proposal, inquiry, offer or request, including a copy of any written materials submitted to Auxilium, any of its Subsidiaries or their Representatives. Following the initial notification by Auxilium to Endo in respect of any Auxilium Acquisition Proposal (or proposal, inquiry, offer or request in respect thereof) pursuant to the terms of the immediately preceding sentence, Auxilium will keep Endo promptly and fully informed of the status, including any change to the material terms and conditions, of any such Auxilium Acquisition Proposal, proposal, inquiry, offer or request (for the avoidance of doubt, following such initial notification pursuant to the immediately preceding sentence, the terms of this sentence shall control in respect of such Auxilium Acquisition Proposal, proposal, inquiry, offer or request).

(d)                                 Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, following receipt by Auxilium of any proposal, inquiry, offer or request (or any amendment thereto) that is not an Auxilium Acquisition Proposal but which Auxilium reasonably believes could lead to an Auxilium Acquisition Proposal, Auxilium may respond to the proponent to advise it that Auxilium can only enter into discussions or negotiations with a party in accordance with this Agreement.

(e)                                  Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, if after the date hereof and before the receipt of the Auxilium Stockholder Approval, Auxilium or any of its Subsidiaries, or any of its or their respective Representatives, receives a written Auxilium Acquisition Proposal (including, an amendment, change or modification to an Auxilium Acquisition Proposal made prior to the date hereof) that was not solicited after the date hereof in contravention of this Section 6.1, Auxilium and its Representatives may:

(i)                                     contact the Person making such Auxilium Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Auxilium Acquisition Proposal and the likelihood of its consummation, so as to determine whether such Auxilium Acquisition Proposal is, or could reasonably be expected to lead to, an Auxilium Superior Proposal; and

(ii)                                  if the Auxilium Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Auxilium Acquisition Proposal is, or could reasonably be expected to lead to, an Auxilium Superior Proposal:

(A)                               furnish information with respect to Auxilium and its Subsidiaries to the Person making such Auxilium Acquisition Proposal and its Representatives; provided that (I) Auxilium first enters into a confidentiality agreement with such Person that is no less favorable (including with respect to any “standstill” and similar provisions) to Auxilium than the Non-Disclosure Agreement, and sends a copy of such agreement to Endo promptly following its execution and (II) Auxilium contemporaneously provides to Endo any non-public information concerning Auxilium and its Subsidiaries that is provided to such Person which was not previously provided to Auxilium or its Representatives; and

(B)                               engage in discussions and negotiations with respect to an Auxilium Acquisition Proposal with the Person making such Auxilium Acquisition Proposal and its Representatives.

6.2                               Auxilium Change of Recommendation; Endo Right to Match

(a)                                 Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, the Auxilium Board of Directors may, at any time after the date of this Agreement and prior to the receipt of the Auxilium Stockholder Approval, (1) effect an Auxilium Change of Recommendation due to the occurrence of an Auxilium Intervening Event, or (2) following receipt of a bona fide, unsolicited, written Auxilium Acquisition Proposal that the Auxilium Board of Directors determines in good faith, after consultation with Auxilium’s outside legal and financial advisors, is an Auxilium Superior Proposal, (A) effect an Auxilium Change of Recommendation, and/or (B) accept, approve or enter into any Auxilium Acquisition Agreement, in each case with respect to clauses (1) and (2), if and only if:

(i)                                     with respect to Section 6.2(a)(2) above, such Auxilium Acquisition Proposal did not result from a breach of Section 6.1 and Auxilium has complied with the other terms of this Section 6.2;

(ii)                                  the Auxilium Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take the action specified in Section 6.2(a)(1) or Section 6.2(a)(2), as applicable, would be reasonably likely to be inconsistent with its fiduciary duties to the Auxilium Stockholders under applicable Laws;

(iii)                               Auxilium has (A) delivered an Auxilium Change of Recommendation Notice to Endo and (B) in the case of Section 6.2(a)(2), provided Endo with a copy of the document(s) containing such Auxilium Acquisition Proposal;

(iv)                              a period of at least five full Business Days (such five (5) Business Day period, the “Right to Match Period”) shall have elapsed from (A) in the case of an Auxilium Change of Recommendation Notice delivered pursuant to Section 6.2(a)(1), the date on which Endo received such Auxilium Change of Recommendation Notice and (B) in the case of an

Auxilium Change of Recommendation Notice delivered pursuant to Section 6.2(a)(2), the later of the date on which Endo received such Auxilium Change of Recommendation Notice and the date on which Endo received a copy of the documents referred to in Section 6.2(a)(iii)(B), it being understood that the Right to Match Period shall expire at 11:59 p.m. (New York City time) at the end of the fifth (5th) full Business Day following the date or later date, as applicable, specified in the immediately preceding clauses (A) or (B), as applicable; provided that the Right to Match Period shall be subject to Section 6.2(d);

(v)                                 if Endo has offered to amend the terms of this Agreement and the Merger during the Right to Match Period pursuant to Section 6.2(b), the Auxilium Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that (A) in the case of an Auxilium Change of Recommendation Notice delivered pursuant to Section 6.2(a)(1), in view of the Auxilium Intervening Event when assessed against this Agreement and the Merger as they are proposed to be amended as at the termination of the Right to Match Period and, after consultation with its outside legal counsel, the failure to take the action specified in Section 6.2(a)(1) would be reasonably likely to be inconsistent with the fiduciary duties of the Auxilium Board of Directors under applicable Laws and (B) in the case of an Auxilium Change of Recommendation Notice delivered pursuant to Section 6.2(a)(2), the Auxilium Acquisition Proposal described therein continues to be an Auxilium Superior Proposal when assessed against this Agreement and the Merger as they are proposed to be amended as at the termination of the Right to Match Period and, after consultation with its outside legal counsel, that the failure to take the action specified in Section 6.2(a)(2) would be reasonably likely to be inconsistent with the fiduciary duties of the Auxilium Board of Directors under applicable Laws; and

(vi)                              solely in the case of the taking of the actions referred to in Section 6.2(a)(2), Auxilium has previously or concurrently will have terminated this Agreement pursuant to and in accordance with Section 7.1(c)(i).

(b)                                 During the Right to Match Period, Endo will have the opportunity, but not the obligation, to offer to amend the terms of this Agreement and the Merger. Auxilium agrees that, if requested by Endo, it will negotiate with Endo in good faith to make such amendments to the terms of this Agreement and the Merger as would enable Auxilium to not take the actions referred to in Section 6.2(a) and to therefore proceed with the transactions contemplated hereby on such amended terms. The Auxilium Board of Directors will review in good faith any such offer made by Endo to amend the terms of this Agreement and the Merger in order to determine, in consultation with its financial advisors and outside legal counsel, whether such offer to amend the terms of this Agreement and the Merger would, if accepted, (i) obviate the need to effect an Auxilium Change of Recommendation pursuant to Section 6.2(a)(1), or (ii) result in the applicable Auxilium Acquisition Proposal ceasing to be an Auxilium Superior Proposal when assessed against this Agreement and the Merger as they are proposed to be amended as at the termination of the Right to Match Period. If the Auxilium Board of Directors so determines, Auxilium will forthwith so advise Endo and will promptly thereafter accept the offer by Endo to amend the terms of this Agreement and the Merger, and the Parties agree to take such actions and execute such documents as are necessary to give effect to the foregoing. If the Auxilium Board of Directors continues to believe, in good faith and after consultation with financial advisors and outside legal counsel, that (A) it is required to effect an Auxilium Change of Recommendation pursuant to Section 6.1(a)(1) or (B) such Auxilium Acquisition Proposal remains an Auxilium Superior Proposal and, in each case, therefore rejects Endo’s amended proposal, Auxilium may take the actions referred to in Section 6.1(a), subject to compliance with the terms set forth in this Section 6.2, as applicable, and Section 7.1(c)(i).

(c)                                  The Auxilium Board of Directors shall reaffirm the Auxilium Recommendation by news release as soon as reasonably practicable after (i) the Auxilium Board of Directors determines that an Auxilium Acquisition Proposal which has been publicly announced or made is not an Auxilium Superior Proposal; or (ii) the Auxilium Board of Directors determines that an Auxilium Acquisition Proposal which previously constituted an Auxilium Superior Proposal would cease to be an Auxilium Superior Proposal when assessed against this Agreement and the Merger as they are proposed to be amended as at the termination of the Right to Match Period. Endo shall be given a reasonable opportunity to review and comment on the form and content of any such news release. Such news release shall state that the Auxilium Board of Directors has determined that the applicable Auxilium Acquisition Proposal is not an Auxilium Superior Proposal.

(d)                                 Each successive amendment, change or modification to any Auxilium Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Auxilium Stockholders or other amendment, change or modification to any other material terms and conditions thereof shall constitute a new Auxilium Acquisition Proposal for the purposes of this Section 6.2 and shall require the delivery of a new Auxilium Change of Recommendation Notice and result in the commencement of a new Right to Match Period from the date specified in Section 6.2(a)(iv) with respect to such new Auxilium Acquisition Proposal; provided that each such new Right to Match Period will be three (3) Business Days in length.

(e)                                  If Auxilium provides Endo with an Auxilium Change of Recommendation Notice on a date that is less than five (5) Business Days prior to the Auxilium Meeting, Auxilium shall adjourn the Auxilium Meeting to a date that is not later than the tenth (10th) Business Day following the first day of the Right to Match Period.

(f)                                   Nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit Auxilium or the Auxilium Board of Directors from:

(i)                                     (A) disclosing to the Auxilium Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (B) making any disclosure to the Auxilium Stockholders, if the Auxilium Board of Directors has reasonably determined in good faith, after consultation with Auxilium’s outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the Auxilium Stockholders under applicable Law; provided that this Section 6.2(f)(i) shall not permit the Auxilium Board of Directors to make a Auxilium Change of Recommendation, except to the extent permitted by this Section 6.2 (other than Section 6.2(f)(i)); or

(ii)                                  calling and/or holding a meeting of the Auxilium Stockholders requisitioned by the Auxilium Stockholders in accordance with the DGCL or taking any other action with respect to an Auxilium Acquisition Proposal to the extent ordered or otherwise mandated by a court of competent jurisdiction in accordance with applicable Laws; provided that, subject to the other terms set forth in this Section 6.2, any proxy statement or other document required in connection with such meeting recommends that the Auxilium Stockholders vote against any proposed resolution in favor of or necessary to complete such Auxilium Acquisition Proposal.

(g)                                  Auxilium shall ensure that each of its Subsidiaries, and each of its and their respective Representatives, is aware of the provisions of Section 6.1 and this Section 6.2 and Auxilium shall be responsible for any breach of Section 6.1 or this Section 6.2 by such Persons.

ARTICLE 7

TERMINATION

7.1                               Termination

(a)                                 This Agreement may be terminated at any time prior to the Closing by mutual written consent of Endo and Auxilium.

(b)                                 This Agreement may be terminated by either Endo or Auxilium at any time prior to the Closing:

(i)                                     if the Closing does not occur on or before the Outside Date, except that, if, as of the twentieth (20th) Business Day preceding the Outside Date (without any extension thereto), the condition set forth in Section 8.1(d) has not been satisfied or waived, Endo or Auxilium may by written notice to the other Parties extend the Outside Date to July 8, 2015; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a Party if the failure of that Party or its Affiliate to fulfill any of its obligations or breach of any of its agreements or covenants under this Agreement has been a principal cause of, or resulted in, the failure of the Closing to occur by the Outside Date;

(ii)                                  if the Auxilium Stockholder Approval is not obtained at the Auxilium Meeting or any adjournment or postponement thereof; or

(iii)                               there shall be passed any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action enjoining or otherwise prohibiting the Merger, and such Order or other action is or shall have become final and non-appealable.

(c)                                  This Agreement may be terminated by Auxilium at any time prior to the Closing if:

(i)                                     subject to Auxilium complying with the terms of Sections 6.1 and 6.2 and paying the Auxilium Termination Fee to Endo in accordance with Section 7.2, to concurrently enter into an Auxilium Acquisition Agreement that constitutes an Auxilium Superior Proposal;

(ii)                                  Endo breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 8.3 not to be satisfied and which breach is not cured on or prior to (or by its nature or timing cannot be cured by) the earlier of (A) thirty (30) days following the delivery of written notice to Endo from Auxilium of such breach and (B) three (3) Business Days prior to the Outside Date; provided, however, that, if Endo does not effect the Closing when required pursuant to the terms set forth in Section 2.2, the cure period referred to in the immediately preceding clause (A) shall be three (3) Business Days and not thirty (30) days as referred to therein;

(iii)                               Endo shall have failed to confirm in writing, on or prior to the earlier of (A) twenty (20) Business Days following receipt of a written request therefor from Auxilium and (B) three (3) Business Days prior to the Outside Date, that Endo has no right to terminate this Agreement pursuant to Section 7.1(d)(iv); or

(iv)                              a Material Adverse Effect on Endo shall have occurred since the date of this Agreement.

(d)                                 This Agreement may be terminated by Endo at any time prior to the Closing if:

(i)                                     Auxilium shall have effected an Auxilium Change of Recommendation;

(ii)                                  Auxilium materially breaches any of the provisions of Sections 6.1 or Section 6.2;

(iii)                               Auxilium breaches any of its representations, warranties, covenants or agreements contained in this Agreement (other than as provided in Section 7.1(d)(ii)), which breach would cause any of the conditions set forth in Section 8.2 not to be satisfied and which breach is not cured on or prior to (or by its nature or timing cannot be cured by) the earlier of (A) thirty (30) days following the delivery of written notice to Auxilium from Endo of such breach and (B) three (3) Business Days prior to the Outside Date; provided, however, that, if Auxilium does not effect the Closing when required pursuant to the terms set forth in Section 2.2, then the cure period referred to in the immediately preceding clause (A) shall be three (3) Business Days and not thirty (30) days as referred to therein;

(iv)                              subject to Endo paying the Endo Termination Fee to Auxilium in accordance with Section 7.2, there shall have occurred, after the date of this Agreement but on or before the Closing Date, a change in applicable U.S. federal Tax Law (whether or not such change in Law is yet effective), or official interpretation thereof as set forth in published guidance by the U.S. Treasury Department or the IRS (other than News Releases) (whether or not such change in official interpretation is yet effective), or the passing of a bill that would implement such a change by the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bills has not yet elapsed, in any such case, that, as a result of consummating the transactions contemplated by this Agreement once effective, in the opinion of nationally recognized U.S. tax counsel, would have a Material Adverse Effect on Endo pursuant to clause (i) of the definition of “Material Adverse Effect” (without regard to the exclusion in clause (f) of the definition of “Material Adverse Effect”); or

(v)                                 a Material Adverse Effect on Auxilium shall have occurred since the date of this Agreement.

7.2                               Termination Fee

(a)                                 If an Auxilium Termination Fee Event occurs, Auxilium shall pay to Endo a termination fee of $70,000,000 (the “Auxilium Termination Fee”) by wire transfer in immediately available funds to an account specified by Endo. If an Endo Termination Fee Event occurs, Endo shall pay to Auxilium a termination fee of $150,000,000 (the “Endo Termination Fee”) by wire transfer in immediately available funds to an account specified by Auxilium. The Auxilium Termination Fee shall be payable at the time specified in Section 7.2(b).  The Endo Termination Fee shall be payable at the time specified in Section 7.2(c).

(b)                                 “Auxilium Termination Fee Event” means:

(i)                                     the termination of this Agreement by Auxilium pursuant to Section 7.1(c)(i), in which case the Auxilium Termination Fee shall be paid by Auxilium concurrent with the Auxilium Termination Fee Event;

(ii)                                  the termination of this Agreement by Endo pursuant to Section 7.1(d)(i), in which case the Auxilium Termination Fee shall be paid by Auxilium within two (2) Business Days of the Auxilium Termination Fee Event; or

(iii)                               the termination of this Agreement by either Endo or Auxilium pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) or by Endo pursuant to Section 7.1(d)(ii), if, in any of the foregoing cases, (x) prior to such termination, an Auxilium Acquisition Proposal shall have been made public or proposed publicly to Auxilium or Auxilium Stockholders and has not been publicly withdrawn prior to the Auxilium Meeting and (y) within twelve (12) months following such termination, Auxilium or one or more of Auxilium’s Subsidiaries shall have executed an Auxilium Acquisition Agreement and the transactions thereby are subsequently consummated or consummated any transaction in respect of such Auxilium Acquisition Proposal, in which cases the Auxilium Termination Fee shall be paid by Auxilium on the date of consummation of such transaction; provided that, for purposes of this Section 7.2(b)(iii), the term “Auxilium Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that all references to “20%” therein shall be deemed to be references to “50%.”

(c)                                  “Endo Termination Fee Event” means the termination of this Agreement by Endo pursuant to Section 7.1(d)(iv) or by Auxilium pursuant to Section 7.1(c)(iii), in which case the Endo Termination Fee shall be paid by Endo concurrent with the Endo Termination Fee Event (in the case of termination by Endo) or within two (2) Business Days of the Auxilium Termination Fee Event (in the case of termination by Auxilium).

(d)                                 Each Party acknowledges that the payment of the Termination Fee pursuant to this Section 7.2 represents a payment of liquidated damages which are a genuine pre-estimate of the damages which Endo or Auxilium, as applicable, will suffer or incur as a result of the event giving rise to such payment and are not penalties. Auxilium and Endo irrevocably waive any right that it may have to raise as a defense that any such liquidated damages are excessive or punitive. The Parties agree that the payment of the Termination Fee pursuant to this Section 7.2 in the manner provided herein is the sole and exclusive remedy of Endo or Auxilium, as applicable, in respect of the event giving rise to such payment; provided, however, that nothing contained in this Section 7.2, and no payment of the Termination Fee, shall relieve or have the effect of relieving a Party in any way from liability for damages incurred or suffered by the other Party as a result of an intentional or willful breach of this Agreement.

(e)                                  Notwithstanding any other provision in this Agreement, in no event shall either Party be required to pay the Termination Fee more than once.

(f)                                   In the event that this Agreement is terminated pursuant to Section 7.1(c)(i), Section 7.1(d)(i), Section 7.1(d)(ii) or Section 7.1(d)(iii) (due to a breach by Auxilium of any covenants or agreements thereof that are set forth herein), Auxilium shall within two (2) Business Days of such termination pay by wire transfer in immediately available funds to an account specified by Endo an amount equal to the QLT Termination Fee (in addition to any Auxilium Termination Fee payable upon such termination).

7.3                               Effect of Termination

The Party desiring to terminate this Agreement pursuant to this Article 7 (other than pursuant to Section 7.1(a)) shall deliver written notice of such termination to each other Party. If this Agreement is terminated pursuant to and in accordance with this Article 7 (including payment of the Termination Fee and the QLT Termination Fee, if applicable), it will become void and of no further force and effect, with no liability on the part of any Party to any other Party, except that (a) nothing shall relieve any Party of any liability or obligations arising from any intentional or willful breach by any Party of any of its covenants and agreements contained in this Agreement, and (b) the terms set forth in last paragraph of Section 5.1(b), Section 7.2, this Section 7.3 and Article 9 (and any related definitions contained in any such Sections or Article), as well as the Non-Disclosure Agreement, shall survive any termination of this Agreement.

ARTICLE 8

CONDITIONS PRECEDENT

8.1                               Mutual Conditions Precedent

The respective obligations of the Parties to complete the Merger are subject to the satisfaction, or mutual waiver by Auxilium and Endo, on or before the Closing Date, of each of the following conditions, each of which is for the mutual benefit of the Parties and which may be waived, in whole or in part, by Auxilium and Endo at any time:

(a)                                 the Auxilium Stockholder Approval shall have been obtained at the Auxilium Meeting in accordance with applicable Laws;

(b)                                 the Form S-4 shall have been declared effective and no stop order suspending the effectiveness of the Form S-4 shall be in effect (and, if required by Irish Prospectus Law or other applicable Laws, an Irish Prospectus shall have been approved by the CBI and made available to the public in accordance therewith);

(c)                                  the Endo Shares to be issued as Merger Consideration shall have been approved for listing on NASDAQ, subject only to official notice of issuance;

(d)                                 the Required Regulatory Approvals shall have been obtained or concluded and shall be in full force and effect and any waiting or suspensory periods related to the Required Regulatory Approvals shall have expired or been terminated, in each case, without the imposition of any Restraint;

(e)                                  (i) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any of the other transactions contemplated in this Agreement and (ii) no Governmental Authority shall have instituted any Proceeding (which remains outstanding at what would otherwise be the Closing Date) before any Governmental Authority of competent jurisdiction seeking to enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement.

8.2                               Additional Conditions Precedent to the Obligations of Endo

The obligation of Endo to complete the Merger shall be subject to the satisfaction, or waiver by Endo, on or before the Closing Date, of each of the following conditions, each of which is for the exclusive benefit of Endo and which may be waived by Endo at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that Endo may have:

(a)                                 Auxilium shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Closing Date;

(b)                                 (i) the representations and warranties of Auxilium in the first, second, fourth, fifth, sixth and seventh sentences of Section 3.1(e) shall be true and correct in all respects, as of the date of this Agreement and as of the Closing Date, as if made on such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which are de minimis in the aggregate; (ii) the representations and warranties of Auxilium in Sections 3.1(a), 3.1(b), the first sentence of 3.1(v), 3.1(y), 3.1(z) and 3.1(aa) shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, as if made on such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date); and (iii) the representations and warranties of Auxilium set forth in Section 3.1 (other than those referenced in clause (i) or (ii) above) shall be true and correct (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Auxilium;

(c)                                  since the date of this Agreement, no Material Adverse Effect with respect to Auxilium shall have occurred and be continuing; and

(d)                                 Endo shall have received a certificate of Auxilium signed by a senior officer of Auxilium for and on behalf of Auxilium and dated the Closing Date certifying that the conditions set out in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

8.3                               Additional Conditions Precedent to the Obligations of Auxilium

The obligation of Auxilium to complete the Merger shall be subject to the satisfaction, or waiver by Auxilium, on or before the Closing Date, of each of the following conditions, each of which is for the exclusive benefit of Auxilium and which may be waived by Auxilium at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that Auxilium may have:

(a)                                 Endo shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Closing Date;

(b)                                 (i) the representations and warranties of Endo in the first and third sentences of Section 3.2(e) shall be true and correct in all respects, as of the date of this Agreement and as of the Closing Date, as if made on such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which are de minimis in the aggregate; (ii) the representations and warranties of Endo set forth in Sections 3.2(a), 3.2(b), 3.2(p) and 3.2(s) shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, as if made on such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date); and (iii) the representations and warranties of Endo set forth in Section 3.2 (other than those referenced in clause (i) and (ii) above) shall be true and correct (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Endo;

(c)                                  since the date of this Agreement, no Material Adverse Effect with respect to Endo shall have occurred and be continuing; and

(d)                                 Auxilium shall have received a certificate of Endo signed by a senior officer of Endo for and on behalf of Endo and dated the Closing Date certifying that the conditions set out in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

8.4                               Notice Provisions

Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Merger Effective Time, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a)                                 cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate between the date hereof and the Merger Effective Time such that the condition set forth in Section 8.2(b) or Section 8.3(b) would fail to be satisfied; or

(b)                                 result in the failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by such Party hereunder prior to the Merger Effective Time such that the condition set forth in Section 8.2(a) or Section 8.3(a) would fail to be satisfied.

ARTICLE 9

GENERAL

9.1                               Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by facsimile or electronic transmission, addressed to the recipient as follows:

(a)                                 if to Auxilium:

Auxilium Pharmaceuticals, Inc. 640 Lee Road Chesterbrook, PA 19087
Attention: Facsimile No.: E-mail:	Andrew I. Koven (484) 321-5996 akoven@auxilium.com

with a copy (which will not constitute notice) to:

Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019
Attention:	Russell L. Leaf
Adam M. Turteltaub
Facsimile No.:	(212) 728-8111
E-mail:	rleaf@willkie.com
aturteltaub@willkie.com

(b)                                 if to any Endo Party:

Endo International plc
33 Fitzwilliam Square
Dublin 2 Ireland

Avalon Merger Sub Inc.
1400 Atwater Drive
Malvern, PA 19355

Attention:	Caroline B. Manogue
Facsimile No.:	(610) 884-7159
E-mail:	manogue.caroline@endo.com

with copies (which will not constitute notice) to:

Sullivan & Cromwell LLP
1888 Century Park East, 21st Floor
Los Angeles, CA 90067

Attention:	Alison S. Ressler
Keith Pagnani
Facsimile No.:	(310) 712-8800
E-mail:	resslera@sullcrom.com
pagnanik@sullcrom.com

or to such other street address, individual or electronic communication number or address as may be designated by written notice given by either Party to the other in any manner stated in this Section 9.1. Any demand, notice or other communication or facsimile, given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

9.2                               Expenses

Except as otherwise specified herein and except in respect of any filing fees associated with any filings made pursuant to Relevant Laws, which fees shall be split evenly between

Auxilium and Endo, each Party will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses whatsoever and howsoever incurred, and will indemnify and save harmless the others from and against any claim for any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions hereunder.

9.3                               No Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties.

9.4                               Benefit of Agreement

Subject to Section 9.8, this Agreement will inure solely to the benefit of and be binding upon each Party hereto.

9.5                               Public Announcements

(a)                                 Auxilium and Endo shall each publicly announce the Merger promptly following the execution of this Agreement, the text and timing of each Party’s announcement to be approved by the other Party in advance, acting reasonably.

(b)                                 No Party shall issue any press release or otherwise make any written public statement with respect to the Merger or this Agreement without the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)                                  Auxilium shall not make any filing with any Governmental Authority with respect to the transactions contemplated by this Agreement without prior consultation with Endo, and Endo shall not make any filing with any Governmental Authority with respect to the transactions contemplated by this Agreement without prior consultation with Auxilium.

The provisions of Section 9.5(b) and Section 9.5(c) shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making the disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity for the other Party to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing) and, if such prior notice is not possible, to give notice immediately following the making of any such disclosure or filing. Notwithstanding anything contained herein to the contrary, except as otherwise expressly required pursuant to this Agreement (other than this Section 9.5), neither Endo nor Auxilium shall have any obligation to obtain the consent of or consult with the other Party prior to any press release, public statement, disclosure or filing with regard to any Auxilium Acquisition Proposal or Auxilium Change of Recommendation or in connection with any dispute (including initiation of litigation or similar proceedings) between the Parties.

9.6                               Governing Law; Attornment; Service of Process; Waiver of Jury

(a)                                 This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Chancery Court or, if, but only if, the Chancery Court lacks subject matter jurisdiction, in any federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)                                 Each Party hereby agrees that any service of process, summons, notice or document by registered mail addressed to such Person at its address set forth in Section 9.1 shall be effective service of process for any suit, action or proceeding relating to any dispute arising out of this Agreement or the transactions contemplated by this Agreement.

(c)                                  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY SUIT, ACTION, OR OTHER PROCEEDING AGAINST OR INVOLVING ANY FINANCING SOURCE, INCLUDING THEIR RESPECTIVE SUCCESSORS AND PERMITTED ASSIGNS, EACH OF WHICH IS HEREBY INTENDED TO BE AN EXPRESS THIRD PARTY BENEFICIARY OF THIS SECTION 9.6(C), ARISING OUT OF THIS AGREEMENT OR THE FINANCING COMMITMENT LETTER).

(d)                                 Notwithstanding anything in this Section 9.6 to the contrary, and without limiting anything set forth in Section 9.14, each of the Parties agrees that it will not bring or support (and it will not support any of its Affiliates to bring or support) any claim, suit, action or other proceeding (whether at law, in equity, in contract, in tort or otherwise) against or involving any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including any related financing), including any dispute arising out of or relating in any way to the Financing Commitment Letter or the performance thereof, in any forum other than any New York State court or federal court sitting in the County of New York and the Borough of Manhattan (and appellate courts thereof). The Parties further agree that all of the provisions of this Section 9.6 relating to waiver of jury trial shall apply to any suit, action or other proceeding referenced in this Section 9.6(d), including any such Financing Source’s respective successors and permitted assigns, each of which is hereby intended to be an express third party beneficiary of this Section 9.6(d).

9.7          Entire Agreement

This Agreement, together with the Non-Disclosure Agreement, and any documents delivered hereunder, constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties, with respect to the subject matter thereof.

9.8          Third Party Beneficiaries

Except as provided in Sections 5.1, 5.5 and as provided for the Financing Sources pursuant to this Section 9.8, Sections 9.6(a), 9.6(c), 9.6(d), 9.9 and 9.14 (who are intended third party beneficiaries thereunder and are intended to be the only third party beneficiaries thereunder), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.9          Amendment

This Agreement may, at any time and from time to time but not later than the Closing, be amended by written agreement of the Parties hereto without, subject to applicable Laws, further notice to or authorization on the part of the Auxilium Stockholders; provided, however, that the provisions of Sections 9.6(a), 9.6(c), 9.6(d), 9.8, 9.9 and 9.14 shall not be amended, modified or waived (with respect to the rights of the Financing Sources) without the respective Financing Source’s prior written consent.

9.10        Waiver and Modifications

Any Party may (a) waive, in whole or in part, any inaccuracy of, or consent to the modification of, any representation or warranty made to it hereunder or in any document to be delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Parties, (c) waive or consent to the modification of any of the covenants herein contained for its benefit or waive or consent to the modification of any of the obligations of the other Parties hereto or (d) waive the fulfillment of any condition to its own obligations contained herein. No waiver or consent to the modifications of any of the provisions of this Agreement will be effective or binding unless made in writing and signed by the Party or Parties purporting to give the same and, unless otherwise provided, will be limited to the specific breach or condition waived. The rights and remedies of the Parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at Law or in equity or otherwise. No single or partial exercise by a Party of any right or remedy precludes or otherwise affects any further exercise of such right or remedy or the exercise of any other right or remedy to which that Party may be entitled. No waiver or partial waiver of any nature, in any one or more instances, will be deemed or construed a continued waiver of any condition or breach of any other term, representation or warranty in this Agreement.

9.11        Severability

Upon such determination that any provision is illegal, invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

9.12        Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, either before or after the Closing, reasonably require to effectively carry out or perfect the full intent and meaning of this Agreement.

9.13        Injunctive Relief

(a)           Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at Law or otherwise. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and this right shall include the right of the parties to cause the transactions contemplated by this Agreement to be consummated on the terms set forth in this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity or pursuant to this Agreement. Each of the parties hereto hereby waives any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate.

(b)           Notwithstanding the parties’ rights to specific performance or injunctive relief or both pursuant to Section 9.13(a), each party may pursue any other remedy available to it at Law or in equity, including monetary damages; provided that it is understood and agreed that claims for monetary damages following termination of this Agreement shall be limited to those arising from or relating to any intentional or willful breach of this Agreement prior to such termination.

9.14        No Recourse

Without limiting any other provision in this Agreement, this Agreement may be enforced only against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the Parties hereto, and no Financing Source shall have any liability for any obligations or liabilities of the Parties hereto or for any claim (whether in tort, contract or otherwise), based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. In no event shall Auxilium or any of its Affiliates, and Auxilium agrees not to and to cause its Affiliates not to, (a) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Financing Source or (b) seek to enforce the commitments against, make any claims for breach of the Financing Commitment Letter commitments against, or seek to recover monetary damages from, or otherwise sue, the Financing Sources for any reason, including in connection with the Financing Commitment Letter commitments or the obligations of Financing Sources thereunder. Nothing in this Section 9.14 shall in any way limit or qualify the obligations and liabilities of the parties to the Financing Commitment Letter to each other or in connection therewith.

9.15        Counterparts

This Agreement may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by personal delivery, facsimile, electronic transmission or otherwise).

9.16        Endo Guarantee

Endo hereby irrevocably and unconditionally guarantees to Auxilium the due and punctual payment and performance by each other Endo Party of all of such other Endo Party’s covenants, obligations and agreements set forth in this Agreement.  Endo acknowledges and agrees that the guarantee being granted by it pursuant to the terms hereof constitutes a guaranty of performance and of payment when due of all of the covenants, obligations and agreements of the other Endo Parties set forth in this Agreement and not just of collection, and waives any right to require that any resort be had by Auxilium to enforce any of such covenants, obligations or agreements against any other Endo Party.  Without limiting the foregoing, Endo shall cause the other Endo Parties to perform all of their covenants, obligations and agreements set forth in this Agreement.

[The remainder of this page is left intentionally blank—Signature page follows]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

AUXILIUM PHARMACEUTICALS, INC.

By:	/s/ Adrian Adams
Authorized Signatory
Name: Adrian Adams
Title: Chief Executive Officer and President

ENDO INTERNATIONAL PLC

By:	/s/ Rajiv De Silva
Authorized Signatory
Name: Rajiv De Silva
Title: Chief Executive Officer

ENDO U.S. INC.

By:	/s/ Deanna Vos
Authorized Signatory
Name: Deanna Vos
Title: Secretary

AVALON MERGER SUB INC.

By:	/s/ Rajiv De Silva
Authorized Signatory
Name: Rajiv De Silva
Title: President and Chief Executive Officer

SCHEDULE I—REQUIRED REGULATORY APPROVALS

1.                                      The applicable waiting period under the HSR Act with respect to the Merger shall have expired or been terminated

1